FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of July 25, 2022
by and among
INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP,
as Borrower,

THE GUARANTORS PARTY HERETO,
CITIBANK, N.A. and KEYBANK NATIONAL ASSOCIATION,
as Issuing Lenders and Swing Loan Lenders,

    THE OTHER LENDERS WHICH ARE NOW OR HEREAFTER MAY BECOME
PARTIES TO THIS AGREEMENT,
and
KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent,

with
CITIBANK, N.A. and THE HUNTINGTON NATIONAL BANK
as Revolving Facility Co-Syndication Agents,

REGIONS BANK and CAPITAL ONE, NATIONAL ASSOCIATION,
as 2021 Term Loan Co-Syndication Agents

BANK OF AMERICA, N.A., CAPITAL ONE, NATIONAL ASSOCIATION,
CITIZENS BANK, N.A., PNC BANK, NATIONAL ASSOCIATION, REGIONS BANK, BMO HARRIS BANK, N.A., THE HUNTINGTON NATIONAL BANK, and TRUIST BANK,
as Co-Documentation Agents,
CITIBANK, N.A. and KEYBANC CAPITAL MARKETS,
as Revolving Facility and 2021 Term Loan Joint Bookrunners,

KEYBANC CAPITAL MARKETS, CITIBANK, N.A. and
THE HUNTINGTON NATIONAL BANK,
as Revolving Facility Joint Lead Arrangers,

KEYBANC CAPITAL MARKETS, CAPITAL ONE, NATIONAL ASSOCIATION and
REGIONS CAPITAL MARKETS,
As 2021 Term Loan Joint Lead Arrangers,

CAPITAL ONE, NATIONAL ASSOCIATION and PNC BANK, NATIONAL ASSOCIATION,
as 2022 Term Loan Co-Syndication Agents,

KEYBANC CAPITAL MARKETS, CAPITAL ONE, NATIONAL ASSOCIATION, and PNC CAPITAL MARKETS LLC,
as 2022 Term Loan Joint Bookrunners,

KEYBANC CAPITAL MARKETS, CAPITAL ONE, NATIONAL ASSOCIATION, and PNC CAPITAL MARKETS LLC,
as 2022 Term Loan Joint Lead Arrangers

SENIOR UNSECURED CREDIT FACILITY

TABLE OF CONTENTS

§1. DEFINITIONS AND RULES OF INTERPRETATION	11
§1.1 Definitions	11
§1.2 Rules of Interpretation	48
§1.3 Classifications of Loans and Borrowings	49
§1.4 Amendment and Restatement	49
§1.5 Divisions	50
§1.6 Rates	50
§2. THE CREDIT FACILITY	51
§2.1 Loans	51
§2.2 Notes	52
§2.3 Unused Fee; Facility Fee	52
§2.4 Reduction and Termination of the Revolving Credit Commitments	53
§2.5 Swing Loan Commitment	54
§2.6 Interest on Loans	56
§2.7 Requests for Revolving Credit Loans	56
§2.8 Funds for Loans	57
§2.9 Use of Proceeds	57
§2.10 Letters of Credit	58
§2.11 Increase in Total Commitment	62
§2.12 Extension of Revolving Credit Maturity Date	63
§2.13 [Reserved]	64
§2.14 Reallocation of Lender Commitment Percentages; No Novation	64
§2.15 Pro Rata Treatment	65
§3. REPAYMENT OF THE LOANS	66
§3.1 Stated Maturity	66
§3.2 Mandatory Prepayments	66
§3.3 Optional Prepayments	67
§3.4 Partial Prepayments	67
§3.5 Effect of Prepayments	67
§3.6 Sharing of Payments, Etc.	67
§4. CERTAIN GENERAL PROVISIONS	68
§4.1 Conversion Options	68
§4.2 Fees	68
§4.3 [Reserved]	69
§4.4 Funds for Payments	69
§4.5 Computations	72
§4.6 Suspension of SOFR Loans	72
§4.7 Illegality	73
§4.8 Additional Interest	73
§4.9 Additional Costs, Etc.	73
§4.10 Capital Adequacy	74

§4.11 Breakage Costs	74
§4.12 Default Interest; Late Charge	75
§4.13 Certificate	75
§4.14 Limitation on Interest	75
§4.15 Certain Provisions Relating to Increased Costs and Non-Funding Lenders	75
§4.16 Cash Collateral Account	76
§4.17 Permanent Inability to Determine Rate; Benchmark Replacement.	77
§5. UNENCUMBERED ASSETS	79
§5.1 Initial Unencumbered Assets	79
§5.2 Addition of Unencumbered Assets	79
§5.3 Failure of Unencumbered Asset Conditions	79
§5.4 Borrower Election to Remove Unencumbered Assets	79
§5.5 Release of Subsidiary Guarantors	79
§5.6 Additional Subsidiary Guarantors	80
§5.7 Costs and Expenses of Additions and Removals	80
§6. REPRESENTATIONS AND WARRANTIES	81
§6.1 Corporate Authority, Etc.	81
§6.2 Governmental Approvals	82
§6.3 Title to Unencumbered Assets	82
§6.4 Financial Statements	82
§6.5 No Material Changes	82
§6.6 Beneficial Ownership	83
§6.7 Litigation	83
§6.8 No Material Adverse Contracts, Etc.	83
§6.9 Compliance with Other Instruments, Laws, Etc.	83
§6.10 Tax Status	83
§6.11 No Event of Default	84
§6.12 Investment Company Act	84
§6.13 Absence of UCC Financing Statements, Etc.	84
§6.14 Affected Financial Institutions	84
§6.15 Unencumbered Asset Conditions	84
§6.16 Employee Benefit Plans	84
§6.17 Disclosure	84
§6.18 Place of Business	84
§6.19 Regulations T, U and X	84
§6.20 Environmental Compliance	85
§6.21 Subsidiaries; Organizational Structure	85
§6.22 Rent Rolls	85
§6.23 Property	85
§6.24 Brokers	85
§6.25 Other Debt	85
§6.26 Solvency	85
§6.27 No Bankruptcy Filing	86
§6.28 No Fraudulent Intent	86
§6.29 Transaction in Best Interests of Loan Parties; Consideration	86

§6.30 OFAC	86
§6.31 REIT Status	86
§7. AFFIRMATIVE COVENANTS	87
§7.1 Punctual Payment	87
§7.2 Maintenance of Office	87
§7.3 Records and Accounts	87
§7.4 Financial Statements, Certificates and Information	87
§7.5 Notices	89
§7.6 Existence; Maintenance of Properties	90
§7.7 Insurance	90
§7.8 Taxes; Liens	92
§7.9 Inspection of Unencumbered Assets and Books	92
§7.10 Compliance with Laws, Contracts, Licenses, and Permits	93
§7.11 Further Assurances	93
§7.12 Beneficial Ownership Certification	93
§7.13 [Reserved]	93
§7.14 Business Operations	93
§7.15 [Reserved]	93
§7.16 Ownership of Real Estate	93
§7.17 [Reserved]	93
§7.18 Plan Assets	93
§7.19 Parent Guarantor Covenants	93
§7.20 Transactions With Affiliates	94
§7.21 Keepwell	94
§8. NEGATIVE COVENANTS	94
§8.1 Restrictions on Indebtedness	94
§8.2 Restrictions on Liens, Etc.	96
§8.3 [Reserved]	97
§8.4 Merger, Consolidation	99
§8.5 [Reserved]	99
§8.6 Compliance with Environmental Laws	99
§8.7 [Reserved]	100
§8.8 Asset Sales	100
§8.9 [Reserved]	100
§8.10 Restriction on Prepayment of Indebtedness	100
§8.11 [Reserved]	101
§8.12 Derivatives Contracts	101
§8.13 [Reserved]	101
§8.14 [Reserved]	101
§9. FINANCIAL COVENANTS	101
§9.1 Maximum Consolidated Leverage Ratio	101
§9.2 Minimum Consolidated Fixed Charge Coverage Ratio	101
§9.3 Minimum Consolidated Tangible Net Worth	101
§9.4 Maximum Distributions	101
§9.5 Maximum Secured Leverage Ratio	102

§9.6 Minimum Unsecured Interest Coverage	102
§9.7 [Reserved.]	102
§9.8 [Reserved]	102
§9.9 Maximum Unsecured Leverage Ratio	102
§10. CLOSING CONDITIONS	102
§10.1 Loan Documents	102
§10.2 Certified Copies of Organizational Documents	102
§10.3 Resolutions	102
§10.4 Incumbency Certificate; Authorized Signers	103
§10.5 Opinion of Counsel	103
§10.6 Payment of Fees	103
§10.7 Opinion of Agent’s Special Counsel	103
§10.8 Performance; No Default	103
§10.9 Representations and Warranties	103
§10.10 Proceedings and Documents	103
§10.11 KYC, Etc.	103
§10.12 Compliance Certificate	103
§10.13 [Reserved]	104
§10.14 Consents	104
§10.15 Refinancing	104
§10.16 Other	104
§11. CONDITIONS TO ALL BORROWINGS	104
§11.1 Prior Conditions Satisfied	104
§11.2 Representations True; No Default	104
§11.3 Borrowing Documents	104
§12. EVENTS OF DEFAULT; ACCELERATION; ETC.	105
§12.1 Events of Default and Acceleration	105
§12.2 Certain Cure Periods	107
§12.3 Termination of Commitments and Actions in Respect of Letters of Credit	107
§12.4 Remedies	107
§12.5 Distribution of Loan Proceeds	108
§13. SETOFF	109
§14. AGENT	109
§14.1 Authorization	109
§14.2 Employees and Agents	109
§14.3 No Liability	110
§14.4 No Representations	110
§14.5 Payments	110
§14.6 Holders of Notes	111
§14.7 Indemnity	111
§14.8 Agent as Lender	111
§14.9 Resignation	111
§14.10 Duties in the Case of Enforcement	112
§14.11 Bankruptcy	112
§14.12 [Reserved]	112

§14.13 Reliance by Agent	112
§14.14 Approvals	113
§14.15 Loan Parties Not Beneficiaries	113
§14.16 Defaulting Lenders	113
§14.17 Reliance on Hedge Provider	115
§14.18 Certain ERISA Matters	115
§14.19 Recovery of Erroneous Payments	116
§15. EXPENSES	117
§16. INDEMNIFICATION	118
§17. SURVIVAL OF COVENANTS, ETC	119
§18. ASSIGNMENT AND PARTICIPATION	119
§18.1 Conditions to Assignment by Lenders	119
§18.2 Register	120
§18.3 New Notes	120
§18.4 Participations	120
§18.5 Pledge by Lender	121
§18.6 No Assignment by Loan Parties	121
§18.7 Disclosure	121
§18.8 Titled Agents	122
§18.9 Amendments to Loan Documents	122
§19. NOTICES	122
§20. RELATIONSHIP	122
§21. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE	123
§22. HEADINGS	123
§23. electronic execution of documents	123
§24. COUNTERPARTS	124
§25. ENTIRE AGREEMENT, ETC	124
§26. WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS	124
§27. DEALINGS WITH THE LOAN PARTIES	124
§28. CONSENTS, AMENDMENTS, WAIVERS, ETC.	125
§29. SEVERABILITY	126
§30. TIME OF THE ESSENCE	126
§31. NO UNWRITTEN AGREEMENTS	126
§32. REPLACEMENT NOTES	127
§33. NO THIRD PARTIES BENEFITED	127
§34. PATRIOT ACT; BENEFICIAL OWNERSHIP REGULATION	127
§35. RESERVED	127
§36. JOINT AND SEVERAL LIABILITY	127
§37. ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF THE LOAN PARTIES	127
§37.1 Attorney-in-Fact	127
§37.2 Accommodation	128
§37.3 Waiver of Automatic or Supplemental Stay	128
§37.4 Waiver of Defenses	128
§37.5 Waiver	130
§37.6 Subordination	130

§38. ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS	130
§39. RECOURSE PROVISIONS	132
§40. ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF AFFECTED FINANCIAL INSTITUTIONS	132
§41. ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCs	133

EXHIBITS AND SCHEDULES
Exhibit A-1        FORM OF REVOLVING CREDIT NOTE
Exhibit A-2        FORM OF 2021 TERM NOTE
Exhibit A-3        FORM OF 2022 TERM NOTE
Exhibit B        FORM OF SWING LOAN NOTE
Exhibit C        FORM OF JOINDER AGREEMENT
Exhibit D        FORM OF REQUEST FOR REVOLVING CREDIT LOAN
Exhibit E        FORM OF LETTER OF CREDIT REQUEST
Exhibit F        FORM OF AVAILABILITY CERTIFICATE
Exhibit G        FORM OF COMPLIANCE CERTIFICATE
Exhibit H        FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
Exhibit I        FORM OF LETTER OF CREDIT APPLICATION
Exhibit J        FORM OF SUBSIDIARY GUARANTOR RELEASE

Schedule 1.1-A    LENDERS AND COMMITMENTS
Schedule 1.1-B    DISQUALIFIED LENDERS
Schedule 1.1-C    [RESERVED]
Schedule 1.1-D    EXISTING LETTERS OF CREDIT
Schedule 5.1        INITIAL UNENCUMBERED ASSETS
Schedule 6.3        LIST OF ALL ENCUMBRANCES ON ASSETS
Schedule 6.5        NO MATERIAL CHANGES
Schedule 6.7        PENDING LITIGATION
Schedule 6.20        ENVIRONMENTAL MATTERS
Schedule 6.21(a)    PARENT BORROWER SUBSIDIARIES
Schedule 6.23        PROPERTY CONDITION; OPTIONS
Schedule 8.1        SPECIFIED INDEBTEDNESS
Schedule 8.14        MANAGEMENT FEES
Schedule 19        NOTICE ADDRESSES

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT is made as of the 25th day of July, 2022, by and among INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Borrower”), INDEPENDENCE REALTY TRUST, INC., a Maryland corporation (“Parent Guarantor”), the Guarantors party hereto from time to time, CITIBANK, N.A. (together with any successor in interest, “Citibank”) and KEYBANK NATIONAL ASSOCIATION (together with any successor in interest, “KeyBank”), as initial Lenders, Issuing Lenders and Swing Loan Lenders, the other lending institutions which are parties to this Agreement as “Lenders”, the other lending institutions that may become parties hereto pursuant to §18 and KEYBANK NATIONAL ASSOCIATION, as administrative agent for Lenders (“Agent”), with CITIBANK, N.A., and THE HUNTINGTON NATIONAL BANK, as Revolving Facility Co-Syndication Agents (collectively “Revolving Facility Syndication Agents”), REGIONS BANK, and CAPITAL ONE, NATIONAL ASSOCIATION, as 2021 Term Loan Co-Syndication Agents (collectively, “2021 Term Loan Syndication Agents”), CAPITAL ONE, NATIONAL ASSOCIATION and PNC BANK, NATIONAL ASSOCIATION, as 2022 Term Loan Syndication Agents (collectively, “2022 Term Loan Syndication Agents”, and together with the Revolving Facility Syndication Agents, and 2021 Term Loan Syndication Agents, collectively, “Syndication Agents”), BANK OF AMERICA, N.A., CAPITAL ONE, NATIONAL ASSOCIATION, CITIZENS BANK, N.A., PNC BANK, NATIONAL ASSOCIATION, REGIONS BANK, BMO HARRIS BANK, N.A., THE HUNTINGTON NATIONAL BANK and TRUIST BANK (successor by merger to SunTrust Bank), as Co-Documentation Agents (collectively, “Documentation Agents”), CITIBANK, N.A. and KEYBANC CAPITAL MARKETS, as Revolving Facility and 2021 Term Loan Joint Bookrunners (collectively, “Revolving Facility and 2021 Term Loan Joint Bookrunners”), KEYBANC CAPITAL MARKETS, CAPITAL ONE, NATIONAL ASSOCIATION, and PNC CAPITAL MARKETS LLC, as 2022 Term Loan Joint Bookrunners (collectively, “2022 Term Loan Joint Bookrunners”, and together with the Revolving Facility and 2021 Term Loan Joint Bookrunners, collectively, “Bookrunners”), CITIBANK, N.A., KEYBANC CAPITAL MARKETS, and THE HUNTINGTON NATIONAL BANK, as Revolving Facility Joint Lead Arrangers (collectively, “Revolving Facility Arrangers”), KEYBANC CAPITAL MARKETS, CAPITAL ONE, NATIONAL ASSOCIATION, and REGIONS CAPITAL MARKETS, as 2021 Term Loan Joint Lead Arrangers (collectively “2021 Term Loan Arrangers”), and KEYBANC CAPITAL MARKETS, CAPITAL ONE, NATIONAL ASSOCIATION, and PNC CAPITAL MARKETS LLC, as 2022 Term Loan Joint Lead Arrangers (collectively, “2022 Term Loan Arrangers”, and together with the Revolving Facility Arrangers and 2021 Term Loan Arrangers, collectively, the “Arrangers”).
R E C I T A L S
WHEREAS, pursuant to that certain Third Amended, Restated and Consolidated Credit Agreement dated as of December 14, 2021, by, among others, the Borrower, the Subsidiary Guarantors, the lenders party thereto and Agent (as amended and in effect immediately prior to the date hereof, the “Existing Credit Agreement”), the lenders party to the Existing Credit Agreement agreed to make certain loans and certain extensions of credit available to Borrower, including, without limitation, the 2017 Term Loan and the 2018 Term Loan (each as defined in the Existing Credit Agreement);
WHEREAS, Borrower has requested that the 2017 Term Loan and the 2018 Term Loan (each as defined in the Existing Credit Agreement) be consolidated and increased such that after giving effect hereto, the Outstanding principal amount thereof shall be $400,000,000;

WHEREAS, in furtherance of the foregoing, Borrower, the Subsidiary Guarantors, Agent and the lenders party to the Existing Credit Agreement desire to amend and restate the Existing Credit Agreement to read in its entirety as herein set forth; and
NOW, THEREFORE, in consideration of the recitals set forth above, which by this reference are incorporated into the operative provisions of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof and on the basis of the representations and warranties herein set forth, the parties hereby agree to amend and restate the Existing Credit Agreement to read in its entirety as herein set forth.
§1.DEFINITIONS AND RULES OF INTERPRETATION.
§1.1Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:
“1031 Cash”: Cash or Cash Equivalents of a Loan Party constituting “like-kind exchange” proceeds under Section 1031 of the Code, held in escrow in accordance with the requirements of Section 1031 of the Code by a Qualified Intermediary (a) with respect to which such Loan Party is the sole beneficiary and (b) that are not subject to any Liens of any kind (including any such Lien or restriction imposed by (i) any agreement governing Indebtedness and (ii) the organizational documents of the Loan Parties or any of their respective Subsidiaries) and, in each case, that (1) are not subject to any agreement (including (x) any agreement governing Indebtedness and (y) if applicable, the organizational documents of the Loan Parties or any of their respective Subsidiaries) which prohibits or limits the ability of the Parent Guarantor or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon such assets (excluding any agreement or organizational document which limits generally the amount of Indebtedness which may be incurred by the Parent Guarantor or its Subsidiaries), and (2) are not subject to any agreement (including any agreement governing Indebtedness) which entitles any Person to the benefit of any Lien on such assets, or would entitle any Person to the benefit of any such Lien upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause); but excluding, in each case, customary agreements under which the Qualified Intermediary acts in connection with such like-kind exchange and establishing that the Qualified Intermediary acts at the direction of the applicable Loan Party.
“2021 Term Lender”: Collectively, the Lenders which have any 2021 Term Loan Commitment or hold any 2021 Term Loans.
“2021 Term Loan” or “2021 Term Loans”: An individual term loan or the aggregate term loans, as the case may be, in the maximum principal amount of Two Hundred Million and 00/100 Dollars ($200,000,000.00) made by the 2021 Term Lenders hereunder on May 18, 2021 as more particularly described in §2.1(a)(i).
“2021 Term Loan Commitment”: As to each Term Lender, the sum of the Outstanding 2021 Term Loans held by such Term Lender. For the avoidance of doubt, any commitment of any Term Lender to make its portion of the 2021 Term Loans available to Borrower was terminated on May 18, 2021 with the funding of the 2021 Term Loans on such date.
“2021 Term Loan Commitment Percentage”: With respect to each Term Lender, the ratio, expressed as a percentage, of (A) the sum of the Outstanding 2021 Term Loans held by such Term Lender to (B) the sum of the aggregate Outstanding 2021 Term Loans of all Term Lenders as of such date.

“2021 Term Loan Facility Amount”: The initial $200,000,000.00 unsecured term facility, plus any increase thereto pursuant to §2.11.
“2021 Term Loan Maturity Date”: May 18, 2026, or such earlier date on which the 2021 Term Loans shall become due and payable pursuant to the terms hereof.
“2022 Term Lender”: Collectively, the Lenders which have any 2022 Term Loan Commitment or hold any 2022 Term Loans.
“2022 Term Loan” or “2022 Term Loans”: An individual term loan or the aggregate term loans, as the case may be, in the maximum principal amount of Four Hundred Million and 00/100 Dollars ($400,000,000.00) made or deemed made by the 2022 Term Lenders hereunder on the Closing Date as more particularly described in §2.1(a)(ii).
“2022 Term Loan Commitment”: As to each 2022 Term Lender, such 2022 Term Lender’s obligation to make a 2022 Term Loan on the Closing Date pursuant to §2.1(a)(ii), in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule 1.1-A as such Lender’s “2022 Term Loan Commitment”.
“2022 Term Loan Commitment Percentage”: With respect to each Term Lender, the ratio, expressed as a percentage, of (A) the sum of the Outstanding 2022 Term Loans held by such Term Lender to (B) the sum of the aggregate Outstanding 2022 Term Loans of all Term Lenders as of such date.
“2022 Term Loan Facility Amount”: The initial $400,000,000.00 unsecured term facility.
“2022 Term Loan Maturity Date”: January 28, 2028, or such earlier date on which the 2022 Term Loans shall become due and payable pursuant to the terms hereof.
“Acceding Lender”: See §2.11(a).
“Accession Agreement”: See §2.11(c).
“Additional Commitment Request Notice”: See §2.11(a).
“Additional Subsidiary Guarantor”: Each additional Subsidiary of Borrower which becomes a Subsidiary Guarantor pursuant to §5.6.
“Adjusted Daily Simple SOFR”: With respect to a Daily Simple SOFR Loan, the greater of (1) the sum of (a) Daily Simple SOFR and (b) the applicable SOFR Index Adjustment and (2) the Floor.
“Adjusted EBITDA”: On any date of determination, Consolidated EBITDA less, with respect to Real Estate owned by any Person in the Consolidated Group, the Capital Expenditure Reserve, and, with respect to Real Estate owned by Non-Wholly Owned Subsidiaries, the Consolidated Group Pro Rata Share of the Capital Expenditure Reserve.
“Adjusted Term SOFR”: For any Available Tenor and Interest Period with respect to a Term SOFR Loan, the greater of (1) sum of (a) Term SOFR for such Interest Period and (b) the applicable SOFR Index Adjustment and (2) the Floor.
“Affected Financial Institution”: (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affected Lender”: See §4.15.
“Affiliate”: An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing fifty percent (50%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.
“Agent”: KeyBank National Association, acting as administrative agent for Lenders, and its successors and assigns.
“Agent’s Head Office”: Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114- 1306, or at such other location as Agent may designate from time to time by notice to Borrower and Lenders.
“Agent’s Special Counsel”: Riemer & Braunstein LLP or such other counsel as selected by Agent.
“Agreement”: This Credit Agreement, as the same may be amended, modified, supplemented and/or extended from time to time, including the Schedules and Exhibits hereto.
“Agreement Regarding Fees”: Any separate letter agreement executed and delivered by Borrower or an Affiliate of Borrower and to which Agent or an Arranger is a party, as the same may be amended, restated or replaced from time to time.
“Allocable Principal Balance”: See §38(b).
“Anti-Corruption Laws”: All laws, rules, and regulations of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws”: All applicable Laws of any U.S. or Canadian jurisdiction related to the financing of terrorism or money laundering, including without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Lending Office”: With respect to each Lender, the office designated by such Lender to the Agent as such Lender’s lending office for all purposes of this Agreement. A Lender may have a different Applicable Lending Office for Base Rate Loans and SOFR Loans.
“Applicable Margin”: (a) (1) The Applicable Margin for SOFR Loans and Base Rate Loans of each Class (other than 2022 Term Loans, which shall be governed by clause (a)(2) below), subject to the last sentence of this paragraph, shall be as set forth below based on the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate pursuant to §7.4(c):

Pricing Level	Consolidated Leverage Ratio	Revolving Credit SOFR Loans	Revolving Credit Base Rate Loans	2021 Term SOFR Loans	2021 Term Base Rate Loans
Pricing Level 1	Less than 40%	1.25%	0.25%	1.20%	0.20%
Pricing Level 2	Greater than or equal to 40% but less than 45%	1.35%	0.35%	1.25%	0.25%
Pricing Level 3	Greater than or equal to 45% but less than 50%	1.45%	0.45%	1.35%	0.35%
Pricing Level 4	Greater than or equal to 50% but less than 55%	1.55%	0.55%	1.45%	0.45%
Pricing Level 5	Greater than or equal to 55% but less than or equal to 60%	1.80%	0.80%	1.70%	0.70%
Pricing Level 6	Greater than 60%	2.00%	1.00%	1.90%	0.90%

(2) The Applicable Margin for SOFR Loans and Base Rate Loans that are 2022 Term Loans, subject to the last sentence of this paragraph, shall be as set forth below based on the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate pursuant to §7.4(c):

Pricing Level	Consolidated Leverage Ratio	2022 Term SOFR Loans	2022 Term Base Rate Loans
Pricing Level 1	Less than 35%	1.15%	0.15%
Pricing Level 2	Greater than or equal to 35% but less than 45%	1.20%	0.20%
Pricing Level 3	Greater than or equal to 45% but less than 50%	1.30%	0.30%
Pricing Level 4	Greater than or equal to 50% but less than 55%	1.40%	0.40%
Pricing Level 5	Greater than or equal to 55% but less than 60%	1.65%	0.65%
Pricing Level 6	Greater than or equal to 60%	1.80%	0.80%

The Applicable Margin shall not be adjusted based upon such Consolidated Leverage Ratio, if at all, until (i) the first day of the next fiscal quarter following receipt of any updated Compliance Certificate or (ii) if any member of the Consolidated Group issues Equity Interests, the second Business Day following Agent’s receipt of a pro forma Compliance Certificate that takes into account such issuance of Equity Interests and any repayment of Indebtedness from the proceeds thereof. In the event that Borrower shall fail to deliver to Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of Agent and Lenders under this Agreement, the Applicable Margin shall be at Pricing Level 6 commencing on the first (1st) Business Day following the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until such failure is cured, in which event the Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate. The Applicable Margin in effect from the Closing Date through the date of the next change in the Applicable Margin pursuant to the provisions hereof shall be determined based upon Pricing Level 1. The provisions of this definition shall be subject to §2.6(e).
(b) In the event that Parent Guarantor achieves an Investment Grade Rating, Borrower may, upon written notice to Agent, make an irrevocable (subject to the provisions of the paragraph following the grids below) written election (setting forth the date such election shall be effective) to exclusively use the ratings-based pricing grids set forth below (a “Ratings Grid Election”), in which case the Applicable Margin for SOFR Loans and Base Rate Loans will be determined, as per the pricing grids below, on the basis of the Debt Rating of Parent Guarantor as set forth below:
(1) With respect to SOFR Loans and Base Rate Loans that are Revolving Credit Loans or 2021 Term Loans:

Debt Rating	Revolving Credit SOFR Loans	Revolving Credit Base Rate Loans	2021 Term SOFR Loans	2021 Term Base Rate Loans	Facility Fee
>A-/A3	0.725%	0.00%	0.85%	0.00%	0.125%
BBB+/Baa1	0.775%	0.00%	0.90%	0.00%	0.15%
BBB/Baa2	0.850%	0.00%	1.00%	0.00%	0.20%
BBB-/Baa3	1.05%	0.05%	1.25%	0.25%	0.25%
<BBB-/Baa3	1.40%	0.40%	1.65%	0.65%	0.30%

(2) With respect to SOFR Loans and Base Rate Loans that are 2022 Term Loans:

Debt Rating	2022 Term SOFR Loans	2022 Term Base Rate Loans
>A-/A3	0.80%	0.00%
BBB+/Baa1	0.85%	0.00%
BBB/Baa2	0.95%	0.00%
BBB-/Baa3	1.20%	0.20%
<BBB-/Baa3	1.60%	0.60%

If Borrower has made the Ratings Grid Election as provided above but thereafter Parent Guarantor fails to maintain an Investment Grade Rating by at least one of S&P or Moody’s, then the applicable interest rate margin shall be determined pursuant to clause (a) above during the period commencing on the date Parent Guarantor no longer has an Investment Grade Rating by at least one of S&P or Moody’s and ending on the date Borrower makes another Ratings Grid Election.
“Applicable Percentage”: With respect to any Lender of any Class, such Lender’s Revolving Credit Commitment Percentage, 2021 Term Loan Commitment Percentage or 2022 Term Loan Commitment Percentage, as applicable, for such Class.
“Approved Fund”: Any Fund that is administered or managed by (a) a Lender, or (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers”: As defined in the recital of parties hereto.
“Assigned Rights and Obligations”: See §2.14(a).
“Assignment and Acceptance Agreement”: See §18.1.
“Authorized Officer”: Any of the following Persons: Scott F. Schaeffer, Farrell M. Ender, James J. Sebra and Jessica K. Norman, and such other Persons as Borrower shall designate in a written notice to Agent.
“Availability Certificate”: See §2.5(c).
“Available Tenor”: As of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to §4.17(d).
“Bail-In Action”: The exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the UK, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Balance Sheet Date”: December 31, 2020.
“Bankruptcy Code”: Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.
“Base Rate”: The greater of on any day (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate”, (b) one half of one percent (0.50%) above the Federal Funds Effective Rate, or (c) Adjusted Term SOFR for a one month tenor in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1%) per annum. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.
“Base Rate Loans”: Collectively, the Revolving Credit Loans bearing interest calculated by reference to the Base Rate, subject to the provisions of §2.6(b), the Swing Loans, the 2021 Term Loans and the 2022 Term Loans.
“Benchmark”: Initially, with respect to (a) any Daily Simple SOFR Loan, Daily Simple SOFR, and (b) any Term SOFR Loan, Term SOFR; provided, that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to §4.17.
“Benchmark Replacement”: With respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by the Agent as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in U.S. Dollars at such time and (ii) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment”: With respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), if any, that has been selected by the Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar denominated syndicated credit facilities.
“Benchmark Replacement Date”: The earlier to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event”: With respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date”: With respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period”: With respect to any then-current Benchmark, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any other Loan Document in accordance with §4.17 and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with §4.17.
“Beneficial Ownership Certification”: If Borrower qualifies as a “legal entity customer” within the meaning of the Beneficial Ownership Regulation, a certification of beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.
“Benefit Plan”: Any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate”: See §40.
“Bookrunners”: As defined in the recital of parties hereto.
“Borrower Information”: See §2.6(g).
“Breakage Costs”: The commercially reasonable cost to any Lender of re-employing funds bearing interest based upon Term SOFR incurred (or reasonably expected to be incurred during such Interest Period) in connection with (i) any payment of any portion of the Loans bearing interest based upon Term SOFR prior to the termination of any applicable Interest Period, (ii) the conversion of a Term SOFR Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of the Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which the Borrower has elected a Term SOFR Loan.
“Building”: With respect to each Unencumbered Asset or parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

“Business Day”: Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of SOFR Loans, which also is a SOFR Business Day.
“Capital Lease Obligations”: With respect to Parent Guarantor and its Subsidiaries for any period, the obligations of Parent Guarantor or any Subsidiary to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of Parent Guarantor and its Subsidiaries under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Expenditure Reserve”: On an annual basis, an amount equal to $250.00 per unit for each Multifamily Property with respect to all Real Estate (as annualized for the applicable ownership period). If the term Capital Expenditure Reserve is used without reference to any specific Real Estate, then the amount shall be determined on an aggregate basis with respect to all Real Estate of Borrower and its Subsidiaries and a proportionate share equal to the Consolidated Group Pro Rata Share of all Real Estate of all Non-Wholly Owned Subsidiaries.
“Capitalization Rate”: Five and three quarters of one percent (5.75%).
“Capitalized Lease”: A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.
“Cash Collateralize”: In respect of an Obligation of the Loan Parties in respect of the Letters of Credit, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, or, if Agent and the applicable Issuing Lenders shall agree in their sole discretion, other credit support, in each case at a location and pursuant to documentation in form and substance satisfactory to Agent and the applicable Issuing Lenders.
“Cash Equivalents”: As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank; (iii) repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof; provided that such Investments mature, or are subject to tender at the option of the holder thereof, within three hundred sixty-five (365) days after the date of acquisition and, at the time of acquisition, have a rating of at least A from S&P or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of Borrower; provided that such Investments have one of the two highest ratings obtainable from either S&P or Moody’s and mature within ninety (90) days after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; and (vii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (i) through (vi) above.
“CFTC Regulations”: Any and all regulations, rules, directives, or orders now or hereafter promulgated or issued by the Commodity and Futures Trading Commission (including any successor thereto) relating to Derivatives Contracts.

“Change in Law”: The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control”: The occurrence of any one of the following events:
(a)    except with the written approval of Agent and Required Lenders (not to be unreasonably withheld, delayed, or conditioned), during any twelve (12) month period on or after the Closing Date, individuals who at the beginning of such period constituted the Board of Directors or Trustees of Parent Guarantor (the “Board”) (together with any new directors whose election by the Board or whose nomination for election by the shareholders of IRT was approved by a vote of at least a majority of the members of the Board then in office who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the members of the Board then in office;
(b)    any Person or group (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, but excluding any employee benefit plan of such Person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of Parent Guarantor equal to at least thirty percent (30%);
(c)    Parent Guarantor consolidates with, is acquired by, or merges into or with any Person (other than a consolidation or merger in which IRT is the continuing or surviving entity);
(d)    Parent Guarantor fails to own, directly or indirectly, seventy-five percent (75%) of the Equity Interests of Borrower and be the sole general partner of Borrower; or
(e)    Borrower fails to own, directly or indirectly, at least one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Guarantor, except, in each case, as expressly agreed upon in writing by Agent and Required Lenders in connection with the addition of any Unencumbered Asset subsequent to the Closing Date pursuant to §5.2.
“Citibank”: As defined in the preamble hereto.
“Class”: When used with respect to (a) a Commitment, refers to whether such Commitment is a Revolving Credit Commitment or Swing Loan Commitment, 2021 Term Loan Commitment or 2022 Term Loan Commitment, (b) when used with respect to any Loan, refers to whether such Loan is a Revolving Credit Loan, Swing Loan, 2021 Term Loan or 2022 Term Loan and (c) when used with respect to a Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Closing Date”: The first date on which all of the conditions set forth in §10 and §11 have been satisfied.
“CME”: CME Group Benchmark Administration Ltd.
“Code”: The Internal Revenue Code of 1986, as amended.
“Collateral Value”: With respect to the collateral for any Secured Recourse Indebtedness, the value of such collateral as calculated in a manner in all respects consistent with the valuation calculations set forth in the definition of “Gross Asset Value”.
“Commitment”: With respect to each Lender, the amount set forth on Schedule 1.1-A hereto as the aggregate amount of such Lender’s Revolving Credit Commitment, 2021 Term Loan Commitment and 2022 Term Loan Commitment, as the same may be amended pursuant to the term hereof. For the avoidance of doubt, the Swing Loan Commitment of each Swing Loan Lender is a sub-commitment of the Revolving Credit Commitment of such Lender.
“Commitment Increase”: An increase in the Total Commitment to an amount not greater than One Billion Five Hundred Million Dollars ($1,500,000,000.00) pursuant to, and as further provided in, §2.11.
“Commitment Increase Date”: See §2.11(a).
“Commitment Percentage”: With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided, however, that if at the time of determination the Commitments have been terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all Exposure of such Lender to (B) the sum of the aggregate unpaid principal amount of all outstanding Exposure of all Lenders as of such date.
“Commodity Exchange Act”: The Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, or any successor law.
“Compliance Certificate”: See §7.4(c).
“Consent Request Date”: See §28.
“Conforming Changes”: With respect to either the use or administration of Daily Simple SOFR or Term SOFR, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “SOFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of any “breakage” provisions and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated”: With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
“Consolidated Asset NOI”: As of any date of determination, on a consolidated basis for the Consolidated Group (a) with respect to any Real Estate owned by any Person in the Consolidated Group for any period, “property rental and other income” attributable to such Real Estate asset accruing for such period (including, without limitation, payments received from insurance on account of business or rental interruption and condemnation proceeds from any temporary use or occupancy) minus the amount of all expenses incurred in connection with and directly attributable to the ownership and operation of such Real Estate asset for such period, with such results being “grossed up” for any Real Estate not owned for the entire testing period, and (b) with respect to Real Estate owned by Non-Wholly Owned Subsidiaries for any period, the Consolidated Group Pro Rata Share of “property rental and other income” attributable to such Real Estate asset accruing for such period (including, without limitation, payments received from insurance on account of business or rental interruption and condemnation proceeds from any temporary use or occupancy) minus the amount of all expenses incurred in connection with and directly attributable to the ownership and operation of such Real Estate asset for such period, in each case including, without limitation, property management fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding Interest Expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs plus acquisition costs for consummated acquisitions.
“Consolidated EBITDA”: As of any date of determination with respect to the Consolidated Group for any period, without duplication, Consolidated Net Income determined in accordance with GAAP (before minority interests) for such period, calculated without regard to gains or losses on early retirement of debt or debt restructuring, debt modification charges, and prepayment premiums, plus (x) the following to the extent deducted in computing such net income or loss for such period: (i) Interest Expense for such period, (ii) extraordinary or nonrecurring losses attributable to the sale or other disposition of assets or debt restructurings in such period, (iii) depreciation and amortization for such period, (iv) acquisition costs related to the acquisition of Real Estate that were capitalized prior to FAS 141-R which do not represent a recurring cash item in such period or in any future period and (v) other non-cash or non-recurring expenses for such period; and minus (y) extraordinary or nonrecurring gains attributable to the sale or other disposition of assets in such period; it being understood that the Consolidated Group’s pro rata share of the items comprising Consolidated EBITDA of any partially-owned entity will be included in Consolidated EBITDA, calculated in a manner consistent with the above described treatment for the Consolidated Group.
“Consolidated Fixed Charge Coverage Ratio”: As of any date of determination for each fiscal quarter of Parent Guarantor and its Subsidiaries most recently ended, the ratio of Adjusted EBITDA to Fixed Charges.
“Consolidated Group”: The Guarantors, Borrower and all Subsidiaries which are required to be consolidated with them for financial reporting purposes under GAAP.
“Consolidated Group Pro Rata Share”: With respect to any Non-Wholly Owned Subsidiary, the percentage interest held by the Consolidated Group, in the aggregate, in such Non-Wholly Owned Subsidiary as determined by calculating the greater of (i) the percentage of the issued and outstanding Equity Interests in such Non-Wholly Owned Subsidiary held by the Consolidated Group in the aggregate (in relation to the total aggregate amount of issued and outstanding Equity Interests in such Non-Wholly Owned Subsidiary), notwithstanding any provision of GAAP to the contrary and (ii) the percentage of the total book value of such Non-Wholly Owned Subsidiary that would be received by the Consolidated Group in the aggregate, upon liquidation of such Non-Wholly Owned Subsidiary, after repayment in full of all Indebtedness of such Non- Wholly Owned Subsidiary.
“Consolidated Leverage Ratio”: As of any date of determination, Total Indebtedness divided by Gross Asset Value, expressed as a percentage.
“Consolidated Net Income”: For any period, the sum, without duplication, of (i) net earnings (or loss) after taxes of the Consolidated Group (adjusted by eliminating any such earnings or loss attributable to Non- Wholly Owned Subsidiaries) plus (ii) the applicable Consolidated Group Pro Rata Share of net earnings (or loss) of all Non-Wholly Owned Subsidiaries for such period, in each case determined in accordance with GAAP (calculated without regard to gains or losses on early retirement of debt or debt restructuring, debt modification charges, and prepayment premiums).
“Consolidated Tangible Net Worth”: At any time, the Consolidated Group’s Gross Asset Value minus Total Indebtedness.
“Construction in Process”: Any Real Estate asset owned by Borrower or any Subsidiary Guarantor which is raw land, vacant out- parcels, or other property on which construction of material improvements has commenced and is continuing to be performed (such commencement evidenced by foundation excavation) without undue delay from permit denial, construction delays or otherwise, but has not yet been completed (as evidenced by a certificate of occupancy permitting use of such property by the general public). A Real Estate asset will no longer be considered Construction in Process upon the sooner of (a) achievement of eighty percent (80%) occupancy pursuant to executed Leases in full force and effect or (b) twelve (12) months after substantial completion of construction of the improvements.
“Contribution”: See §38(b).
“Conversion/Continuation Request”: A notice given by Borrower to Agent of its election to convert or continue a Loan in accordance with §4.1.
“Covered Entity”: See §40.
“Covered Party”: See §40.
“Daily Simple SOFR”: For any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, the “SOFR Determination Day”) that is five (5) SOFR Business Days prior to (i) if such SOFR Rate Day is a SOFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a SOFR Business Day, the SOFR Business Day immediately preceding such SOFR Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the Daily Simple SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (New York City time) on the second (2nd) SOFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding SOFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Loan”: Each Loan bearing interest at a rate based upon Adjusted Daily Simple SOFR.
“Debt Investment”: Any real estate related loan to a third party, including but not limited to (a) loans secured by a mortgage or deed of trust or similar security instrument, (b) mezzanine loans, and (c) B-Notes.
“Debt Rating”: As of any date, with respect to either Moody’s or S&P, the most recent credit rating assigned to the senior, unsecured, non-credit enhanced, long-term debt of Parent Guarantor issued by such rating agency prior to such date; provided, however, that (a) if the Debt Ratings issued by Moody’s and S&P differ and such difference is less than two levels, the higher of such Debt Ratings shall apply and (b) if the Debt Ratings issued by Moody’s and S&P differ and such difference is two or more levels, the Debt Rating one level below the higher of such Debt Ratings shall apply. At any time, if either of Moody’s or S&P shall no longer perform the functions of a securities rating agency, then (x) Borrower and Agent shall promptly negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of each substitute rating agency with that of the rating agency being replaced), and (y) pending such amendment, (i) the Debt Rating of the other of rating agency described herein, if one has been provided, shall continue to apply and (ii) if such Debt Rating is one of the ratings identified in the definition of “Investment Grade Rating”, then Parent Guarantor will be deemed to have achieved an Investment Grade Rating during such time.
“Deemed FFE Rate”: See §4.6(b).
“Default”: See §12.1.
“Default Rate”: See §4.12.
“Default Right”: See §40.
“Defaulting Lender”: Any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Loans, within three (3) Business Days of the date required to be funded by it hereunder, unless such Lender is contesting its obligation to fund such amount in good faith, provided that if such Lender is the only Lender contesting its obligation to fund, such Lender shall be deemed to be a Defaulting Lender hereunder if such contest is not resolved within ninety (90) days, (b) has notified Borrower, or Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it has extended credit, (c) has failed, within three Business Days after request by Agent, to confirm in a manner reasonably satisfactory to Agent that it will comply with its funding obligations, unless such Lender is contesting its obligation to fund in good faith, provided that if such Lender is the only Lender contesting its obligation to fund, such Lender shall be deemed to be a Defaulting Lender hereunder if such contest is not resolved within ninety (90) days, (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy or other debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
“Defaulting Loan Party”: See §38(c).

“Defaulting Revolving Credit Lender”: Any Defaulting Lender which is a Revolving Credit Lender.
“Derivatives Contract”: Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.
“Designated Jurisdiction”: At any time, a country, territory or region which is, or whose government is, the subject or target of any Sanctions.
“Directions”: See §14.14.
“Disqualified Lender”: Any Person or Persons listed on Schedule 1.1-B hereto.
“Disqualifying Environmental Event”: With respect to any Unencumbered Asset or any Potential Unencumbered Asset, any release of Hazardous Substances, any violation of Environmental Laws or any other similar environmental event with respect to such Real Estate that could reasonably be expected to cost in excess of $1,000,000.00 to remediate or, which, with respect to all of the Unencumbered Assets (including such Unencumbered Asset or Potential Unencumbered Asset), could reasonably be expected to cost in excess of $5,000,000.00 in the aggregate to remediate; provided, however, Borrower shall have one hundred twenty (120) days to remediate any such release of Hazardous Substances, violation of Environmental Laws or any other similar environmental event before such release of Hazardous Substances, violation of Environmental Laws or any other similar environmental event shall be deemed a Disqualifying Environmental Event; provided further that, subject to Agent’s consent, Borrower shall have an additional sixty (60) days to conduct such remediation if Borrower is using good faith efforts to complete such remediation.
“Disqualifying Structural Event”: With respect to any Unencumbered Asset or any Potential Unencumbered Asset, any structural issue or architectural deficiency which, with respect to such Real Estate, could reasonably be expected to cost in excess of $2,500,000.00 to remediate or, which, with respect to all of the Unencumbered Assets (including such Unencumbered Asset or Potential Unencumbered Asset), could reasonably be expected to cost in excess of $5,000,000.00 in the aggregate to remediate.
“Distribution”: Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of a Loan Party, now or hereafter outstanding, except a dividend or other distribution payable solely in Equity Interest to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of a Loan Party now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of a Loan Party now or hereafter outstanding.

“Division” and “Divide”: A division of a limited liability company into two or more newly formed or existing limited liability companies pursuant a plan of division or otherwise, including, pursuant to the Delaware Limited Liability Company Act.
“Documentation Agents”: As defined in the preamble hereto.
“Dollars” or “$”: Dollars in lawful currency of the United States of America.
“Domestic Lending Office”: Initially, the office of each Lender designated as such on Schedule 1.1-A hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.
“Drawdown Date”: The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the applicable Maturity Date, is converted in accordance with §4.1.
“EEA Financial Institution”: (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee”: (a) A Lender; (b) an Affiliate of a Lender; (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) Agent, and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) Borrower or any of Borrower’s or the Guarantors’ Affiliates or Subsidiaries and (y) so long as no payment or bankruptcy related Event of Default shall have occurred and is continuing, any Disqualified Lender.
“Eligible Bank”: A bank or trust company that (x) (i) is organized and existing under the laws of the United States of America, or any state, territory or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500 million, and (iii) the senior Indebtedness of such bank or trust company is rated at least “A-2” by Moody’s or at least “A” by S&P, or (y) is a Lender.
“Environmental Laws”: All applicable present or future federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, or any judicial or administrative interpretations thereof, and the requirements of any governmental agency or authority having jurisdiction with respect thereto, applicable to pollution, the regulation or protection of the environment, the health and safety of persons and property (with respect to exposure to Hazardous Substances) and shall include, but not be limited to, all orders, decrees, judgments and rulings imposed through any public or private enforcement proceedings, relating to the existence, use, discharge, release, containment, transportation, generation, storage, management or disposal of Hazardous Substances relating to the applicable Real Estate, or otherwise regulating or providing for the protection of the environment applicable to such Real Estate and relating to Hazardous Substances or to the existence, use, discharge, release or disposal thereof. Environmental Laws include, but are not limited to, the following laws: Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §5101 et seq.), the Public Health Service Act (42 U.S.C. §300(f) et seq.), the Pollution Prevention Act (42 U.S.C. §13101 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Federal Clean Water Act (33 U.S.C. §1251 et seq.), the Federal Clean Air Act (42 U.S.C. §7401 et seq.), and the applicable laws and regulations of each State in which any Real Estate is located.
“Equity Interests”: With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.
“ERISA”: The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.
“ERISA Affiliate”: Any Person that is subject to ERISA and is treated as a single employer with Borrower or its Subsidiaries under §414 of the Code.
“ERISA Reportable Event”: A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.
“Erroneous Payment”: See §14.19(a).
“Erroneous Payment Notice”: See §14.19(a).
“EU Bail-In Legislation Schedule”: The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default”: See §12.1.
“Excluded Swap Obligation”: With respect to any Loan Party, any Hedge Obligation of another Loan Party as to which such Loan Party is jointly and severally or otherwise liable (as Borrower or as a Guarantor) pursuant to the terms of this Agreement or any other Loan Document if, and to the extent that, the incurrence of Obligations by such Loan Party in respect of such Hedge Obligation is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof, including under any applicable CFTC Regulation) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell,” support or other agreement for the benefit of such Loan Party and any and all guarantees of, or other credit support for, any Hedge Obligation provided by other Loan Parties as further provided in §7.21 at the time such Loan Party becomes jointly and severally or otherwise liable with respect to such Hedge Obligation or grants a security interest to secure same. If a Hedge Obligation arises under a Derivatives Contract governing more than one Hedge Obligation, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to a Derivatives Contract for which such Hedge Obligation or security interest becomes illegal.

“Existing Credit Agreement”: As defined in the recitals hereto.
“Existing Issuing Lender”: KeyBank and Citibank, each in its capacity as a Lender issuing the Letters of Credit (as defined in the Existing Credit Agreement).
“Existing Letters of Credit”: The letters of credit (if any) listed on Schedule 1.1-D hereto.
“Exposure”: At any time, the sum of the Revolving Credit Exposure, the 2021 Term Loans and the 2022 Term Loans then Oustanding.
“Extension Request”: See §2.12(a).
“Facility”: At any time, the Loans and Letters of Credit which the Lenders and Issuing Lenders have agreed to make or issue (or participate in such issuance) in accordance with the terms of this Agreement in the aggregate amount of the Total Commitments at such time.
“Facility Amount”: The aggregate amount of the initial $1,100,000,000.00 Facility, consisting of the Revolving Credit Facility Amount, the 2021 Term Loan Facility Amount and the 2022 Term Loan Facility Amount, plus any increase thereto pursuant to §2.11, and less any decrease to the Revolving Credit Facility Amount pursuant to §2.4.
“Facility Available Amount”: At any time of determination with respect to any Loans or extensions of credit, the maximum principal amount which would not cause (a) the Outstanding Revolving Credit Loans, Outstanding 2021 Term Loans, Outstanding 2022 Term Loans, Outstanding Swing Loans and Letter of Credit Liabilities to exceed the applicable Commitments at such time or (b) the Loan Parties to fail to be in compliance with the Unencumbered Asset Financial Covenants on a Pro Forma Basis immediately after giving effect to the applicable Loans or extensions of credit.
“Facility Fee”: See §2.3(b).
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code and any legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the foregoing.
“Federal Funds Effective Rate”: For any day, the rate per annum (rounded upward to the nearest one- hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate”; provided that if the Federal Funds Effective Rate shall be less than zero percent per annum, such rate shall be deemed to be zero percent per annum for purposes of this Agreement.
“Fixed Charges”: For any period for the Consolidated Group, the sum of (a) Interest Expense and (b) the aggregate of all regularly scheduled principal payments on Indebtedness (but excluding (i) balloon payments of principal due upon the stated maturity of any Indebtedness and (ii) payments of principal outstanding under the Facility) of such the Consolidated Group made or required to be made during such period, measured on a Consolidated basis, and (c) the aggregate of all dividends payable on the preferred Equity Interests of a member of the Consolidated Group (excluding, for the avoidance of doubt, any dividends payable by one member of the Consolidated Group to another member of the Consolidated Group); in each instance Fixed Charges shall include such Person’s Consolidated Group Pro Rata Share of Fixed Charges attributable to any Non-Wholly Owned Subsidiary.
“Floor”: A rate of interest equal to 0% per annum.
“Fronting Exposure”: At any time there is a Defaulting Lender, (a) with respect to the Issuing Lenders, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swing Loan Lenders, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.
“Fund”: Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funding Loan Party”: See §38(b).
“Funds from Operations”: As of any date of determination means, with respect to Consolidated Group and for a given period, (a) net income (or loss) of Consolidated Group determined on a Consolidated basis for such period, minus (or plus) (b) gains (or losses) from debt restructuring, mark-to-market adjustments on interest rate swaps, and sales of property during such period, plus (c) depreciation with respect to Consolidated Group’s real estate assets and amortization (other than amortization of deferred financing costs) of Consolidated Group for such period, in each case after adjustments to reflect the Consolidated Group Pro Rata Share in Non-Wholly Owned Subsidiaries, plus (d) all non-cash charges related to deferred financing costs and deferred acquisition costs, plus (e) charges related to equity compensation and acquisition costs, plus (f) other one-time charges.
“GAAP”: Generally accepted accounting principles consistently applied.
“Governmental Authority”: The government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Gross Asset Value”: As of the date of determination for the Consolidated Group, the sum of (without duplication with respect to any Real Estate):
(a)    Total Consolidated Operating Property Value; plus
(b)    the cost basis of Construction in Process; plus
(c)    the cost basis of Unimproved Land; plus
(d)    Debt Investments (based on current book value); plus
(e)    the aggregate amount of all Unrestricted Cash and Cash Equivalents.

Gross Asset Value shall be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination. All income, expense and value associated with assets included in Gross Asset Value disposed of during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. Gross Asset Value will be adjusted to include an amount equal to each member of the Consolidated Group’s Consolidated Group Pro Rata Share of the Gross Asset Value attributable to any of the items listed above in this definition owned by a Non-Wholly Owned Subsidiary; provided, however, for purposes of this definition, such Consolidated Group Pro Rata Share with respect to partially-owned entities shall be measured at the greater of (x) such Person’s economic interest in such Non-Wholly Owned Subsidiary or (y) the percentage of Indebtedness guaranteed by such Person relating to such Non-Wholly Owned Subsidiary; provided further that (a) to the extent that the Gross Asset Value attributable to (i) Unimproved Land, (ii) Construction in Process, (iii) Joint Ventures and (iv) Other Real Estate Investments exceeds in the aggregate 20% of Gross Asset Value, such excess shall be disregarded for purposes of calculating Gross Asset Value and (b) the Gross Asset Value attributable to Real Estate subject to a Ground Lease may be subject to an adjustment reasonably satisfactory to Agent.
“Ground Lease”: With respect to any Real Estate, a ground lease containing the following terms and conditions: (a) a remaining term (including any unexercised extension options that the lessee can unilaterally exercise without the need to obtain the consent of the lessor or to pay the lessor any amount as a condition to the effectiveness of such extension) of fifteen (15) years or more from the Closing Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.
“Guarantors”: Collectively, (a) Parent Guarantor, (b) Subsidiary Guarantors, and (c) any other Person who subsequently provides a Guaranty.
“Guaranty”: The guaranty of each Guarantor in favor of Agent and Lenders of certain of the Obligations of Borrower hereunder.
“Hazardous Substances”: The following substances in concentrations that violate or are regulated by Environmental Laws: (i) asbestos, flammable materials, explosives, radioactive or nuclear substances, polychlorinated biphenyls, other carcinogens, oil and other petroleum products, radon gas, urea formaldehyde;
(ii) chemicals, gases, solvents, pollutants or contaminants that pose an imminent or substantial danger to the environment or to the health or safety of any person; and (iii) any other hazardous or toxic materials, wastes and substances which are defined, determined or identified as such in any present or future federal, state or local laws, rules, regulations, codes or ordinances or any judicial or administrative interpretation thereof in concentrations which violate Environmental Laws.
“Hedge Obligations”: As may be applicable at any time, all obligations of Borrower and any Guarantor to any Lender Hedge Provider to make any payments (including termination payments) under any Derivatives Contract with respect to an interest rate swap, collar, or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure

(other than any interest rate “cap”), and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.
“Implied Unsecured Debt Service”: As of any date of determination, the hypothetical annual payments of principal and interest on a loan equal to (a) the aggregate outstanding amount of all Unsecured Indebtedness (including the aggregate undrawn face amount of issued letters of credit) amortizing based on a thirty (30) year, mortgage-style principal amortization schedule at an interest rate per annum equal to the greatest of (i) the then applicable ten (10) year Treasury Bill yield plus two hundred (200) basis points, (ii) five and one half percent (5.50%), and (iii) the actual interest rate under the Facility as of the last day of the most recent calendar quarter.
“Increase Notice”: See §2.11(a).
“Indebtedness”: With respect to any Person at the time of computation thereof, all of the following (without duplication): (a) all indebtedness of such Person for borrowed money including, without limitation, any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person that becomes a liability on the balance sheet of such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liability incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitutes indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture, or similar instrument, (d) all Capital Lease Obligations, (e) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a written claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute Indebtedness hereunder, (f) any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise (excluding in any calculation of Total Indebtedness of Borrower, any Guarantor and their subsidiaries, guaranty obligations of Borrower, any Guarantor or their subsidiaries in respect of primary obligations of any of Borrower, any Guarantor or their subsidiaries which are already included in Total Indebtedness), (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities, (h) any net mark-to-market exposure under a derivatives contract to the extent speculative in nature and (i) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof. Indebtedness shall be calculated on a consolidated basis in accordance with GAAP (unless otherwise indicated herein), and including (without duplication) the Consolidated Group Pro Rata Share of Indebtedness for Borrower’s Non- Wholly Owned Subsidiaries.
“Indemnified Person”: See §16.
“Intercompany Note”: A promissory note in form and substance reasonably satisfactory to Agent.
“Interest Expense”: For any period for the Consolidated Group, all paid, accrued or capitalized interest expense on the Indebtedness of the Consolidated Group (whether direct, indirect or contingent, and including, without limitation, interest on all convertible debt but excluding amortization of financing costs). This definition will include the Consolidated Group Pro Rata Share of Interest Expense attributable to Non-Wholly Owned Subsidiaries.
“Interest Payment Date”: (a) during such time as a Loan is a Base Rate Loan or Daily Simple SOFR Loan, the last day of each March, June, September and December and on the date such Base Rate Loan or Daily Simple SOFR Loan, as applicable, shall be converted to a Loan of a different Type or paid in full, (b) during such time as a Loan is a Term SOFR Loan, the last day of the applicable Interest Period and on the date such Term SOFR Loan shall be converted to a Base Rate Loan or paid in full; provided, however, that in each case, if such date is not a Business Day, then the Interest Payment Date shall be the next succeeding Business Day.
“Interest Period”: With respect to each Term SOFR Loan, a period of one or three months (subject to availability of all Lenders) as selected by Borrower in a Loan Request or Conversion/Continuation Request; provided, however, that (i) the initial Interest Period for any Term SOFR Loan shall commence on the Drawdown Date of such Term SOFR Loan and each Interest Period occurring thereafter in respect of such Term SOFR Loan shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any Term SOFR Loan may be selected that would end after the applicable Maturity Date, as the case may be; and (v) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Term SOFR Loans as provided above, the Borrower shall be deemed to have elected a continuation of the affected Term SOFR Loans as a Term SOFR Loan for an Interest Period of one month as of the expiration date of such current Interest Period, as provided in and subject to the terms of §4.1(c).
“Investment Grade Rating”: A Debt Rating of BBB- or better from S&P or a Debt Rating of Baa3 or better from Moody’s.
“Investment Grade Rating Date”: The date on which Parent Guarantor or Borrower first receives an Investment Grade Rating.
“Investments”: With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and all interests in Real Estate, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be deducted in respect of each Investment any amount received as a return of capital; (b) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (c) there shall not be deducted (or added) in respect of any Investment any decrease (or increase) in the value thereof.
“IR OpCo”: IR TS Op Co, LLC a Delaware limited liability company, as successor by conversion to Trade Street Operating Partnership, L.P., a Delaware limited partnership.

“IRT”: Independence Realty Trust, Inc., a Maryland corporation, and its successors and assigns.
“Issuing Lenders”: The Existing Issuing Lenders, KeyBank and Citibank, each in its capacity as a Lender issuing the Letters of Credit and any successors thereto.
“Joinder Agreement”: The Joinder Agreement with respect to the Loan Documents to be executed and delivered pursuant to §5.6 by any Additional Subsidiary Guarantor, such Joinder Agreement to be substantially in the form of Exhibit C hereto.
“KeyBank”: As defined in the preamble hereto.
“LC Account Collateral”: See §4.16(a).
“LC Cash Collateral Account”: An account of Borrower to be maintained with Agent, in the name of Borrower but under the sole control and dominion of Agent and subject to the terms of this Agreement.
“LC Disbursement”: A payment made by Agent pursuant to a Letter of Credit.
“LC Exposure”: At any time, the difference between (a) the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of Borrower at such time and (b) all amounts then on deposit in the LC Cash Collateral Account. The LC Exposure of any Revolving Credit Lender at any time shall be its applicable Commitment Percentage of the total LC Exposure at such time.
“Leases”: Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.
“Legal Requirements”: Shall mean all applicable federal, state, county and local laws, rules, regulations, codes and ordinances, and the requirements in each case of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.
“Lenders”: KeyBank, Citibank, the other lending institutions which are party hereto and any Acceding Lender and other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18); and collectively, the Revolving Credit Lenders, Term Lenders, and the Swing Loan Lenders. The Issuing Lenders shall be Revolving Credit Lenders, as applicable.
“Lender Hedge Provider”: As may be applicable at any time with respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.
“Letter of Credit”: Any Existing Letters of Credit and any other standby letter of credit issued at the request of Borrower and for the account of Borrower or a Subsidiary Guarantor in accordance with §2.10. All Letters of Credit shall be denominated in Dollars.
“Letter of Credit Commitment”: With respect to each Issuing Lender, the amount set forth opposite such Issuing Lender’s name on Schedule 1.1-A hereto under the caption “Letter of

Credit Commitment, which shall, in the aggregate, be an amount equal to ten percent (10%) of the aggregate amount of the Revolving Credit Commitments, as the same may be modified from time to time in accordance with the terms of this Agreement. The Letter of Credit Commitment is part of, and not in addition to, the Revolving Credit Commitment.
“Letter of Credit Liabilities”: At any time and in respect of any Letter of Credit, the difference between (a) the sum of (i) the maximum undrawn face amount of such Letter of Credit plus (ii) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan) and (b) all amounts then on deposit in the LC Cash Collateral Account. For purposes of this Agreement, a Revolving Credit Lender (other than the Revolving Credit Lender acting as the applicable Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.10, and each Revolving Credit Lender acting as an Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders other than the Revolving Credit Lender acting as such Issuing Lender of their participation interests under such Section.
“Letter of Credit Request”: See §2.10(a).
“Lien”: See §8.2.
“Loan” and “Loans”: An individual loan or the aggregate loans (including a Revolving Credit Loan (or Loans), 2021 Term Loan (or Loans), 2022 Term Loan (or Loans), and a Swing Loan (or Loans)), as the case may be, to be made by Lenders hereunder. All Loans shall be made in Dollars. Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.10(f). All Loans shall be made in Dollars.
“Loan Documents”: This Agreement, the Notes, the Guaranty, the Reaffirmation of Guaranty, the Joinder Agreements and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of any Loan Party in connection with the Loans and intended to constitute a Loan Document.
“Loan Party”: Means Borrower and each Guarantor individually and Loan Parties means those parties collectively.
“Loan Request”: See §2.7.
“Lookback Day”: As defined in the definition of “Term SOFR.”
“Material Acquisition”: The acquisition by any member of the Consolidated Group, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business or division of, or any other property of, another Person or (b) at least a majority of the voting Equity Interests of another Person, in each case whether or not involving a merger or consolidation with such other Person, in which the value of the assets acquired in such acquisition is greater than or equal to five percent (5.0%) of Gross Asset Value as determined as of the most recent fiscal quarter which has ended at least thirty (30) days prior to such acquisition.
“Material Adverse Effect”: A material adverse effect on (a) the business, properties, assets, financial condition or results of operations of the Consolidated Group considered as a whole; (b) the ability of the Loan Parties (taken as a whole) to perform their material obligations, respectively, under the Loan Documents; or (c) the validity or enforceability of any of the material Loan Documents or the material rights or remedies of Agent or Lenders thereunder.

“Maturity Date”: The Revolving Credit Maturity Date and/or the applicable Term Loan Maturity Date, as applicable.
“Maximum Facility Amount”: The maximum aggregate amount of the Facility, which amount shall be One Billion One Hundred Million Dollars ($1,100,000,000.00) as of the Closing Date, consisting of the Facility Amount, plus any increase thereto pursuant to §2.11, and less any decrease to the Revolving Credit Facility Amount thereto pursuant to §2.4.
“Moody’s”: Moody’s Investor Service, Inc., and any successor thereto.
“Multiemployer Plan”: Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate.
“Multifamily Property”: Any real property that contains or that will contain more than one hundred (100) dwelling units and in which no more than five percent (5%) of the net rentable area is rented to, or to be rented to, non-residential tenants.
“Negative Pledge” With respect to any asset, any provision of a document, instrument or agreement (other than a Loan Document) which by its terms prohibits the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that (a) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge, and (b) a provision in any agreement governing unsecured Indebtedness generally prohibiting the encumbrance of assets (exclusive of any outright prohibition on the encumbrance of particular Unencumbered Assets) shall not constitute a Negative Pledge so long as such provision is generally consistent with a comparable provision of the Loan Documents.
“Non-Consenting Lender”: See §18.
“Non-Excluded Taxes”: See §4.4(b).
“Non-Funding Lender”: See §4.15.
“Non-Recourse Exclusions”: With respect to any Non-Recourse Indebtedness of any Person, any industry standard exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication or misappropriation of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the applicable real property securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Substances on the applicable real property securing such Non-Recourse Indebtedness (whether contained in a loan agreement, promissory note, indemnity agreement or other document), (iv) arise from violations of “special purpose entity” covenants (to the extent the same do not trigger full recourse liability), or (v) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document).
“Non-Recourse Indebtedness”: Indebtedness of Guarantors, Borrower, their Subsidiaries or a Non-Wholly Owned Subsidiary which is secured by one or more parcels of Real Estate (other than an Unencumbered Asset) or interests therein or fixed or capital assets and which is not a general obligation of Borrower or such Subsidiary or Non-Wholly Owned Subsidiary, the holder of such Indebtedness having recourse solely to the parcels of Real Estate, or interests therein, securing such Indebtedness or the direct owner of such real estate, the leases thereon and the rents, profits and equity thereof or the fixed or capital assets, as applicable (except for recourse against the general credit of Guarantors, Borrower, their Subsidiaries or a Non- Wholly Owned Subsidiary for any Non-Recourse Exclusions), provided that in calculating the amount of Non- Recourse Indebtedness at any time, Borrower’s reasonable estimate of the amount of any Non-Recourse Exclusions which are the subject of a claim and action shall not be included in the Non-Recourse Indebtedness but shall constitute Recourse Indebtedness. Non-Recourse Indebtedness shall also include Indebtedness of a Subsidiary of Parent Guarantor that is not a Subsidiary Guarantor or a Non-Wholly Owned Subsidiary which is a special purpose entity that is recourse solely to such Subsidiary or Non-Wholly Owned Subsidiary (or any holding company or other entity which owns such special purpose entity), which is not cross-defaulted to other Indebtedness of the Loan Parties (to the extent the same would trigger full recourse liability) and which does not constitute Indebtedness of any other Person (other than such Subsidiary or Non-Wholly Owned Subsidiary which is the borrower thereunder, or any holding company or other entity which owns such special purpose entity).
“Non-U.S. Lender”: See §4.4(c).
“Non-Wholly Owned Subsidiary”: In respect of any Loan Party, any other Person in whom such Loan Party holds an equity Investment which is not a Wholly Owned Subsidiary.
“Notes”: See §2.2
“Notice”: See §19.
“Obligations”: The term “Obligations” shall mean and include:
A.    The payment, in accordance with the terms of the Loan Documents, of the principal sum, interest at variable rates, charges and indebtedness evidenced by the Notes including any extensions, renewals, replacements, increases, modifications and amendments thereof, given by Borrower to the order of the respective Lenders;
B.    The payment, performance, discharge and satisfaction, in accordance with the terms of the Loan Documents, of each of the covenants, warranties, representations, undertakings and conditions to be paid, performed, satisfied and complied with by the Loan Parties under and pursuant to this Agreement or the other Loan Documents;
C.    The payment, in accordance with the terms of the Loan Documents, of the costs, expenses, legal fees and liabilities incurred by Agent and Lenders in connection with the enforcement of any of Agent’s or any Lender’s rights or remedies under this Agreement or the other Loan Documents, or any other instrument, agreement or document which evidences or secures any other obligations or collateral therefor, whether now in effect or hereafter executed;
D.    The payment, performance, discharge and satisfaction of all other liabilities and obligations (including any Letter of Credit Liabilities) of any Loan Party to Agent, any Issuing Lender, any Swing Loan Lender or any other Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, and including, without limitation express or implied upon the generality of the foregoing, each liability and obligation of any Loan Party under any one or more of the Loan Documents and any amendment, extension, modification, replacement or recasting of any one or more of the instruments, agreements and documents referred to in this Agreement or any other Loan Document or executed in connection with the transactions contemplated by this Agreement or any other Loan Document; and
E.    All Hedge Obligations; provided, however, that in no event shall “Obligations” include any Excluded Swap Obligations.

“OFAC”: Office of Foreign Asset Control of the Department of the Treasury of the United States of America.
“Other Real Estate Investments”: (i) Investments in Real Estate which are not Multifamily Properties, and (ii) Debt Investments related to Multifamily Properties.
“Outstanding”: With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination. With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.
“Borrower”: As defined in the recital of parties hereto.
“Parent Guarantor”: IRT.
“Participant Register”: See §18.4.
“Patriot Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
“PBGC”: The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.
“Permitted Liens”: Liens, security interests and other encumbrances permitted (or of a nature permitted) by §8.2.
“Permitted Refinancing Indebtedness”: With respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable and customary amounts paid and fees and expenses reasonably incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, unless any amount in excess of such principal amount is used in reduction of the Indebtedness arising under the Loans hereunder, (B) such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of the Refinanced Indebtedness, (C) if the Refinanced Indebtedness is subordinated in right of payment or security to the Obligations, the Permitted Refinancing Indebtedness shall be subordinated to the same extent, and (D) no Loan Party that was not an obligor with respect to the Refinanced Indebtedness shall be an obligor under the Permitted Refinancing Indebtedness.
“Person”: Any individual, corporation, limited liability company, partnership, trust, unincorporated association, or other legal entity, and any government or any governmental agency or political subdivision thereof.
“Plan”: Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

“Plan Assets”: Assets of any Plan subject to Part 4, Subtitle B, Title I of ERISA.
“Potential Unencumbered Asset”: Any property of Borrower or a Subsidiary Guarantor which is not at the time of determination an Unencumbered Asset.
“Pricing Level”: See the definition of Applicable Margin.
“Pro Forma Basis”: As to any Person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four (4) consecutive fiscal quarter period being tested or, as applicable, the fiscal quarter period being tested (in each such case, the “Reference Period”): (a) in making any determination on a Pro Forma Basis, (x) effect shall be given to any Specified Transaction, including any change in Consolidated EBITDA relating thereto and any operating improvements or restructurings of the business of Borrower or any of the Subsidiaries that are expected to have a continuing impact and are supportable, which adjustments Borrower determines are reasonable and are supportable as set forth in a certificate signed on behalf of Borrower by an Authorized Officer, in each case, that occurred during the Reference Period; (y) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under the Loan Documents or otherwise) issued, incurred, assumed or permanently repaid during the Reference Period shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (z) interest expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (y), bearing floating interest rates shall be computed on a Pro Forma Basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods; and (b) notwithstanding anything to the contrary in this definition or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the asset sale, transfer, disposition or lease thereof has been entered into as discontinued operations, no pro forma effect shall be given to the classification thereof as discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such asset sale, transfer, disposition or lease shall have been consummated; provided that, at the election of Borrower, any adjustments to Consolidated EBITDA pursuant to clauses (a)(x) and (b) above shall not be required to be included for any Specified Transaction to the extent the aggregate consideration paid in connection with such Specified Transaction, is less than $15,000,000.00 in the aggregate for all such transactions in any fiscal year.
“PTE”: A prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Purchasing Lender”: See 2§14(a).
“QFC”: See §40.
“QFC Credit Support”: See §40.
“Qualified ECP Loan Party”: Means, in respect of any Hedge Obligation, each Loan Party with total assets exceeding $10,000,000.00 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Hedge Obligation or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Intermediary”: With respect to any Loan Party, a qualified intermediary within the meaning of Internal Revenue Service Regulation 1.1031(k)-1(g)(4) that is acting for the benefit of such Loan Party.
“Ratings Grid Election”: See definition of Applicable Margin.
“Real Estate”: All real property at any time owned or leased (as lessee or sublessee) by Borrower or any of its Subsidiaries, including, without limitation, the Unencumbered Assets.
“Recourse Indebtedness”: As of any date of determination, any Indebtedness (whether secured or unsecured) of Guarantors, Borrower, their Subsidiaries or their Non-Wholly Owned Subsidiaries with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to Non-Recourse Exclusions. Recourse Indebtedness shall not include Non-Recourse Indebtedness.
“Reference Period”: See definition of Pro Forma Basis.
“Refinanced Indebtedness”: See definition of Permitted Refinancing Indebtedness.
“Refinancing”: See definition of Permitted Refinancing Indebtedness.
“Register”: See §18.2.
“Reimbursement Contribution”: See §38(b).
“Release”: Any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than in reasonable quantities to the extent necessary in the ordinary course of operation of Loan Parties’, their tenants’ or operators’ business and, in any event, in compliance, in all material respects, with all Environmental Laws).
“Relevant Governmental Body”: The Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Rent Roll”: A report prepared by Borrower showing for each Unencumbered Asset owned or leased by Borrower or any Subsidiary Guarantor, its occupancy, tenants, lease expiration dates, lease rent and other information in substantially the form presented to Agent on or prior to the date hereof.
“Representative”: See §14.17.
“Required Lenders”: As of any date, such Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than fifty-one percent (51%) of the aggregate amount of the Total Commitment, or, if the Total Commitment has been terminated or reduced to zero, Lenders whose aggregate Commitment Percentage is equal to or greater than fifty-one percent (51%) of the principal amount of the Exposure; provided that (a) in determining such Commitment Percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of Lenders shall be redetermined, for voting purposes only, to exclude the Commitment Percentages of such Defaulting Lenders, and (b) at all times when two or more Lenders are party to this Agreement, the term “Required Lenders” shall in no event mean less than two (2) Lenders.

“Required Class Lenders”: With respect to any Class of Lenders, as of any date, such Lender or Lenders whose aggregate Applicable Percentage is equal to or greater than fifty-one percent (51%) of the aggregate amount of the aggregate Commitments of all Lenders of such Class, or, if the Commitments of all Lenders of such Class have been terminated or reduced to zero, Lenders whose aggregate Applicable Percentage is equal to or greater than fifty-one percent (51%) of the principal amount of the Revolving Credit Exposure, Outstanding 2021 Term Loans or Outstanding 2022 Term Loans, as applicable; provided that (a) in determining such Commitment Percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of Lenders shall be redetermined, for voting purposes only, to exclude the Commitment Percentages of such Defaulting Lenders, and (b) at all times when two or more Lenders of any certain Class are party to this Agreement, the term “Required Class Lenders” shall in no event mean less than two (2) Lenders of such Class.
“Reserve Percentage”: For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.
“Resolution Authority”: An EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer”: The chief executive officer, president, chief financial officer, treasurer, assistant treasurer or any executive vice president of a Loan Party and, for purposes of §10.4, the secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Revolving Credit Commitment”: As to each Lender, the amount set forth on Schedule 1.1-A hereto under the caption “Revolving Credit Commitment”, or as set forth in the applicable Assignment and Acceptance Agreement or Accession Agreement, as the amount of such Lender’s Commitment to make or maintain Loans (other than Swing Loans) to Borrower, to participate in Letters of Credit for the account of Borrower and to participate in Swing Loans to Borrower, as the same may be increased or decreased from time to time or terminated in accordance with the terms of this Agreement.
“Revolving Credit Commitment Percentage”: With respect to each Revolving Credit Lender, the percentage set forth on Schedule 1.1-A hereto as such Revolving Credit Lender’s percentage of the Revolving Credit Commitments of all Revolving Credit Lenders, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Revolving Credit Commitments of the Revolving Credit Lenders have been terminated as provided in this Agreement, then the Revolving Credit Commitment Percentage of each Revolving Credit Lender shall be the ratio, expressed as a percentage, of (A) the sum of the unpaid principal amount of all Revolving Credit Exposure of such Revolving Credit Lender to (B) the sum of the aggregate unpaid principal amount of the Revolving Credit Exposure of all Revolving Credit Lenders as of such date.
“Revolving Credit Exposure”: At any time, the sum of (a) the aggregate Revolving Credit Loans held by the Lenders and (b) the LC Exposure of the Lenders.

“Revolving Credit Facility Amount”: The initial $500,000,000.00 unsecured revolving facility, plus any increase thereto pursuant to §2.11.
“Revolving Credit Lender”: Any Lender that has a Revolving Credit Commitment, the initial Revolving Credit Lenders being identified on Schedule 1.1-A hereto.
“Revolving Credit Loan or Loans”: An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of Five Hundred Million Dollars ($500,000,000.00) (subject to increase as provided in §2.11 and less any decrease thereto pursuant to §2.4) to be made by the Revolving Credit Lenders hereunder as more particularly described in §2. Without limiting the foregoing, (a) Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §2.10(f) and (b) Swing Loans shall constitute “Revolving Credit Loans” for all purposes hereunder.
“Revolving Credit Maturity Date”: January 31, 2026, as such date may be extended as provided in §2.12, or such earlier date on which the Revolving Credit Loans shall become due and payable or the Revolving Credit Commitments are terminated pursuant to the terms hereof.
“Revolving Facility Arranger”: As defined in the recital of parties hereto.
“S&P”: S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.
“Sanctioned Entity”: Any of (a) an agency, political subdivision, or instrumentality of the government of, (b) an organization directly or indirectly controlled by or (c) a Person or group resident in, in each case, a country that is itself the subject of Sanctions.
“Sanctioned Person”: means any Person that is (i) listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury, the European Union, Canada or any other Governmental Authority, (ii) any Person located, operating, organized or resident in a Designated Jurisdiction, (iii) an agency of the government of a Designated Jurisdiction, or (iv) any Person Controlled by any Person or agency described in any of the preceding clauses (i) through (iii).
“Sanctions”: Economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.
“SEC”: The federal Securities and Exchange Commission.
“Secured Indebtedness”: As of any date of determination, that portion of Total Indebtedness which is secured by a Lien on Real Estate, any ownership interests in any Subsidiary or Non-Wholly Owned Subsidiary or any other assets, but excluding, with respect to any Secured Recourse Indebtedness, the amount, if any, by which the principal amount of such Secured Recourse Indebtedness exceeds the applicable Collateral Value of the collateral securing such indebtedness.
“Secured Leverage Ratio”: As of any date of determination, Secured Indebtedness divided by Gross Asset Value, expressed as a percentage.
“Secured Recourse Indebtedness”: As of any date of determination, that portion of Secured Indebtedness with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness (subject to Non-Recourse Exclusions); provided that Indebtedness of a single- purpose entity (or any holding company or other entity which owns such single-purpose entity) which is secured by substantially all of the assets of such single-purpose entity (or any holding company or other entity which owns such single-purpose entity) but for which there is no recourse to another Person beyond the single-purpose entity or holding company or other entity which owns such single-purpose entity (other than with respect to Non- Recourse Exclusions) shall not be considered a part of Secured Recourse Indebtedness even if such Indebtedness is fully recourse to such single-purpose entity (or any holding company or other entity which owns such single- purpose entity) and unsecured guarantees provided by Borrower or any Guarantor of mortgage loans to Subsidiaries or Non-Wholly Owned Subsidiaries shall not be included in Secured Recourse Indebtedness.
“Selling Lender”: See §2.14(a).
“SEMS”: The Superfund Enterprise management System.
“SOFR or SOFR Rate”: With respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day.
“SOFR Administrator”: The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website”: The website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Business Day”: Any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“SOFR Index Adjustment”: (i) for Daily Simple SOFR, 0.100000% (10 basis points) and (ii) for Adjusted Term SOFR and with respect to any Interest Period relating to a Term SOFR Loan, the rate per annum set forth in the table below across from the relevant Interest Period:

One-Month	0.100000% (10 basis points)
Three-Month	0.100000% (10 basis points)

“SOFR Loan”: A Loan that bears interest at a rate based on SOFR (other than pursuant to clause (c) of the definition of “Base Rate”), and includes each Daily Simple SOFR Loan and each Term SOFR Loan.
“SOFR Rate Day”: As defined in the definition of “Daily Simple SOFR.”
“Solvent”: With respect to the Loan Parties, that (a) the fair value of the property of the Loan Parties is greater than the total amount of liabilities, including contingent liabilities, of the Loan Parties, (b) the present fair salable value of the assets of the Loan Parties is not less than the amount that will be required to pay the probable liability of the Loan Parties on their debts as they become absolute and matured, (c) the Loan Parties do not intend to, and do not believe that they will, incur debts or liabilities beyond the Loan Parties’ ability to pay such debts and liabilities as they mature and (d) the Loan Parties are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Loan Parties’ property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Loan Party”: Any Loan Party that is not then a Qualified ECP Loan Party (determined prior to giving effect to §7.21).
“Specified Transaction”: With respect to any period, any (a) asset sale, acquisition, Investment, sale, transfer or other disposition of assets or property other than in the ordinary course, (b) any merger or consolidation, or any similar transaction, or (c) any incurrence, issuance or repayment of Indebtedness.
“Stabilized Property”: Real Estate (a) which is a commercial property operating as a Multifamily Property that is completed with tenants in occupancy and open for business, or (b) which has ceased to be a “Construction in Process” in accordance with the definition thereof.
“State”: A state of the United States of America and the District of Columbia.
“Subsidiary”: For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.
“Subsidiary Guarantor”: Any Guarantor that is a Subsidiary of Borrower party hereto as of the Closing Date and any Additional Subsidiary Guarantor that is the direct owner of an Unencumbered Asset.
“Supported QFC”: See §40.
“Swing Loan”: See §2.5(a).
“Swing Loan Commitment”: With respect to each Swing Loan Lender, the amount set forth opposite such Swing Loan Lender’s name on Schedule 1.1-A hereto under the caption “Swing Loan Commitment”, which shall, in the aggregate, be an amount equal to ten percent (10%) of the aggregate amount of the Revolving Credit Commitments, or as set forth in the applicable Assignment and Acceptance Agreement or Accession Agreement, as the same may be changed from time to time in accordance with the terms of this Agreement. The Swing Loan Commitment is part of, and not in addition to, the Total Commitment.
“Swing Loan Lenders”: KeyBank and Citibank, each in its capacity as a Swing Loan Lender, and any successors thereto in such capacity.
“Swing Loan Note”: See §2.5(b).

“Swing Loan Share”: With respect to each Swing Loan Lender and each Swing Loan, such Swing Loan Lender’s ratable portion of such Swing Loan, calculated based upon the ratio of such Swing Loan Lender’s Swing Loan Commitment to the total Swing Loan Commitments of all of the Swing Loan Lenders.
“Syndication Agents”: As defined in the preamble hereto.
“Taking”: The taking or appropriation (including by deed in lieu of condemnation) of any Unencumbered Asset, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any customarily recognized and compensated damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.
“Taxes”: Any present or future taxes, levies, imposts, duties, charges, fees, or similar deductions or withholdings that are imposed by any Governmental Authority.
“Term Lender”: Collectively, the Lenders which have any Term Loan Commitment or hold any Term Loans.
“Term Loan” or “Term Loans”: The 2021 Term Loans and/or the 2022 Term Loans, as the case may be.
“Term Loan Arranger”: As defined in the recital of parties hereto.
“Term Loan Commitment”: With respect to each Term Lender, such Term Lender’s 2021 Term Loan Commitment or 2022 Term Loan Commitment, as applicable.
“Term Loan Commitment Percentage”: With respect to each Term Lender, such Term Lender’s 2021 Term Loan Commitment Percentage or 2022 Term Loan Commitment Percentage, as applicable.
“Term Loan Maturity Date”: The 2021 Term Loan Maturity Date and/or the 2022 Term Loan Maturity Date, as applicable.
“Term SOFR”: For any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Lookback Day”) that is two SOFR Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Lookback Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding SOFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three SOFR Business Days prior to such Lookback Day, and for any calculation with respect to a Base Rate Loan, the Term SOFR Reference Rate for a tenor of one month on the day that is two SOFR Business Days prior to the date the Base Rate is determined, subject to the proviso provided above.
“Term SOFR Administrator”: CME (or a successor administrator of the Term SOFR Reference Rate, as selected by the Agent in its reasonable discretion).

“Term SOFR Loan”: A Loan that bears interest based on the Adjusted Term SOFR (other than pursuant to clause (c) of the definition of Base Rate).
“Term SOFR Reference Rate”: The forward-looking term rate based on SOFR.
“Titled Agents”: Arrangers, Syndication Agents, Bookrunners, or any Documentation Agent.
“Total Commitment”: The aggregate Commitments of the Lenders as set forth on Schedule 1.1-A hereto, as the same may be increased or decreased from time to time or terminated in accordance with the terms of this Agreement.
“Total Revolving Commitment”: The sum of the Revolving Credit Commitments of the Revolving Credit Lenders, which, as of the Closing Date, total in an initial amount of FIVE HUNDRED MILLION AND 00/100 DOLLARS ($500,000,000.00) and as further subject to increase or reduction as provided herein.
“Total Consolidated Operating Property Value”: As of any date of determination, on a consolidated basis for the Consolidated Group, the sum of: (a) the aggregate Consolidated Asset NOI for all Stabilized Properties (excluding Consolidated Asset NOI from Stabilized Properties being held at acquisition cost under (b) below) for the most recent calendar quarter, annualized, divided by the Capitalization Rate, plus (b) the acquisition cost of any Stabilized Property for the first eighteen (18) months following its acquisition.
“Total Indebtedness”: As of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a Consolidated basis plus (b) the Consolidated Group Pro Rata Share of all Indebtedness of any Non-Wholly Owned Subsidiaries outstanding at such date.
“Total Unencumbered Asset Value”: As of any date of determination, on a consolidated basis for the Consolidated Group the sum of: (a) the aggregate Unencumbered Asset NOI for all Stabilized Properties (excluding Unencumbered Asset NOI from Stabilized Properties being held at acquisition cost under (b) below) for the most recent calendar quarter, annualized, divided by the Capitalization Rate, plus (b) the acquisition cost of any Stabilized Property for the first eighteen (18) months following its acquisition plus (c) 80% of all 1031 Cash held by a Qualified Intermediary on behalf of any Loan Party at such time.
“Type”: As to any Loan, its nature as a Base Rate Loan, Daily Simple SOFR Loan, or a Term SOFR Loan.
“UK”: The United Kingdom of Great Britain and Northern Ireland.
“UK Financial Institution”: Any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority”: The Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement”: The applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unencumbered Asset Adjusted NOI”: On any date of determination, the Unencumbered Asset NOI for the most recent fiscal quarter, annualized, less, with respect to Real Estate owned by any Person in the Consolidated Group, the Capital Expenditure Reserve, and, with respect to Real Estate owned by Non-Wholly Owned Subsidiaries, the Consolidated Group Pro Rata Share of the Capital Expenditure Reserve.
“Unencumbered Asset Conditions”: See the definition of Unencumbered Assets.
“Unencumbered Asset Financial Covenants”: The financial covenants set forth in §9.6 (Minimum Unsecured Interest Coverage), and §9.9 (Maximum Unsecured Leverage Ratio).
“Unencumbered Asset NOI”: As of any date of determination, “property rental and other income” attributable to the Unencumbered Assets (including, without limitation, payments received from insurance on account of business or rental interruption and condemnation proceeds from any temporary use or occupancy) accruing for such period minus the amount of all expenses incurred in connection with and directly attributable to the ownership and operation of such Unencumbered Assets for such period (including, without limitation, property management fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding Interest Expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs plus acquisition costs for consummated acquisitions), with such results being “grossed up” for any Unencumbered Assets not owned for the entire testing period.
“Unencumbered Assets”: (a) Each Multifamily Property listed on Schedule 5.1 and (b) each other Multifamily Property designated as an Unencumbered Asset by Borrower pursuant to §5.2 (i) that is an operating Multifamily Property located within the fifty (50) States of the United States or the District of Columbia, (ii) that is wholly-owned in fee (or leased under a Ground Lease acceptable to Agent in its reasonable discretion), by Borrower or a Subsidiary Guarantor, (iii) that is not subject to any Liens (other than Permitted Liens) or any Negative Pledge, (iv) that is not subject to mezzanine debt financing, (v) that is not the subject of a Disqualifying Environmental Event or Disqualifying Structural Event and is free of all title defects, or other materially adverse matters, in each case which in the reasonable determination of Agent would materially impact the value, cashflow, or marketability of such Multifamily Property and (vi) with respect to which all of the representations set forth in §6 of this Agreement concerning Unencumbered Assets are true and correct in all material respects with respect thereto (the requirements described in clauses (i) through (vi) being the “Unencumbered Asset Conditions”).
“Unhedged Variable Rate Indebtedness”: As of any date of determination, the sum of (a) Total Indebtedness minus (b) the sum of (i) the aggregate amount of all Total Indebtedness having interest which accrues thereon at a fixed rate of interest per annum plus (ii) with respect to all Total Indebtedness hedged by Derivatives Contracts effectively fixing or capping the per annum rate of interest thereof, the aggregate notational amount of all such Derivatives Contracts.
“Unimproved Land”: Real Estate which is unimproved and on which no development or Construction in Process is in effect.
“Unrestricted Cash and Cash Equivalents”: As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted cash” and “Unrestricted Cash Equivalents” means, as of any date of determination, the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Consolidated Group prepared in accordance with GAAP as of the end of the most recently ended fiscal quarter ending prior to the date of such determination for which consolidated financial statements of the Consolidated Group are available to the extent such cash is not classified as restricted for financial statement purposes (unless so classified solely because of any provision under this Agreement and/or the other Loan Documents or because they are subject to a Lien securing the Obligations hereunder or the obligations thereunder).
“Unsecured Indebtedness”: As of any date of determination, the portion of Total Indebtedness outstanding at such date that is not Secured Indebtedness.
“Unsecured Interest Expense”: For any period for the Consolidated Group, all paid, accrued or capitalized interest expense on the Unsecured Indebtedness of the Consolidated Group (whether direct, indirect or contingent, and including, without limitation, interest on all convertible debt but excluding amortization of financing costs). For the avoidance of doubt, Unsecured Interest Expense shall include the Consolidated Group Pro Rata Share of Unsecured Interest Expense attributable to Non-Wholly Owned Subsidiaries.
“Unsecured Leverage Ratio”: As of any date of determination, Unsecured Indebtedness divided by Total Unencumbered Asset Value, expressed as a percentage.
“Unsecured Recourse Indebtedness”: As of any date of determination, Recourse Indebtedness that is not Secured Recourse Indebtedness.
“Unused Fee”: See §2.3(a).
“U.S. Lender”: See §4.4(c).
“U.S. Special Resolution Regimes”: See §40.
“Wholly Owned Subsidiary”: As to Borrower, any Subsidiary of Borrower that is directly or indirectly owned one hundred percent (100%) by Borrower, without regard to Equity Interests issued so as to achieve up to 125 equity holders so as to qualify as a REIT.
“Write-Down and Conversion Powers”: (a) With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the UK, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
§1.2Rules of Interpretation.
(a)A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.
(b)The singular includes the plural and the plural includes the singular.

(c)A reference to any law includes any amendment or modification of such law.
(d)A reference to any Person includes its permitted successors and permitted assigns.
(e)Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.
(f)The words “include”, “includes” and “including” are not limiting.
(g)The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval.
(h)All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.
(i)Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.
(j)The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.
(k)The words “the date hereof” or words of like import shall mean the date that this Agreement is fully executed by all parties.
(l)In the event of any change in generally accepted accounting principles after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrower or Agent, Borrower and Agent shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of Borrower as in effect prior to such accounting change, as determined by Borrower and Agent in good faith. Until such time as such amendment shall have been executed and delivered by Borrower and Agent, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.
(m)For purposes of this Agreement, “knowledge” of any Loan Party or any Loan Party “becoming aware” or other language of similar import means, with respect to any matter, the actual knowledge of any Responsible Officer.
§1.3Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. “Revolving Loan” or “Term Loan”) or by Type (e.g. “SOFR Loan” or “Base Rate Loan”) or by Class and Type (e.g., “Revolving SOFR Loan”). Borrowings also may be classified and referred to by Class (e.g., “Revolving Borrowing”) or by Type (e.g. “SOFR Borrowing”) or by Class and Type (e.g., “Revolving SOFR Borrowing”).
§1.4Amendment and Restatement

(n)The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in §10, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation, payment and reborrowing or termination of the “Obligations” (as defined in the Existing Credit Agreement). All “Loans” made, “Letters of Credit” issued, and “Obligations” incurred under the Existing Credit Agreement which are outstanding on the Closing Date, if any, shall continue as Loans, Letters of Credit, and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness hereof, all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Obligations” shall be deemed to refer to the Obligations hereunder.
(o)Upon the Closing Date, unless amended and restated in connection with this Agreement, all “Loan Documents” (as defined in the Existing Credit Agreement), including, without limitation, any Notes and any Guaranty, shall remain in full force and effect, as the same may be specifically modified and/or amended by the terms thereof, and constitute Loan Documents hereunder and all references to the “Agent”, “Credit Agreement” and the “Loan Documents” therein shall be deemed to refer to the Agent, this Agreement and the Loan Documents, respectively. Each Loan Party hereby ratifies, confirms, and reaffirms all of its obligations under any such Loan Document to which it is a party, as the same may be specifically modified and/or amended by the terms thereof, and acknowledges and agrees that all Liens in any of its assets and properties created under any such Loan Documents shall continue in full force and effect and shall secure the Obligations (as defined hereunder).
§1.5Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
§1.6Rates. The interest rate on Loans denominated in Dollars may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. The Agent will, in keeping with industry practice, continue using its current rounding practices in connection with the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR. In connection with the use or administration of Daily Simple SOFR and Term SOFR, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Simple SOFR and Term SOFR.
§2.THE CREDIT FACILITY.
§2.1Loans.
(a)Term Loans.
(i)Prior to the date hereof, each Term Lender holding a 2021 Term Loan Commitment made a 2021 Term Loan to Borrower in the aggregate principal amount equal to such Term Lender’s 2021 Term Loan Commitment. The 2021 Term Loans shall mature on the 2021 Term Loan Maturity Date. Borrower may not reborrow any portion of any 2021 Term Loan once repaid. 2021 Term Loans may be Base Rate Loans, Daily Simple SOFR Loans or Term SOFR Loans, as further provided herein. As of the Closing Date, the aggregate outstanding principal balance of the 2021 Term Loans is $200,000,000.00.
(ii)Prior to the date hereof, each Term Lender holding a 2017 Term Loan Commitment (as defined in the Existing Credit Agreement) made a 2017 Term Loan (as defined in the Existing Credit Agreement) to Borrower in the aggregate principal amount equal to such Term Lender’s 2017 Term Loan Commitment (as defined in the Existing Credit Agreement). Prior to the date hereof, each Term Lender holding a 2018 Term Loan Commitment (as defined in the Existing Credit Agreement) made a 2018 Term Loan (as defined in the Existing Credit Agreement) to Borrower in the aggregate principal amount equal to such Term Lender’s 2018 Term Loan Commitment (as defined in the Existing Credit Agreement). As of the Closing Date, the aggregate Outstanding principal balance of the 2017 Term Loan (as defined in the Existing Credit Agreement) is $100,000,000.00 and the aggregate Outstanding principal balance of the 2018 Term Loan (as defined in the Existing Credit Agreement) is $200,000,000.00 (collectively, the “Existing Term Loans”). Subject to the terms and conditions set forth in this Agreement, on the Closing Date, each 2022 Term Lender severally agrees to make a term loan to Borrower in the aggregate principal amount equal to such 2022 Term Lender’s 2022 Term Loan Commitment such that as of the Closing Date, the aggregate Outstanding principal balance of the Existing Term Loans and such new term loans (all of the foregoing, collectively, the “2022 Term Loans”) shall equal $400,000,000. The 2022 Term Loan Commitments of the 2022 Term Lenders shall expire concurrently with the making of the 2022 Term

Loan on the Closing Date. For the avoidance of doubt, from and after the Closing Date, the 2017 Term Loan and the 2018 Term Loan shall be subsumed into, and form a part of, the 2022 Term Loan. The 2022 Term Loans shall mature on the 2022 Term Loan Maturity Date. Borrower may not reborrow any portion of any 2022 Term Loan once repaid. 2022 Term Loans may be Base Rate Loans, Daily Simple SOFR Loans or Term SOFR Loans, as further provided herein. As of the Closing Date, the aggregate outstanding principal balance of the 2022 Term Loans is $400,000,000.00.
(b)The Revolving Credit Loans. Subject to the terms and conditions set forth in this Agreement, each of the Revolving Credit Lenders severally agrees to lend to Borrower, and Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Revolving Credit Maturity Date upon notice by Borrower to Agent given in accordance with §2.7, such sums as are requested by Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount Outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) such Revolving Credit Lender’s Revolving Credit Commitment and (ii) such Revolving Credit Lender’s Commitment Percentage of (A) the Facility Available Amount minus (B) the sum of (1) the amount of all Outstanding Revolving Credit Loans and (without duplication) Swing Loans and Term Loans and (2) the aggregate amount of Letter of Credit Liabilities; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the Outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Term Loans, Swing Loans and Letter of Credit Liabilities shall not at any time exceed the Total Commitment or cause a violation of the covenants set forth in §9. The Revolving Credit Loans shall be made pro rata in accordance with each Revolving Credit Lender’s Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by Borrower that all of the conditions required of Borrower set forth in §10 and §11 have been satisfied on the date of such request (or if such condition is required to have been satisfied only as of the Closing Date, that such condition was satisfied as of the Closing Date). Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Revolving Credit Lender that such conditions have not been satisfied. No Revolving Credit Lender shall have any obligation to make Revolving Credit Loans to Borrower in the maximum aggregate principal outstanding balance of more than the principal face amount of its Revolving Credit Note or its Revolving Credit Commitment, as applicable.
§2.2Notes. The Loans shall, if requested by each Lender, be evidenced by separate promissory notes of Borrower in substantially the form of Exhibit A-1 attached hereto for Revolving Credit Loans (“Revolving Credit Notes”), Exhibit A-2 attached hereto for 2021 Term Loans (“2021 Term Loan Notes”), or Exhibit A-3 attached hereto for 2022 Term Loans (“2022 Term Loan Notes”), as applicable (collectively, the “Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Note shall be payable to the order of each Lender which so requests the issuance of a Note in the principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of all Loans made by such Lender, plus interest accrued thereon, as set forth below.
§2.3Unused Fee; Facility Fee. (a) Subject to §2.3(b) below, Borrower agrees to pay to Agent for the account of the Revolving Credit Lenders (other than any Defaulting Revolving Credit Lender) in accordance with their respective Commitment Percentages a facility unused fee (the “Unused Fee”) calculated at the rate per annum as set forth below on the actual daily amount by which the Revolving Credit Commitment exceeds the outstanding principal amount of Revolving Credit Loans, Swing Loans and the face amount of Letters of Credit Outstanding during each calendar quarter or portion thereof commencing on the date hereof and ending on the Revolving Credit Maturity Date. The Unused Fee shall be calculated for each quarter based on the ratio (expressed as a percentage) of (i) the actual daily amount of the outstanding principal amount of the Revolving Credit Loans and (without duplication) Swing Loans and the face amount of Letters of Credit Outstanding during such quarter to (ii) the Revolving Credit Commitment, and if such ratio is less than fifty percent (50%), the Unused Fee shall be payable at the rate of one quarter of one percent (0.25%) per annum, and if such ratio is equal to or greater than fifty percent (50%), the Unused Fee shall be payable at the rate of fifteen hundredths of one percent (0.15%) per annum. The Unused Fee shall be payable quarterly in arrears on the first (1st) Business Day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Revolving Credit Maturity Date.
(c)In the event that Parent Guarantor achieves an Investment Grade Rating and Borrower makes a Ratings Grid Election, Borrower shall no longer pay the Unused Fee immediately following the end of the quarter during which Agent receives such notice. For each succeeding quarter, Borrower shall pay a facility fee (the “Facility Fee”) at the applicable rate set forth in the Debt Ratings pricing grid under clause (b)(1) of the definition of “Applicable Margin”, times the actual daily amount of each Revolving Credit Lender’s Revolving Credit Commitment, regardless of usage. The Facility Fee will be payable quarterly in arrears on the last day of each March, June, September and December, and on the Revolving Credit Maturity Date. If Borrower has made the Ratings Grid Election as described above but thereafter Parent Guarantor fails to maintain an Investment Grade Rating by at least one of S&P or Moody’s, then (x) the Unused Fee shall be payable during the period commencing on the date Parent Guarantor no longer has an Investment Grade Rating by at least one of S&P or Moody’s and ending on the date Borrower makes another Ratings Grid Election, and (y) no Facility Fee shall be payable during the period that the Unused Fee is payable.
(a)All interest and fees accrued and unpaid under the Existing Agreement as of the date of this Agreement with respect to Revolving Credit Loans (as defined in the Existing Agreement) shall be due and payable in the amount determined pursuant to the Existing Agreement for periods prior to the Closing Date on the next date established for payment of such interest or fee set forth in this Agreement.
§2.4Reduction and Termination of the Revolving Credit Commitments. Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to Agent to reduce by $25,000,000.00 or an integral multiple of $5,000,000.00 in excess thereof (provided that in no event shall the Revolving Credit Commitment be reduced in such manner to an amount less than $75,000,000.00 unless the Revolving Credit Commitment is terminated in full) or to terminate entirely the Revolving Credit Commitments, whereupon the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.8; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans, the Outstanding Swing Loans and the Letter of Credit Liabilities would exceed the Revolving Credit Commitments of the Revolving Credit Lenders as so terminated or reduced. Promptly after receiving any notice from Borrower delivered pursuant to this §2.4, Agent will notify the Revolving Credit Lenders of the substance thereof. Any reduction of the Revolving Credit Commitments shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000.00) in the maximum amount of the Swing Loan Commitment and the Letter of Credit Commitment, respectively. Upon the effective date of any such reduction or termination, Borrower shall pay to Agent for the respective accounts of the Revolving Credit Lenders the full amount of any Unused Fee or Facility Fee under §2.3 then accrued on the amount of the reduction. No reduction or termination of the Revolving Credit Commitments may be reinstated.

§2.5Swing Loan Commitment.
(d)Subject to the terms and conditions set forth in this Agreement, each Swing Loan Lender agrees, in accordance with its respective Swing Loan Share, to lend to Borrower (the “Swing Loans”), and Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is ten (10) Business Days prior to the Revolving Credit Maturity Date upon notice by Borrower to the Swing Loan Lenders given in accordance with this §2.5, such sums as are requested by Borrower for the purposes set forth in §2.9 in an aggregate principal amount at any one time outstanding with respect to each Swing Loan Lender not exceeding such Swing Loan Lender’s Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing; (ii) if a Revolving Credit Lender shall be a Defaulting Lender, the requested amount of the Swing Loan shall be reduced by the amount of such Defaulting Lender’s participation interest in the Swing Loan; (iii) the Outstanding principal amount of the Revolving Credit Loans and (without duplication) Swing Loans (after giving effect to all amounts requested) and Letter of Credit Liabilities shall not exceed the aggregate Revolving Credit Commitment; and (iv) the Exposure (after giving effect to all amounts requested) shall not at any time exceed the lesser of (A) the aggregate Commitments or (B) the Facility Available Amount. The funding of a Swing Loan hereunder shall constitute a representation and warranty by Borrower that all of the conditions set forth in §10 and §11 have been satisfied on the date of such funding (or if such condition is required to have been satisfied only as of the initial Closing Date, that such condition was satisfied as of the Closing Date) or waived by Agent. Each Swing Loan Lender may assume that the conditions in §10 and §11 have been satisfied unless such Swing Loan Lender has received written notice from a Revolving Credit Lender that such conditions have not been satisfied. Each Swing Loan shall be due and payable within seven (7) days of the date such Swing Loan was provided and Borrower hereby agrees (to the extent not repaid as contemplated by §2.5(d) below) to repay each Swing Loan (whether or not demand for payment is made) on or before the date that is seven (7) days from the date such Swing Loan was provided.
(e)The Swing Loans shall be evidenced by separate promissory notes of Borrower in substantially the form of Exhibit B hereto (the “Swing Loan Notes”), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Notes shall be payable to the order of the Swing Loan Lenders in the principal face amount equal to each such Swing Loan Lender’s Swing Loan Commitment and shall be payable as set forth below.
(f)Borrower shall request a Swing Loan by delivering to the Agent and the Swing Loan Lenders a Loan Request executed by an Authorized Officer, together with an executed Availability Certificate in the form of Exhibit F (each, an “Availability Certificate”), no later than 12:00 p.m. (Eastern time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $1,000,000.00) and providing the wire instructions for the delivery of the Swing Loan proceeds. The Loan Request shall also contain the information required by §2.7 (to the extent applicable). Each such Loan Request shall be irrevocable and binding on Borrower and shall obligate Borrower to accept such Swing Loan on the Drawdown Date. Notwithstanding anything herein to the contrary, a Swing Loan shall be a Base Rate Loan and shall bear interest at a rate per annum equal to the Base Rate for Revolving Credit Base Rate Loans. The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lenders (in accordance with their respective Swing Loan Shares) to Borrower no later than 3:00 p.m. (Eastern time) on the requested Drawdown Date.
(g)The Swing Loan Lenders shall, within two (2) Business Days after the Drawdown Date with respect to such Swing Loan, request each Revolving Credit Lender, including the Swing Loan Lenders, to make a Revolving Credit Loan pursuant to §2.1 in an amount equal to such Revolving Credit Lender’s Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given. In the event that Borrower does not notify Agent in writing otherwise on or before noon (Eastern time) of the third (3rd) Business Day after the Drawdown Date with respect to such Swing Loan, Agent shall notify the Revolving Credit Lenders that such Revolving Credit Loan shall be a Revolving Credit Term SOFR Loan with an Interest Period of one (1) month, provided that the making of such Revolving Credit Term SOFR Loan will not be in contravention of any other provision of this Agreement, or if the making of a Revolving Credit Term SOFR Loan would be in contravention of this Agreement, then such notice shall indicate that such loan shall be a Revolving Credit Base Rate Loan. Borrower hereby irrevocably authorizes and directs the Swing Loan Lenders to so act on its behalf, and agrees that any amount advanced to Agent for the benefit of any Swing Loan Lender pursuant to this §2.5(d) shall be considered a Revolving Credit Loan pursuant to §2.1. Unless any of the events described in paragraph (h), (i), or (j) of §12.1 shall have occurred (in which event the procedures of §2.5(e) shall apply), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to the applicable Swing Loan Lender for the account of such Swing Loan Lender at Agent’s Head Office prior to 12:00 noon (Eastern time) in funds immediately available no later than the third (3rd) Business Day after the date such notice is given just as if the Revolving Credit Lenders were funding directly to Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes. The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swing Loans.
(h)If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Loan pursuant to §2.5(d) (including due to a Defaulting Lender’s failure to fund), each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.5(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Revolving Credit Commitment Percentage of such Swing Loan (or portion thereof). Each Revolving Credit Lender will immediately transfer to the Swing Loan Lenders in immediately available funds the applicable amount of its participation and upon receipt thereof each Swing Loan Lender will deliver to such Revolving Credit Lender a Swing Loan participation certificate dated the date of receipt of such funds and in the amount received by such Swing Loan Lender.
(i)Whenever at any time after a Swing Loan Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participation interest in a Swing Loan, or such Swing Loan Lender receives any payment on account thereof, such Swing Loan Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by such Swing Loan Lender is required to be returned, such Revolving Credit Lender will return to such Swing Loan Lender any portion thereof previously distributed by such Swing Loan Lender to it.
(j)Each Revolving Credit Lender’s obligation to fund a Revolving Credit Loan as provided in §2.5(d) or to purchase participation interests pursuant to §2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or Borrower may have against any Swing Loan Lender, Borrower or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of Borrower or any of its Subsidiaries; (iv) any breach of this Agreement or any of the other Loan Documents by Borrower or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Any portions of a Swing Loan not so purchased or converted may be treated by Agent and the Swing Loan Lenders as against such Revolving Credit Lender as a Revolving Credit Loan which was not funded by the non-purchasing Revolving Credit Lender as contemplated by §2.8 and §12.5, and shall have such rights and remedies against such Revolving Credit Lender as are set forth in §2.8, §12.5, and §14.5. Each

Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Revolving Credit Lender under its Revolving Credit Commitment.
§2.6Interest on Loans.
(k)[Reserved].
(l)Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or converted to a SOFR Loan at the rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans.
(m)Each Daily Simple SOFR Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Daily Simple SOFR Loan is repaid or converted to a Term SOFR Loan or a Base Rate Loan, at the rate per annum equal to Adjusted Daily Simple SOFR plus the Applicable Margin for SOFR Loans.
(n)Each Term SOFR Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto, at the rate per annum equal to the sum of Adjusted Term SOFR determined for such Interest Period plus the Applicable Margin for SOFR Loans.
(o)Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.
(p)Base Rate Loans and SOFR Loans may be converted to Loans of the same Class by the other Type as provided in §4.1.
(q)The parties understand that the applicable interest rate for the Loans and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to Lenders by Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by Borrower) at the time it was delivered to Agent, and if the applicable interest rate or fees calculated for any period were different than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. Agent shall promptly notify Borrower in writing of any additional interest and fees due because of such recalculation, and Borrower shall pay such additional interest or fees due to Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. Borrower shall receive a credit or refund of any overpayment promptly after such determination. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement for a period of one hundred eighty (180) days, and this provision shall not in any way limit any of Agent’s, any Issuing Lender’s, or any Lender’s other rights under this Agreement.
§2.7Requests for Revolving Credit Loans. Borrower shall give to Agent written notice executed by an Authorized Officer in the form of Exhibit D hereto (or telephonic notice confirmed in writing in the form of Exhibit D hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 1:00 p.m. (Eastern time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans or Daily Simple SOFR Loans and two (2) Business Days prior to the proposed Drawdown Date with respect to Term SOFR Loans, together with an executed Availability Certificate. Each such notice shall specify with respect to the requested Loan the proposed principal amount of such Loan, the Type of Loan, the initial Interest Period (if applicable) for such Loan and the Drawdown Date. Promptly upon receipt of any such notice, Agent shall notify each of the Lenders thereof. Each such Loan Request shall be irrevocable and binding on Borrower and shall obligate Borrower to accept the Loan requested from the Lenders on the proposed Drawdown Date. The Borrower shall be liable to each Lender for any costs or expenses incurred by such Lender in the event that it fails to borrow any requested Term SOFR Loan. Nothing herein shall prevent Borrower from seeking recourse against any Lender that fails to advance its proportionate share of a requested Loan as required by this Agreement. Each Loan Request shall be (a) for a Base Rate Loan or Daily Simple SOFR Loan in a minimum aggregate amount of $100,000.00; or (b) for a Term SOFR Loan in a minimum aggregate amount of $500,000.00; provided, however, that there shall be no more than seven (7) Term SOFR Loans outstanding at any one time. If no election as to the Type of Loan is specified, then the requested Loan shall be a Daily Simple SOFR Loan. If no election is specified as to whether a SOFR Loan is to be a Term SOFR Loan or Daily Simple SOFR Loan, then the requested SOFR Loan shall be a Daily Simple SOFR Loan. If no Interest Period is specified with respect to any requested Term SOFR Loan, then the Borrower shall be deemed to have selected an Interest Period of one (1) month.
§2.8Funds for Loans.
(r)Not later than noon (Eastern time) on the proposed Drawdown Date of any Loans of any Class, each of the Lenders of such Class will make available to Agent, at Agent’s Head Office, in immediately available funds, the amount of such Lender’s Applicable Percentage of the amount of the requested Loans of such Class which may be disbursed pursuant to §2.1. Upon receipt from each such Lender of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein (except, in each case, to the extent waived by Agent) to the extent applicable, Agent will make available to Borrower the aggregate amount of such Loans made available to Agent by the Lenders of such Class by crediting such amount to the account of Borrower maintained at Agent’s Head Office or wiring such funds in accordance with Borrower’s written instructions. The failure or refusal of any Lender to make available to Agent at the aforesaid time and place on any Drawdown Date the amount of its Applicable Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to Agent the amount of such other Lender’s Applicable Percentage of any requested Loans, including any additional Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.
(s)Unless Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to Agent such Lender’s Applicable Percentage of a proposed Loan of such Class, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and Agent may, if it chooses, in reliance upon such assumption make such Loan available to Borrower, and such Lender shall be liable to Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon Agent’s demand therefor, Agent will promptly notify Borrower, and Borrower shall promptly pay such corresponding amount to Agent. Agent shall also be entitled to recover from such Lender or Borrower (without duplication), as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Agent to Borrower to the date such corresponding amount is recovered by Agent at a per annum rate equal to (i) from Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate.
§2.9Use of Proceeds. Borrower will use the proceeds of the Loans and the Letters of Credit solely to (a) pay closing costs in connection with this Agreement; (b) fund the direct or indirect acquisition of additional Multifamily Properties located within the fifty (50) States of the continental United States or the District of Columbia; (c) fund capital and construction expenditures, tenant improvements, leasing or other commissions and property and equipment acquisitions within the fifty (50) States of the continental United States or the District of Columbia; (d) repay amounts owed under the Existing Credit Agreement; and (e) for general working capital purposes (including without limitation to finance interest shortfalls, general operating expenses, including without limitation taxes, insurance and other expenses, and the payment of fees and expenses related to the Facility).
§2.10Letters of Credit.
(t)Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is thirty (30) days prior to the Revolving Credit Maturity Date, the applicable Issuing Lender shall issue such Letters of Credit as Borrower may request upon the delivery of a written request in the form of Exhibit E hereto (a “Letter of Credit Request”), together with an executed Availability Certificate, to such Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the aggregate Letter of Credit Liabilities shall not exceed the aggregate Letter of Credit Commitments and the Letter of Credit Liabilities of the applicable Issuing Lender shall not exceed such Issuing Lender’s Letter of Credit Commitment, which Letter of Credit Commitment shall be automatically increased on a pro rata basis with increases in the aggregate Revolving Credit Commitments, (iii) in no event shall the aggregate Exposure (after giving effect to all Letters of Credit requested) exceed the Total Commitment or the Facility Available Amount, (iv) the conditions set forth in §10 and §11 shall have been satisfied (or if such condition is required to have been satisfied only as of the Closing Date, that such condition was satisfied as of the Closing Date) or waived by Agent, (v) no Revolving Credit Lender is a Defaulting Lender (provided the applicable Issuing Lender may, in its sole discretion, be entitled to waive this condition), unless the applicable Issuing Lender has entered into arrangements, including the delivery of cash collateral, satisfactory to such Issuing Lender (in its sole discretion) with Borrower or such Defaulting Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Liabilities as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion, and (vi) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. The applicable Issuing Lender may assume that the conditions in §10 and §11 have been satisfied unless it receives written notice from a Revolving Credit Lender that such conditions have not been satisfied. Each Letter of Credit Request shall be executed on behalf of Borrower by an Authorized Officer of Borrower. The Issuing Lenders shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of Borrower. The Issuing Lenders shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. Borrower assumes all risks with respect to the use of the Letters of Credit. Unless the applicable Issuing Lender and the Required Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending one year after the date of issuance thereof, subject to extension pursuant to an “evergreen” clause (as set forth below) reasonably acceptable to Agent and the applicable Issuing Lender (but in any event the term shall not extend beyond thirty (30) days prior to the Revolving Credit Maturity Date unless Borrower has provided to Agent cash collateral reasonably acceptable to Agent in an amount equal to the Letter of Credit Liability with respect to any Letter of Credit which extends beyond thirty (30) days prior to the Revolving Credit Maturity Date). The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the aggregate Revolving Credit Commitments as a Revolving Credit Loan.

If the Borrower so requests in any applicable Letter of Credit Request (or the amendment of an outstanding Letter of Credit), the applicable Issuing Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall permit such Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the Borrower and the applicable Issuing Lender at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Lender, the Borrower shall not be required to make a specific request to such Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Lender to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to the first paragraph of this Section 2.10(a); provided, that such Issuing Lender shall not (i) permit any such extension if (A) such Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Agent that the Required Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions set forth in §11 is not then satisfied, and in each such case directing such Issuing Lender not to permit such extension.
(u)Each Letter of Credit Request shall be submitted to the applicable Issuing Lender and Agent (if Agent is not the applicable Issuing Lender) at least three (3) Business Days (or such shorter period as such Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by an Authorized Officer or the chief financial or chief accounting officer of Parent Guarantor that Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit. Borrower shall further deliver to the applicable Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit I hereto or such other form as the Issuing Bank may request) and documents as such Issuing Lender may reasonably require, in conformity with the then standard practices of its letter of credit department applicable to all or substantially all similarly situated borrowers, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.
(v) The applicable Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before three (3) Business Days following receipt of the documents last due pursuant to §2.10(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to such Issuing Lender in its reasonable discretion.
(w)Upon the issuance of a Letter of Credit, each Revolving Credit Lender shall be deemed to have purchased a participation therein from the applicable Issuing Lender, and with respect to any Existing Letters of Credit, each Revolving Credit Lender shall be deemed to have purchased a participation therein from the applicable Existing Issuing Lender on the Closing Date, in each case in an amount equal to its respective Revolving Credit Commitment Percentage of the amount of such Letter of Credit. No Revolving Credit Lender’s obligation to participate in a Letter of Credit shall be affected by any other Revolving Credit Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.
(x)Upon the issuance of each Letter of Credit, Borrower shall pay to the applicable Issuing Lender (i) for its own account, a Letter of Credit fronting fee with respect to each Letter of Credit, at a rate equal to one eighth of one percent (0.125%), computed on the face amount available to be drawn under such Letter of Credit and (ii) for the accounts of the Revolving Credit Lenders (including such Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to Term SOFR Loans that are Revolving Credit Loans on the amount available to be drawn under such Letter of Credit. Such fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first (1st) day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Revolving Credit Commitments shall terminate and on the expiration or return of any Letter of Credit (if such letter of credit is outstanding less than a full quarter, such fee shall be prorated for the period of time outstanding). In addition, Borrower shall pay to the applicable Issuing Lender for its own account within ten (10) Business Days of demand of such Issuing Lender the standard issuance, documentation and service charges applicable to all or substantially all similarly situated borrowers for Letters of Credit issued from time to time by such Issuing Lender.
(y)In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, Borrower shall reimburse the applicable Issuing Lender by having such amount drawn treated as an outstanding Base Rate Loan under this Agreement (Borrower being deemed to have requested a Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Base Rate Loan under this Agreement) and Agent shall promptly notify each Revolving Credit Lender by telex, telecopy, telegram, telephone (confirmed in writing) or other similar means of transmission, and each Revolving Credit Lender shall promptly and unconditionally pay to Agent, for the applicable Issuing Lender’s own account, an amount equal to such Revolving Credit Lender’s Commitment Percentage of such Letter of Credit (to the extent of the amount drawn). Borrower further hereby irrevocably authorizes and directs Agent to notify the Revolving Credit Lenders of Borrower’s intent to convert such Base Rate Loan to a Term SOFR Loan with an Interest Period of one (1) month on the third (3rd) Business Day following the funding by the Revolving Credit Lenders of their advance under this §2.10(f), provided that the making of such Term SOFR Loan shall not be a contravention of any provision of this Agreement. If and to the extent any Revolving Credit Lender shall not make such amount available on the Business Day on which such draw is funded, such Revolving Credit Lender agrees to pay such amount to Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to Agent, at the Federal Funds Effective Rate until three (3) days after the date on which Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1.0%) for each day thereafter. Further, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to Agent to fund the amount of any drawn Letter of Credit which such Revolving Credit Lender was required to fund pursuant to this §2.10(f) until such amount has been funded (as a result of such assignment or otherwise). In the event of any such failure or refusal, the Revolving Credit Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in §12.5. The failure of any Revolving Credit Lender to make funds available to Agent in such amount shall not relieve any other Revolving Credit Lender of its obligation hereunder to make funds available to Agent pursuant to this §2.10(f).

(z)If after the issuance of a Letter of Credit pursuant to §2.10(c) by an Issuing Lender, but prior to the funding of any portion thereof by a Revolving Credit Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.10(f) was to have been made, purchase an undivided participation interest in such Letter of Credit in an amount equal to its Commitment Percentage of the amount of such Letter of Credit. Each Revolving Credit Lender will immediately transfer to such Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof such Issuing Lender will deliver to such Revolving Credit Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.
(aa)Whenever at any time after an Issuing Lender has received from any Revolving Credit Lender any such Revolving Credit Lender’s payment of funds under a Letter of Credit and thereafter such Issuing Lender receives any payment on account thereof, then such Issuing Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by such Issuing Lender is required to be returned, such Revolving Credit Lender will return to such Issuing Lender any portion thereof previously distributed by such Issuing Lender to it.
(ab)The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.
(ac)Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. None of Agent, any Issuing Lender or any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit or the acceptance of documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and the making of any payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Agent or any Lender, none of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Agent, any Issuing Lender or Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Agent, any Issuing Lender or any other Lender in good faith will be binding on Borrower and will not put Agent, any Issuing Lender or any other Lender under any resulting liability to Borrower; provided nothing contained herein shall relieve any Issuing Lender, Agent or any other Lender for liability to Borrower arising as a result of the gross negligence or willful misconduct of such

Issuing Lender, Agent or such Lender, as applicable, as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.
§2.11Increase in Total Commitment.
(ad)Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, Borrower shall have the option at any time and from time to time before the date that is thirty (30) days prior to the Revolving Credit Maturity Date (or the extended Revolving Credit Maturity Date, as applicable, if Borrower exercises its extension option pursuant to §2.12) to request an increase in the Total Commitment to an amount not greater than One Billion Five Hundred Million Dollars ($1,500,000,000.00) by giving written notice to Agent (an “Increase Notice”; and the amount of such requested increase is a “Commitment Increase”) which increase shall be allocated at Borrower’s request to the Revolving Credit Commitments or any Term Loan Commitment; provided that no such request for a Commitment Increase shall be in an amount less than Twenty Five Million Dollars ($25,000,000.00). Agent shall send a notice to all Lenders (the “Additional Commitment Request Notice”) informing them of Borrower’s request to increase the Total Commitment. Each Lender who desires to provide an additional Commitment upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Commitment by which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then Agent and Arrangers shall allocate the Commitment Increase among such Lenders who provide such commitment letters on such basis mutually acceptable to Borrower, Agent and Arrangers. If the additional Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by Borrower, then Agent, Arrangers or Borrower may, but shall not be obligated to, invite, and Agent, in consultation with Borrower, will use its reasonable efforts to arrange for, one or more banks or lending institutions (which banks or lending institutions shall be reasonably acceptable to Agent, Arrangers and Borrower) to become a Lender and provide an additional Commitment (each such Lender, an “Acceding Lender”). Agent shall promptly provide all Lenders and Acceding Lenders with a notice setting forth the amount, if any, of the additional Commitment to be provided by each Lender and Acceding Lender and the revised Commitment Percentages (as well as the revised Maximum Facility Amount and the revised amount of the Letter of Credit Commitment and the Swing Loan Commitment, respectively) which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”). In no event shall any Lender be obligated to provide an additional Commitment.
(ae)On any Commitment Increase Date the Outstanding principal balance of the applicable Loans shall be reallocated among the Lenders (including any Acceding Lenders) such that after the applicable Commitment Increase Date the Outstanding principal amount of Loans owed to each Lender shall be equal to such Lender’s Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the Outstanding principal amount of all applicable Loans. The participation interests of the Revolving Credit Lenders in Swing Loans and Letters of Credit shall be similarly adjusted as applicable. On any Commitment Increase Date each Lender whose Commitment Percentage is increasing shall advance the funds to Agent and the funds so advanced shall be distributed among the Lenders whose Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the Outstanding Loans. The funds so advanced shall be Base Rate Loans until converted to SOFR Loans which are allocated among all Lenders based on their applicable Commitment Percentages, after giving effect to any Commitment Increase, as reasonably determined by Agent.
(af)Upon the effective date of each increase in the Total Commitment pursuant to this §2.11, each Acceding Lender shall become a Lender party to this Agreement as of such date and shall execute an accession agreement in form and substance reasonably satisfactory to Borrower and Agent (each, an “Accession Agreement”) Agent may unilaterally revise Schedule 1.1-A hereto and Borrower shall, if requested by such Lender, execute and deliver to Agent new Notes for each Lender whose Commitment has changed so that the principal amount of such Lender’s applicable Notes shall equal its Commitment. Agent shall deliver such replacement Notes (or new Notes, in the case of Acceding Lenders) to the respective Lenders in exchange for the Notes replaced thereby (if applicable) which shall be surrendered by such Lenders. Such new Notes shall (if applicable) provide that they are replacements for the surrendered Notes and (if applicable) that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of Exhibit A-1, A-2 and/or A-3 hereto.
(ag)Notwithstanding anything to the contrary contained herein, any obligation of Agent and Lenders to increase the Total Commitment pursuant to this §2.11 shall be conditioned upon satisfaction or waiver of the following conditions precedent which must be satisfied or waived prior to the effectiveness of any increase of the Total Commitment:
(i)Payment of Fees. Borrower shall pay to Agent those fees described in and contemplated by any applicable Agreement Regarding Fees with respect to the applicable Commitment Increase; and
(ii)No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, no Default or Event of Default shall have occurred and be continuing; and
(iii)Representations True. The representations and warranties made by Borrower and Guarantors, respectively, in the Loan Documents or otherwise made by or on behalf of Borrower and Guarantors, respectively, in connection therewith shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment is increased, both immediately before and after the Total Commitment is increased (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date); and
(iv)Additional Documents and Expenses. Borrower and Guarantors shall execute and deliver to Agent and Lenders such additional documents and opinions as Agent may reasonably require, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants set forth in the Loan Documents after giving effect to the increase, a certificate signed on behalf of Borrower by an Authorized Officer confirming the statements in clauses (ii) and (iii) of this §2.11(d), and Borrower shall pay the cost of any reasonable and documented fees, taxes or expenses which are reasonably requested in connection with such increase.
§2.12Extension of Revolving Credit Maturity Date. Borrower shall have the right and option to extend the Revolving Credit Maturity Date to July 31, 2026, and then to January 31, 2027, in each case upon satisfaction or waiver (with any such waiver requiring the approval of all Lenders) of the following conditions precedent, which must be satisfied (or so waived) prior to the effectiveness of any extension of the Revolving Credit Maturity Date:
(ah)Extension Request. Borrower shall deliver written notice of such request (the “Extension Request”) to Agent not earlier than the date which is one hundred twenty (120) days and not later than the date which is sixty (60) days prior to the then applicable Revolving Credit Maturity Date (as determined without regard to such extension). Any such Extension Request shall be irrevocable and binding on Borrower unless otherwise agreed to by Agent in its reasonable discretion.

(ai)Payment of Extension Fee. Borrower shall pay to Agent for the pro rata accounts of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments an extension fee in an amount equal to six and one-quarter (6.25) basis points on the aggregate Revolving Credit Commitments of the Revolving Credit Lenders in effect on the then applicable Revolving Credit Maturity Date, after taking into consideration any reduction in the Revolving Credit Commitments as of such date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable.
(aj)No Default. On the date the Extension Request is given and on the then applicable Revolving Credit Maturity Date (as determined without regard to such extension) no Default or Event of Default shall have occurred and be continuing, and Borrower shall deliver to Agent a certificate signed on behalf of Borrower by an Authorized Officer stating the same.
(ak)Prior Extension. For the extension to January 31, 2027, the extension to July 31, 2026 shall have been previously effected.
(al)Representations and Warranties. The representations and warranties made by Borrower and Guarantors, respectively, in the Loan Documents or otherwise made by or on behalf of Borrower and Guarantors, respectively, in connection therewith shall be true and correct in all material respects on the date the Extension Request is given and on the then applicable Revolving Credit Maturity Date (as determined without regard to such extension), it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and Borrower shall deliver to Agent a certificate signed on behalf of Borrower by an Authorized Officer stating the same.
§2.13[Reserved].
§2.14Reallocation of Lender Commitment Percentages; No Novation. On the Closing Date, the Loans (as defined in the Existing Credit Agreement) made under the Existing Credit Agreement shall be deemed to have been made under this Agreement, without the execution by Borrower or Lenders of any other documentation, and all such Loans currently outstanding shall be deemed to have been simultaneously reallocated among Lenders as follows:
(am)On the Closing Date, each Lender that will have a greater Commitment Percentage upon the Closing Date than its Commitment Percentage (as defined in the Existing Credit Agreement) with respect to the Facility (as defined in the Existing Credit Agreement) immediately prior to the Closing Date (each, a “Purchasing Lender”), without executing an Assignment and Acceptance Agreement, shall be deemed to have purchased assignments pro rata from each Lender that will have a smaller Commitment Percentage upon the Closing Date than its Commitment Percentage (as defined in the Existing Credit Agreement) with respect to the Facility (as defined in the Existing Credit Agreement) immediately prior to the Closing Date (each, a “Selling Lender”) in all such Selling Lender’s rights and obligations under this Agreement and the other Loan Documents as a Lender (collectively, the “Assigned Rights and Obligations”) so that, after giving effect to such assignments, each Lender shall have its respective Commitment as set forth in Schedule 1.1-A hereto and a corresponding Pro Rata Share of all Loans then outstanding under the Facility. Each such purchase hereunder shall be at par for a purchase price equal to the principal amount of the loans and without recourse, representation or warranty, except that each Selling Lender shall be deemed to represent and warrant to each Purchasing Lender that the Assigned Rights and Obligations of such Selling Lender are not subject to any Liens created by that Selling Lender. For the avoidance of doubt, in no event shall the aggregate amount of each Lender’s Loans outstanding at any time exceed its Commitment as set forth in Schedule 1.1-A hereto.

(an)Each Lender that would incur any loss, cost or expense as a result of the reallocations set forth in §2.14(a) above in respect of Term SOFR Loans to the extent such reallocations take place on a day other than the last day of the Interest Period (as defined in the Existing Credit Agreement) for such Term SOFR Loans hereby waives reimbursement from the Loan Parties for any such loss, cost or expense.
(ao)Agent shall calculate the net amount to be paid or received by each Lender in connection with the assignments effected hereunder on the Closing Date. Each Lender required to make a payment pursuant to this Section shall make the net amount of its required payment available to Agent, in same day funds, at the office of Agent not later than 12:00 P.M. (New York time) on the Closing Date. Agent shall distribute on the Closing Date the proceeds of such amounts to Lenders entitled to receive payments pursuant to this Section, pro rata in proportion to the amount each such Lender is entitled to receive at the primary address set forth in Schedule 19 hereto or at such other address as such Lender may request in writing to Agent.
(ap)Nothing in this Agreement shall be construed as a discharge, extinguishment or novation of the Obligations of the Loan Parties outstanding under the Existing Credit Agreement or any instruments securing the same, which Obligations shall remain outstanding under this Agreement after the date hereof as “Loans” except as expressly modified hereby or by instruments executed concurrently with this Agreement.
§2.15Pro Rata Treatment.
(aq)As provided elsewhere herein, all interests of the Revolving Credit Lenders in the Revolving Credit Loans, all interests of the Term Lenders in the Term Loans, and all Lenders’ interests in the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment delivered to the Agent for the account of any Lender or amount to be applied or paid by the Agent to any Lender shall be paid promptly by the Agent to such Lender in the same type of funds that the Agent received at such Lender’s address specified pursuant to §20. The Agent is hereby authorized to charge the account of Borrower maintained with KeyBank for each payment of principal, interest and fees as it becomes due hereunder.
(ar)Except to the extent otherwise explicitly provided in this Agreement: (i) (a) each borrowing of Revolving Credit Loans shall be made from the Revolving Credit Lenders, each payment of the fees under §2.3 and §2.10(e) shall be made for the account of the Revolving Credit Lenders, and each termination or reduction of the amount of the Revolving Credit Commitments under §2.3 shall be applied to the respective Revolving Credit Commitments of the Revolving Credit Lenders, pro rata according to the amounts of their respective Revolving Credit Commitment Percentages; (ii) each payment or prepayment of principal of Revolving Credit Loans shall be made for the account of the Revolving Credit Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Credit Loans held by them, provided that, subject to §14.16, if immediately prior to giving effect to any such payment in respect of any Revolving Credit Loans the outstanding amount of the Revolving Credit Loans shall not be held by the Revolving Credit Lenders pro rata in accordance with their respective Revolving Credit Commitments in effect at the time such Revolving Credit Loans were made, then such payment shall be applied to the Revolving Credit Loans in such manner as shall result, as nearly as is practicable, in the outstanding amount of the Revolving Credit Loans being held by the Revolving Credit Lenders pro rata in accordance with such respective Revolving Credit Commitment Percentages; (iii) each payment or prepayment of principal of Term Loans shall be made for the account of the applicable Term Lenders pro rata in accordance with the respective unpaid principal amounts of the applicable

Term Loans held by them; (iv) each payment of interest on Loans of a Class shall be made for the account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders of such Class; (v) the conversion and continuation of Loans of a particular Class and Type shall be made pro rata among the Lenders of such Class according to the amounts of their respective Loans of such Class, and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous; (vi) the Revolving Credit Lenders’ participation in, and payment obligations in respect of, Letters of Credit under §2.10, shall be in accordance with their respective Revolving Credit Commitment Percentages; and (vii) the Revolving Credit Lenders’ participation in, and payment obligations in respect of, Swing Loans under §2.5, shall be in accordance with their respective Revolving Credit Commitment Percentages. All payments of principal, interest, fees and other amounts in respect of the Swing Loans shall be for the account of the Swing Loan Lender only (except to the extent any Revolving Credit Lender shall have acquired and funded a participating interest in any such Swing Loan pursuant to §2.5(e), in which case such payments shall be pro rata in accordance with such participating interests).

§3.REPAYMENT OF THE LOANS.
§3.1Stated Maturity. Borrower promises to pay (a) on the Revolving Credit Maturity Date and there shall become absolutely due and payable on the Revolving Credit Maturity Date all of the Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities outstanding on such date (other than Letters of Credit whose expiration date is beyond the Revolving Credit Maturity Date as set forth in §2.10(a)), (b) on the 2021 Term Loan Maturity Date, the 2021 Term Loans, if any, outstanding on such date, and (c) on the 2022 Term Loan Maturity Date, the 2022 Term Loans, if any, outstanding on such date, in each case together with any and all accrued and unpaid interest thereon.
§3.2Mandatory Prepayments.
(as)Borrower shall, if applicable, within five (5) Business Days after the earlier of the date on which (i) a Responsible Officer of Borrower has knowledge of any non-compliance with the requirements described in the following clauses (A), (B), (C), (D), (E), (F) or (G) or (ii) written notice of any such non-compliance shall have been given to Borrower by Agent, prepay an aggregate principal amount of the Loans or any other Indebtedness in an amount sufficient to cause (A) the Exposure not to exceed the Maximum Facility Amount on such Business Day, (B) the Revolving Credit Exposure not to exceed the Total Revolving Credit Commitments, (C) the Letter of Credit Liabilities not to exceed the Letter of Credit Commitments as of such Business Day, (D) [reserved], (E) the Consolidated Leverage Ratio not to exceed the applicable maximum Consolidated Leverage Ratio set forth in §9.1 on such Business Day, (F) the Unsecured Interest Coverage Ratio to equal or exceed the Minimum Unsecured Interest Coverage Ratio set forth in §9.6 on such Business Day, and (G) the Unsecured Leverage Ratio not to exceed the applicable maximum Unsecured Leverage Ratio set forth in §9.9 on such Business Day.
(at)Prepayments of the Facility made pursuant to §3.2(a) shall first be applied to the Loans on a pro rata basis based on the Outstanding principal amount thereof as of the date of the applicable prepayment (except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lenders); provided, however, that such prepayments shall, at the option of Borrower, first be applied to the Loans and any Obligations under Letters of Credit to cure any non-compliance relating thereto. Any prepayment amounts remaining thereafter shall be deposited into the LC Cash Collateral Account, in an amount up to the LC Exposure as security for the Obligations. Upon the drawing of any Letter of Credit for which funds are on deposit in the LC Cash Collateral Account, such funds shall be applied to reimburse the applicable Issuing Lender or Lenders, as applicable. All prepayments under this §3.2 shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any additional amounts payable pursuant to §4.8.
(au)To the extent the funds on deposit in the LC Cash Collateral Account shall at any time exceed the total amount required to be deposited therein pursuant to the terms of this Agreement, Agent shall, promptly upon request by Borrower and provided that no Default or Event of Default shall then have occurred or be continuing or would result therefrom, return such excess amount to Borrower.
§3.3Optional Prepayments.
(av)Borrower shall have the right, at their election, to prepay the Outstanding amount of the Loans of any Class and Swing Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the Outstanding amount of any SOFR Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8.
(aw)Borrower shall give Agent, no later than 1:00 p.m. (Eastern time) at least three (3) days’ prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans, the Class of Loans to be prepaid, and the principal amount to be prepaid (provided that (i) any such notice may be revoked or modified upon one (1) day’s prior notice to Agent) and/or (ii) any such notice or repayment may be conditioned upon the consummation of a transaction. Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.
§3.4Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $100,000.00, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 and §3.3 shall be applied first to the principal of any Outstanding Swing Loans (pro rata to each Swing Loan Lender based upon the ratio of such Swing Loan Lender’s Swing Loan Commitment to the total Swing Loan Commitments of all of the Swing Loan Lenders), and then, in the absence of instruction by Borrower, to the principal of the Revolving Credit Loans (and with respect to each Type of Loan, first to the principal of Base Rate Loans, then to the principal of Daily Simple SOFR Loans, and then to the principal of Term SOFR Loans), and then to the Term Loans in accordance with the terms hereof.
§3.5Effect of Prepayments. Amounts of the Revolving Credit Loans prepaid under §3.2 and §3.3 prior to the Revolving Credit Maturity Date may be reborrowed as provided in §2; amounts of the Term Loans prepaid or repaid hereunder may not be reborrowed.
§3.6Sharing of Payments, Etc.
Subject to the provisions of §12.5, if any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise, other than as a result of an assignment pursuant to §18) (i) on account of Obligations due and payable to such Lender under the Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Obligations due and payable to such Lender at such time to (y) the aggregate amount of the Obligations due and payable to all Lenders under the Loan Documents at such time) of payments on account of the Obligations due and payable to all

Lenders under the Loan Documents at such time obtained by all Lenders at such time or (ii) on account of Obligations owing (but not due and payable) to such Lender under the Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Obligations owing to such Lender at such time to (y) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders under the Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders under the Loan Documents at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (x) the purchase price paid to such Lender to (y) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (x) the amount of such other Lender’s required repayment to (y) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing an interest or participating interest from another Lender pursuant to this §3.6(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender` were the direct creditor of Borrower in the amount of such interest or participating interest, as the case may be.
§4.CERTAIN GENERAL PROVISIONS.
§4.1Conversion Options.
(a)Borrower may elect from time to time to convert any of the Outstanding Loans of any Class to a Loan of the same Class but of another Type and such Loans shall thereafter bear interest as a Base Rate Loan, a Daily Simple SOFR Loan or a Term SOFR Loan, as applicable; provided that (i) with respect to any such conversion of a Term SOFR Loan to a Base Rate Loan or a Daily Simple SOFR Loan, Borrower shall give Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such Term SOFR Loan unless Borrower pays Breakage Costs as required under this Agreement; (ii) with respect to any such conversion of a Base Rate Loan or a Daily Simple SOFR Loan to a Term SOFR Loan or any continuation of a Term SOFR Loan, Borrower shall give Agent at least three (3) Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the Class and principal amount of the Loan so converted shall be in a minimum aggregate amount of $100,000.00 and, after giving effect to the making of such Loan, there shall be no more than seven (7) Term SOFR Loans Outstanding at any one time; (iii) no Loan may be converted into a SOFR Loan when any Default or Event of Default has occurred and is continuing; ; and (iv) unless otherwise specified herein, no conversion from a Term SOFR Loan to a Base Rate Loan or a Daily Simple SOFR Loan may be made other than at the end of the applicable Interest Period. All or any part of the Outstanding Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan or a Daily Simple SOFR Loan in a principal amount of less than $100,000.00 or a Term SOFR Loan in a principal amount of less than $100,000.00. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Applicable Lending Office. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a SOFR Loan or a continuation of a SOFR Loan shall be irrevocable by Borrower.

(b)Any Term SOFR Loan of any Class may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by Borrower with the terms of this §4.1; provided that no Term SOFR Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.
(c)In the event that Borrower does not notify Agent of its election hereunder with respect to any Term SOFR Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a Term SOFR Loan for an Interest Period of one (1) month unless such Interest Period shall be greater than the time remaining until the applicable Maturity Date, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.
§4.2Fees. In addition to all fees specified herein, Borrower agrees to pay to KeyBank and Arrangers for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to the Agreement Regarding Fees.
§4.3[Reserved].
§4.4Funds for Payments.
(d)All payments of principal, interest, facility fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to Agent, for the respective accounts of Lenders and Agent, as the case may be, at Agent’s Head Office, not later than 3:00 p.m. (Eastern time) on the day when due (or such later time as is acceptable to Agent in the event of a payment in full of all Loans and a termination of Commitments hereunder), in each case in lawful money of the United States in immediately available funds. Subject to the foregoing, all payments made to Agent on behalf of Lenders, and actually received by Agent, shall be deemed received by Lenders on the date actually received by Agent.
(e)All payments by Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction or withholding for any Taxes, excluding any income or gross receipts Taxes, franchise or similar Taxes and any Taxes imposed by a jurisdiction (i) as a result of Agent or Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) as a result of any present or former connection between Agent or a Lender and such jurisdiction other than any connection arising solely from executing, delivering, becoming a party to, performing its obligations under, receiving any payments under, engaging in any other transaction pursuant to, or enforcing any Loan Document, or selling, pledging, assigning or granting a security interest in, any Loan Document (such Taxes, other than those so excluded as specifically set forth in this sentence and elsewhere in this §4.4(b), referred to as “Non-Excluded Taxes”), unless Borrower is required by law to make such deduction or withholding. If any such obligation is imposed upon Borrower with respect to any amount payable by Borrower hereunder or under any of the other Loan Documents, Borrower will pay to Agent, for the account of Lenders (including the Swing Loan Lenders) or (as the case may be) Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable Lenders or Agent to receive, after such deduction or withholding has been made, the same net amount which Lenders or Agent would have received on such due date had no such obligation been imposed upon Borrower; provided, however, that Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of §4.4(c); (ii) that are branch profits taxes imposed by the United States or any similar taxes imposed by any other jurisdiction under the laws of which a Lender is organized or in which its applicable lending office is located; (iii) in the case of a Non-U.S. Lender and notwithstanding any consent given pursuant to §18.1, that are imposed on amounts payable to such Lender pursuant to a law in effect on the date on which such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment) to receive additional amounts from Borrower with respect to such Non-Excluded Taxes pursuant to this §4.4(b); or (iv) that are U.S. federal withholding Taxes imposed under FATCA. Borrower shall indemnify each of Agent and Lenders, as applicable, within 10 days after demand therefor, for the full amount of any Non-Excluded Taxes (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this §4) payable or paid by Agent or Lenders or required to be withheld or deducted from a payment to Agent or Lenders and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Borrower will deliver promptly to Agent certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by Borrower hereunder or under any other Loan Document. In the event a Lender receives a refund or credit of any Non-Excluded Taxes paid by Borrower pursuant to this section, such Lender will pay to Borrower the amount of such refund or credit (and any interest received with respect thereto) promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund or credit, Borrower shall promptly repay to such Lender the amount of such refund or credit, net of any reasonable incremental additional costs.
(f)If a Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, such Lender shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by Borrower such Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the generality of the foregoing, each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”), to the extent such Lender is lawfully able to do so, shall provide Borrower on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment and Acceptance Agreement or Accession Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower, with (x) two (2) original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W- 8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and any other such duly executed form(s) or statement(s) (including whether such Lender has complied with the FATCA) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, or (y) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code, a certificate regarding non-bank status together with two (2) original copies of Internal Revenue Service Form W-8BEN or W-8BEN- E (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Code and requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents. Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes (a “U.S. Lender”) shall provide Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two (2) original copies of Internal Revenue Service From W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment (for purposes of this sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement). Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this section hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly provide Borrower two (2) new original copies of Internal Revenue Service Form W-9, W-8BEN, W-8BEN-E, W-8ECI and/or W-8IMY (or, in each case, any successor form), a Certificate Regarding Non-Bank Status and two (2) original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), or any documentation required under applicable reporting requirements of FATCA, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Code and requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents, or notify Borrower of its inability to deliver any such forms, certificates or other evidence.
(g)In the event it is reasonably necessary to determine the fair market value of the Commitments, Loans and/or other obligations under the Loan Documents for purposes of Treasury Regulation Section 1.1273-2(f), Agent shall assist Borrower as reasonably requested in connection with making such determination (including by using commercially reasonable efforts to obtain quotes and sales prices for the Commitments, Loans and/or other obligations), and Agent shall promptly make any such determination by Borrower available to Lenders in accordance with Treasury Regulation Section 1.1273-2(f)(9).
(h) The obligations of Borrower to Lenders under this Agreement (and of the Revolving Credit Lenders to make payments to the Issuing Lenders with respect to Letters of Credit and to the Swing Loan Lenders with respect to Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit, or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or Lenders (other than the defense of payment to Lenders in accordance with the terms of this Agreement) or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between Borrower or any of its Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by an Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of such Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by an Issuing Lender to conform to the terms of a Letter of Credit (if, in such Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that nothing contained herein shall relieve any Issuing Lender, Agent or any Lender for liability to Borrower arising as a result of gross negligence or willful misconduct on the part of such Issuing Lender, Agent, any Lender or any Swing Loan Lender, as applicable, as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.
§4.5Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to Term SOFR Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of Agent from time to time shall be considered prima facie evidence of such amount.
§4.6Suspension of SOFR Loans. (a) If Agent determines (which determination shall be conclusive and binding on Borrower) that Daily Simple SOFR, Adjusted Term SOFR, or SOFR cannot be determined temporarily pursuant to the definition thereof on or prior to the first day of any Interest Period other than due to a Benchmark Transition Event, Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by Agent to Borrower and each Lender, (x) any obligation of the Lenders to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended to the extent of the applicable Interest Period, (y) all SOFR Loans of the affected Interest Period shall be immediately converted to Base Rate Loans (the interest rate on which Base Rate Loans shall be determined by Agent without reference to the SOFR component of Base Rate) and (z) the component of Base Rate based upon Term SOFR will not be used in any determination of Base Rate, in each case, until Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified therein. Upon any such conversion, Borrower shall also pay any additional amounts required pursuant to §4.8.

(b)    If Agent determines (which determination shall be conclusive and binding on Borrower) that Daily Simple SOFR, Adjusted Term SOFR, SOFR cannot be determined permanently pursuant to the definition thereof as a result of a Benchmark Transition Event, Agent will promptly so notify Borrower and each Lender, and the provisions of §4.17 of this Agreement shall be applicable. Upon notice thereof by Agent to Borrower and the Lenders, (x) any obligation of the Lenders to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, (y) all SOFR Loans shall be immediately converted to Base Rate Loans (the interest rate on which Base Rate Loans shall be determined by the Agent without reference to the SOFR component of Base Rate) and (z) the component of Base Rate based upon SOFR will not be used in any determination of Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified therein. Unless and until Agent and Borrower have amended this Agreement to provide for a Benchmark Replacement in accordance with §4.17 of this Agreement, all Loans shall be Base Rate Loans.
§4.7Illegality. Notwithstanding any other provisions herein, if any Change in Law shall make it unlawful, or any central bank or other Governmental Authority having or claiming jurisdiction over a Lender or its Applicable Lending Office shall assert that it is unlawful, for any Lender to make or maintain SOFR Loans, such Lender shall forthwith give notice of such circumstances to Agent and Borrower and thereupon (a) the commitment of Lenders to make SOFR Loans shall forthwith be suspended and (b) the SOFR Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such SOFR Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Borrower hereunder.
§4.8Additional Interest. If any Term SOFR Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such Term SOFR Loan, or if repayment of the Loans has been accelerated as provided in §12.1, or if there is any termination of Commitments pursuant to §2.4 or reallocation of Commitments pursuant to §2.11, or if Borrower fails to draw down on the first day of the applicable Interest Period any amount as to which Borrower has elected a Term SOFR Loan, Borrower will pay to Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages (or to the Swing Loan Lenders with respect to a Swing Loan (pro rata based upon the ratio of each Swing Loan Lender’s Swing Loan Commitment to the total Swing Loan Commitments of all of the Swing Loan Lenders)), in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. Borrower understands, agrees and acknowledges the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of SOFR as a basis for calculating the rate of interest on a SOFR Loan; (ii) SOFR is used merely as a reference in determining such rate; and (iii) Borrower has accepted SOFR as a reasonable and fair basis for calculating such rate and any Breakage Costs. Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.
§4.9Additional Costs, Etc.. Notwithstanding anything herein to the contrary, if any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Lender;

(j)subject Agent, any Issuing Lender, or any Lender to any Tax (other than Taxes addressed by §4.4(b)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(k)impose on any Lender, any Issuing Lender or Agent any other conditions, cost, expense (other than Taxes) or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, a Letter of Credit (or participation therein) or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:
(i)to increase the cost to any Lender or any Issuing Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or
(ii)to reduce the amount of principal, interest or other amount payable to any Lender, any Issuing Lender, or Agent hereunder on account of such Lender’s Commitment or any of the Loans or the Letters of Credit, or
(iii)to require any Lender, any Issuing Lender, or Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender, such Issuing Lender, or Agent from Borrower hereunder, then, and in each such case, Borrower will (and as to clauses (a) and (b) above, subject to the provisions of §4.4), within thirty (30) days of demand made by such Lender or (as the case may be) Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or Agent such additional amounts as such Lender, such Issuing Lender, or Agent shall reasonably determine in good faith to be sufficient to compensate such Lender, such Issuing Lender, or Agent for such additional cost, reduction, payment or foregone interest or other sum. For the avoidance of doubt, the provisions of this §4.9 shall not apply with respect to Taxes, which shall be governed by §4.4(b) and §4.4(c).
§4.10Capital Adequacy. If after the date hereof any Lender (or any Issuing Lender) determines that (a) as a result of a Change in Law, or (b) compliance by such Lender (or Issuing Lender) or its parent bank holding company with any directive of any such entity regarding liquidity or capital adequacy, has the effect of reducing the return on such Lender’s (or Issuing Lender’s) or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder (or for such Issuing Lender to issue its Letters of Credit), to a level below that which such Lender (or Issuing Lender) or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s (or Issuing Lender’s) or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender (or Issuing Lender) to be material, then such Lender (or Issuing Lender) may notify Borrower thereof. Borrower agrees to pay to such Lender (or Issuing Lender) the amount of such reduction in the return on capital as and when such reduction is reasonably determined, upon presentation by such Lender (or Issuing Lender) of a statement of the amount setting forth such Lender’s (or Issuing Lender’s) calculation thereof. In determining such amount, such Lender (or Issuing Lender) may use any reasonable averaging and attribution methods generally applied by such Lender (or Issuing Lender).
§4.11Breakage Costs. Borrower shall pay all Breakage Costs required to be paid by them pursuant to this Agreement and incurred from time to time by any Lender within fifteen (15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.

§4.12Default Interest; Late Charge. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not Agent or Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to three percent (3.0%) above the interest rate that would otherwise be in effect hereunder (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment). In addition, Borrower shall pay a late charge equal to three percent (3.0%) of any amount of interest and/or principal payable on the Loans (other than amounts due on the applicable Maturity Date or as a result of acceleration), which is not paid by Borrower within ten (10) days of the date when due.
§4.13Certificate. A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or Agent to Borrower, shall be conclusive in the absence of manifest error. A Lender shall be entitled to reimbursement under §4.9, or §4.10 from and after notice to Borrower that such amounts are due given in accordance with §4.9 or §4.10 and for a period of nine (9) months prior to receipt of such notice.
§4.14Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among Borrower, Lenders and Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to Lenders in excess of the maximum lawful amount, the interest payable to Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to Borrower. All interest paid or agreed to be paid to Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This Section shall control all agreements between or among Borrower, Lenders and Agent.
§4.15Certain Provisions Relating to Increased Costs and Non-Funding Lenders. If a Lender gives notice of the existence of the circumstances set forth in §4.7 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b), §4.9 or §4.10, then, upon the request of Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in §4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b), §4.9 or §4.10 and following the request of Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”) or (b) has failed to make available to Agent its pro rata share of any Loan or participation in a Letter of Credit or Swing Loan and such failure has not been cured (a “Non-Funding Lender”), then, within ninety (90) days after such notice or request for payment or compensation or failure to fund, as applicable, Borrower shall have the right as to such Affected Lender or Non-Funding Lender, as applicable, to be exercised by delivery of written notice delivered to Agent and the Affected Lender or Non- Funding Lender, within ninety (90) days of receipt of such notice or failure to fund, as applicable, to elect to cause the Affected Lender or Non-Funding Lender, as applicable, to transfer its Commitment. Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Non-Funding Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by Agent). In the event that Lenders do not elect to acquire all of the Affected Lender’s or Non-Funding Lender’s Commitment, then Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender or Non-Funding Lender, as applicable, the Affected Lender’s or Non- Funding Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Non-Funding Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest. If such Affected Lender or Non-Funding Lender does not execute and deliver such documents to Agent within a period of time deemed reasonable by Agent after the later of (i) the date on which the replacement Lender executes and delivers such documents and (ii) the date on which the Affected Lender or Non-Funding Lender receives all payments required to be paid to it by this §4.15, then such Affected Lender or Non-Funding Lender, as applicable, shall be deemed to have executed and delivered such documents as of such date and Borrower shall be entitled (but not obligated) to execute and deliver such documents on behalf of such Affected Lender or Non-Funding Lender, as applicable. The purchase price for the Affected Lender’s or Non-Funding Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Affected Lender or Non-Funding Lender, as applicable, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.
§4.16Cash Collateral Account.
(l)Grant of Security. Borrower hereby grants to Agent, as collateral agent for the ratable benefit of the Revolving Credit Lenders, a security interest in, Borrower’s right, title and interest in and to the LC Cash Collateral Account and all (i) funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing the LC Cash Collateral Account, (ii) and all promissory notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by Agent, as collateral agent for or on behalf of the Revolving Credit Lenders, in substitution for or in addition to any or all of the then existing LC Account Collateral and (iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing LC Account Collateral, in each of the cases set forth in clauses (i), (ii) and (iii) above, whether now owned or hereafter acquired by Borrower, wherever located, and whether now or hereafter existing or arising (all of the foregoing, collectively, the “LC Account Collateral”).
(m)Maintaining the LC Account Collateral. So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment:

(iv)Borrower will maintain all LC Account Collateral only with Agent, as collateral agent;
(v)Agent shall have the sole right to direct the disposition of funds with respect to the LC Cash Collateral Account subject to the provisions of this Agreement, and it shall be a term and condition of such LC Cash Collateral Account that, except as otherwise provided herein, notwithstanding any term or condition to the contrary in any other agreement relating to the LC Cash Collateral Account, as the case may be, that no amount (including, without limitation, interest on Cash Equivalents credited thereto) will be paid or released to or for the account of, or withdrawn by or for the account of, Borrower or any other Person from the LC Cash Collateral Account; provided, however, that if no Event of Default is in effect, such funds shall, at Borrower’s option, be released to pay the amounts then due to the beneficiaries of the Letters of Credit after a proper draw thereunder; and
(vi)Agent may (with the consent of the Required Lenders and shall at the request of the Required Lenders), at any time and without notice to, or consent from, Borrower or any other Loan Party, transfer, or direct the transfer of, funds from the LC Account Collateral to satisfy the Obligations under the Loan Documents if an Event of Default shall have occurred and be continuing.
(n)Investing of Amounts in the LC Cash Collateral Account. Agent will, from time to time (i) invest (A) amounts received with respect to the LC Cash Collateral Account in such Cash Equivalents credited to the LC Cash Collateral Account as Borrower may select and Agent, as collateral agent, may approve in its reasonable discretion, and (B) interest paid on the Cash Equivalents referred to in clause (i)(A) above, and (ii) reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents credited in the same manner. Interest and proceeds that are not invested or reinvested in Cash Equivalents as provided above shall be deposited and held in the LC Cash Collateral Account. In addition, Agent shall have the right at any time to exchange such Cash Equivalents for similar Cash Equivalents of smaller or larger determinations, or for other Cash Equivalents, credited to the LC Cash Collateral Account.
(o)Release of Amounts. So long as no Event of Default shall have occurred and be continuing or would result therefrom and except with respect to the amounts required to be deposited in the LC Cash Collateral Account pursuant to §4.16(a) above, if any, Agent will pay and release to Borrower or at Borrower’s order or, at the request of Borrower, to Agent to be applied to the Obligations under the Loan Documents such amount, if any, as is then on deposit in the LC Cash Collateral Account.
(p)Remedies. Upon the occurrence and during the continuance of any Event of Default, in addition to the rights and remedies available pursuant to §12 hereof and under the other Loan Documents, (i) Agent may exercise in respect of the LC Account Collateral all the rights and remedies of a secured party upon default under the Uniform Commercial Code (whether or not the Uniform Commercial Code applies to the affected LC Account Collateral), and (ii) Agent may, without notice to Borrower or any other Loan Party (except as required by law) and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Obligations under the Loan Documents against any funds held with respect to the LC Account Collateral or in any other deposit account.
§4.17Permanent Inability to Determine Rate; Benchmark Replacement.
(q)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Agent and Borrower may amend this Agreement to replace the then-current

Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of the then-current Benchmark with a Benchmark Replacement pursuant to this §4.17 will occur prior to the applicable Benchmark Transition Start Date. Unless and until a Benchmark Replacement is effective in accordance with this clause §4.17(a), all Loans shall be converted into Base Rate Loans in accordance with the provisions of §4.6 above.
(r)Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(s)Notices; Standards for Decisions and Determinations. Agent will promptly notify Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes. Agent will notify Borrower of the removal or reinstatement of any tenor of a Benchmark. Any determination, decision or election that may be made by Agent pursuant to this §4.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this §4.17.
(t)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(u)Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any request for the applicable SOFR Borrowing of, conversion to or continuation of SOFR

Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon Adjusted Term SOFR (or then-current Benchmark) will not be used in any determination of Base Rate.
§5.UNENCUMBERED ASSETS.
§5.1Initial Unencumbered Assets. The initial Unencumbered Assets are listed on Schedule 5.1.
§5.2Addition of Unencumbered Assets. If Borrower elects, in its sole discretion, to add an additional Multifamily Property as an Unencumbered Asset, Borrower shall deliver (A) a certificate signed on behalf of Borrower by an Authorized Officer to Agent, designating such additional Multifamily Property as an Unencumbered Asset and dated as of the date of such designation, stating that on a Pro Forma Basis immediately after giving effect to such designation, the Loan Parties shall be in compliance with the covenants contained in §9, together with supporting information in form reasonably satisfactory to Agent showing the computations used in determining compliance with such covenants and (B) an updated Schedule 5.1 listing each Unencumbered Asset as of the date such Multifamily Property is added as an Unencumbered Asset hereunder; provided, however, that no Multifamily Property shall be included as an Unencumbered Asset unless such Multifamily Property satisfies all Unencumbered Asset Conditions or the Required Lenders have consented in writing to such inclusion.
§5.3Failure of Unencumbered Asset Conditions. Notwithstanding anything contained herein to the contrary, to the extent any Multifamily Property previously qualifying as an Unencumbered Asset ceases to meet any of the Unencumbered Asset Conditions (except as may have otherwise been waived in writing by the Required Lenders), such Multifamily Property shall be immediately removed from the calculations contained herein relating to the Unencumbered Asset Financial Covenants and such Multifamily Property shall immediately cease to be an “Unencumbered Asset” hereunder and Borrower shall deliver (A) a certificate signed on behalf of Borrower by an Authorized Officer to Agent designating such Multifamily Property as a non-Unencumbered Asset and dated as of the date of such designation, stating that on a Pro Forma Basis immediately after giving effect to such removal, the Loan Parties shall be in compliance with the covenants contained in §9, together with supporting information in form reasonably satisfactory to Agent showing the computations used in determining compliance with such covenants and (B) an updated Schedule 5.1 listing each Unencumbered Asset as of the date such Unencumbered Asset has been removed as an Unencumbered Asset hereunder.
§5.4Borrower Election to Remove Unencumbered Assets. Borrower may voluntarily designate any Unencumbered Asset as a non-Unencumbered Asset, by delivering to Agent a certificate signed on behalf of Borrower by an Authorized Officer designating such Unencumbered Asset as a non- Unencumbered Asset (such designation to be effective upon receipt by Agent of such certificate), (i) stating that on a Pro Forma Basis immediately after giving effect to such removal, the Loan Parties shall be in compliance with the covenants contained in §9, together with supporting information in form reasonably satisfactory to Agent showing the computations used in determining compliance with such covenants and (ii) an updated Schedule 5.1 listing each Unencumbered Asset as of the date such Unencumbered Asset has been removed as an Unencumbered Asset hereunder..
§5.5Release of Subsidiary Guarantors.

(v)In the event that all Unencumbered Assets owned by a Subsidiary Guarantor shall have been removed as Unencumbered Assets in accordance with the terms of this Agreement, then, upon the request of Borrower, such Subsidiary Guarantor shall be released by Agent from liability under the Loan Documents pursuant to a Subsidiary Guarantor Release substantially in the form of Exhibit J hereto.
(w)Notwithstanding anything herein to the contrary, at any time that Parent Guarantor or Borrower achieves an Investment Grade Rating, no Subsidiary of Borrower shall be required to become a Subsidiary Guarantor unless (i) such Subsidiary creates, incurs, acquires, assumes, suffers to exist or otherwise is or becomes liable (whether as a borrower, co-borrower, guarantor or otherwise) with respect to any Indebtedness that is Recourse Indebtedness or Unsecured Indebtedness or (ii) Parent Guarantor or Borrower cease to have an Investment Grade Rating. Upon Parent Guarantor’s or Borrower’s achievement of an Investment Grade Rating, and provided that no Default or Event of Default exists, Agent shall promptly release any Subsidiary Guarantor from the Guaranty upon receipt by Agent of a certificate from an officer of Borrower certifying that such Subsidiary Guarantor (x) has not created, incurred, acquired, assumed, suffered to exist and is not otherwise liable (whether as a borrower, co-borrower, guarantor or otherwise) with respect to any Indebtedness that is Recourse Indebtedness or Unsecured Indebtedness (or simultaneously with the release hereunder will be released from liability with respect to such Indebtedness), (y) does not own any Unencumbered Asset included (or other asset the value of which is included) in the Total Unencumbered Asset Value or Unencumbered Asset Adjusted NOI, and (z) does not own, directly or indirectly, any Equity Interests in any such Subsidiary Guarantor (the conditions described in the foregoing clauses (x), (y) and (z) being hereinafter referred to as the “Subsidiary Guarantor Release Conditions”). In the event that at any time after the Subsidiary Guarantors have been released from the Guaranty or from their obligation to become a Subsidiary Guarantor pursuant to this Section (a “Released Subsidiary”), such Released Subsidiary no longer satisfies the Subsidiary Guarantor Release Conditions, or Parent Guarantor or Borrower cease to have an Investment Grade Rating, Borrower shall within ten (10) Business Days (or such later date as agreed by Agent) after such occurrence cause such Released Subsidiary required to become a Subsidiary Guarantor under §5.6 of this Agreement to execute and deliver the documents required in said §5.6. For the avoidance of doubt, the foregoing provisions shall not apply to Parent Guarantor, which may only be released upon the written approval of the Agent and all of the Lenders.
§5.6Additional Subsidiary Guarantors. As a condition precedent to the addition of a Multifamily Property as an Unencumbered Asset hereunder, concurrently with the delivery of a certificate adding an Unencumbered Asset pursuant to §5.2 above directly owned or leased by a Subsidiary of Borrower that is not already a Subsidiary Guarantor, Borrower shall cause each such Subsidiary to (A) duly execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall become a Subsidiary Guarantor under the Loan Documents, (B) provide all “know your customer” and other materials reasonably requested by Agent or any Lender to ensure that each such Person is in compliance with §6.1(e), (C) deliver to Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as Agent may reasonably require and (D) deliver to Agent supplements to the Schedules to this Agreement (or the factual information needed to update such Schedules) solely to the extent necessary due to any changes in factual matters specifically related to the addition of such Subsidiary or Subsidiaries as a Subsidiary Guarantor or the addition of such Unencumbered Asset (so long as such changes in factual matters shall in no event comprise a Default or an Event of Default).
§5.7Costs and Expenses of Additions and Removals. Borrower shall pay all reasonable and documented costs and expenses of Agent in connection with the addition or removal of an Unencumbered Asset pursuant to §5.2 through §5.6, including without limitation, reasonable and documented attorney’s fees of one legal counsel to Agent.
§6.REPRESENTATIONS AND WARRANTIES.
Each of the Loan Parties represents and warrants to Agent and Lenders as follows, each as of the Closing Date hereof, and as of the date of the funding of any Loan or issuance (or deemed issuance) of any Letter of Credit hereunder:
§6.1Corporate Authority, Etc..
(a)Incorporation; Good Standing. Borrower is a Delaware limited partnership duly organized pursuant to its certificate of limited partnership filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of the State of Delaware. Parent Guarantor is a Maryland corporation duly incorporated pursuant to its articles of incorporation filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of the State of Maryland. Each of Borrower and each Guarantor (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect and (ii) is in good standing in its jurisdiction of organization or formation and in each other jurisdiction where a failure to be so qualified in such other jurisdiction would be reasonably likely to have a Material Adverse Effect.
(b)Subsidiaries. Each of the Subsidiary Guarantors (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect and (iii) is in good standing and is duly authorized to do business in its jurisdiction of organization or formation and in each jurisdiction where an Unencumbered Asset owned or leased by it is located to the extent required to do so under applicable law and in each other jurisdiction where a failure to be so qualified would be reasonably likely to have a Material Adverse Effect.
(c)Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Loan Parties is a party and the transactions contemplated hereby and thereby (i) are within the corporate or other organizational authority of the Loan Parties, (ii) have been duly authorized by all necessary actions on the part of the Loan Parties, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any Loan Party is subject or any judgment, order, writ, injunction, license or permit applicable to any Loan Party, in each case except as would not be reasonably likely to have a Material Adverse Effect, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, limited liability company agreement, articles of incorporation or other charter documents or bylaws of any Loan Party, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any Loan Party other than Permitted Liens, and (vi) do not require the approval or consent of any Governmental Authority to be obtained by any Loan Party or any Affiliate thereof other than those already obtained and delivered to Agent or except as would not reasonably be likely to have a Material Adverse Effect.
(d)Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of the Loan Parties is a party are valid and legally binding obligations of the Loan Parties enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.
(e)Foreign Assets Control. None of the Loan Parties or any Subsidiaries of the Loan Parties: (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Entities, or (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities. To the knowledge of each Loan Party, each Loan Party and its respective officers, employees, directors and agents, are in compliance, in all material respects, with Anti-Corruption Laws and applicable Sanctions. No use of the proceeds of any Loan or Letter of Credit will violate Anti-Corruption Laws or applicable Sanctions. Neither the making of the Loans nor the use of the proceeds thereof will violate the Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. Each Loan Party and its Subsidiaries are in compliance, in all material respects, with the Patriot Act.
§6.2Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained, in each case, except as would not be reasonably likely to result in a Material Adverse Effect.
§6.3Title to Unencumbered Assets. Except as indicated on Schedule 6.3 hereto and except for other adjustments that are not material in amount, Subsidiary Guarantors own in fee simple or lease the Unencumbered Assets pursuant to a Ground Lease, in each case free and clear of Liens except for Permitted Liens.
§6.4Financial Statements. Parent Guarantor has furnished to Agent on or prior to the Closing Date: (a) the consolidated balance sheet of the Consolidated Group as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the most recent period then ended (and available) certified by an Authorized Officer or the chief financial or accounting officer on behalf of Parent Guarantor, (b) as of the Closing Date, an unaudited statement of Consolidated Asset NOI for each of the Unencumbered Assets for the most recent period then ended (and available) certified by the chief financial or accounting officer of Borrower as fairly presenting in all material respects the Consolidated Asset NOI for such parcels for such periods, and (c) certain other financial information relating to the Loan Parties and the Real Estate (including, without limitation, the Unencumbered Assets). Such balance sheet and statement have been prepared in accordance with generally accepted accounting principles (subject to the absence of footnotes and subject to normal year-end adjustments in the case of interim statements) and fairly present in all material respects the consolidated financial condition of the Consolidated Group as of such dates and the consolidated results of the operations of the Consolidated Group for such periods.
§6.5No Material Changes. Since the later of the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4(a), as applicable, except as otherwise disclosed in writing to Agent, there has occurred no materially adverse change in the financial condition, or business of the Loan Parties, and their respective Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of Parent Guarantor as of the Balance Sheet Date (or as of the last day of the fiscal year of Parent Guarantor most recently ended, as applicable), or its consolidated statement of income or cash flows for the fiscal year then ended, other than changes that have not and would not be reasonably likely to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no material adverse change in the financial condition, operations or business activities of any of the Unencumbered Assets from the condition shown on the statements of income delivered to Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had a Material Adverse Effect.
§6.6Beneficial Ownership. Borrower is in compliance in all material respects with any applicable requirements of the Beneficial Ownership Regulation. The information included in the most recent Beneficial Ownership Certification, if any, delivered by Borrower is true and correct in all respects.
§6.7Litigation. Except as stated on Schedule 6.7, as of the Closing Date, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Loan Parties threatened against any Loan Party before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, in each case which would be reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 6.7 as of the Closing Date, there are no judgments, final orders or awards outstanding against or affecting any Loan Party or any Unencumbered Asset individually or in the aggregate in excess of $15,000,000.00.
§6.8No Material Adverse Contracts, Etc.. To the knowledge of the Loan Parties, none of the Loan Parties is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or would be reasonably likely to have a Material Adverse Effect. To the knowledge of the Loan Parties, none of the Loan Parties is a party to any contract, agreement, or instrument that has or would be reasonably likely to have a Material Adverse Effect. To the knowledge of the Loan Parties, no event of default or unmatured event of default under any of Borrower’s or Guarantor’s financial obligations exists at the time of, or after giving effect to the making of, the Loans under the Facility that has or would be reasonably likely to have a Material Adverse Effect.
§6.9Compliance with Other Instruments, Laws, Etc.. To the knowledge of the Loan Parties, none of the Loan Parties is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or would be reasonably likely to have a Material Adverse Effect.
§6.10Tax Status. Except as would not reasonably be likely to have a Material Adverse Effect, each of the Loan Parties (a) has made or filed all federal and state income and all other material Tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all Taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings or for which Borrower or its Subsidiaries, as applicable has set aside on its books provisions reasonably adequate for the payment of such Taxes, and (c) has made provisions reasonably adequate for the payment of all accrued Taxes not yet due and payable. In each case, except as would not reasonably be likely to have a Material Adverse Effect, there are no unpaid Taxes claimed by the taxing authority of any jurisdiction to be due by Borrower or its Subsidiaries, the officers or partners of such Person know of no basis for any such claim, and there are no audits pending or to the knowledge of the Loan Parties threatened with respect to any Tax returns filed by Borrower or its Subsidiaries.

§6.11No Event of Default. No Default or Event of Default has occurred and is continuing.
§6.12Investment Company Act. None of the Loan Parties or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.
§6.13Absence of UCC Financing Statements, Etc.. Except with respect to Permitted Liens or as disclosed on the lien search reports delivered to and approved by Agent, to the knowledge of the Loan Parties, there is no financing statement (but excluding any financing statements that may be filed against any Loan Party without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to create a lien on, or security interest or security title in, any Unencumbered Asset.
§6.14Affected Financial Institutions. Neither any Loan Party nor any of its Subsidiaries nor any general partner or managing member of any Loan Party, as applicable, is an Affected Financial Institution.
§6.15Unencumbered Asset Conditions. Each Unencumbered Asset satisfies all Unencumbered Asset Conditions (except as may have been waived in writing by the Required Lenders).
§6.16Employee Benefit Plans. Except as would not reasonably be likely to have a Material Adverse Effect, Borrower and each ERISA Affiliate that is subject to ERISA has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Except as would not reasonably be likely to result in a Material Adverse Effect, neither Borrower nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Multiemployer Plan or Plan or (b) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither Borrower nor any ERISA Affiliate has failed to make any contribution or payment to any Multiemployer Plan or Plan, or made any amendment to any Plan, which has resulted or would reasonably be likely to result in the imposition of a Lien. None of the Unencumbered Assets constitutes a “plan asset” of any Plan that is subject to ERISA.
§6.17Disclosure. All information, taken as a whole, contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to Agent or Lenders by Borrower or any Guarantor (other than projections, estimates, budgets, and other forward-looking information), is and will be, to the best of Borrower’s or Guarantors’ knowledge, true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading when taken as a whole.
§6.18Place of Business. The principal place of business of Borrower and each other Loan Party, as of the Closing Date, is 1835 Market Street, Suite 2601, Philadelphia, Pennsylvania 19103.
§6.19Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.
§6.20Environmental Compliance. The members of the Consolidated Group have conducted in the ordinary course of business a review of the effect of the existing Environmental Laws and claims alleging potential liability or responsibility for violation of the Environmental Laws on their respective businesses, operations and properties, and as a result thereof have reasonably concluded that, except as specifically disclosed on Schedule 6.20, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
§6.21Subsidiaries; Organizational Structure. Schedule 6.21(a) sets forth, as of the Closing Date, all of the Subsidiary Guarantors, the form and jurisdiction of organization of such Subsidiary Guarantors, and the owners of the direct ownership interests therein. On the Closing Date, no Person owns any legal, equitable or beneficial interest in any of the Subsidiary Guarantors except as set forth on such Schedule. As of the Closing Date, Parent Guarantor owns in excess of 97% of the Equity Interests in Borrower.
§6.22Rent Rolls. An accurate and complete Rent Roll in all material respects as of the date of inclusion of each Multifamily Property as an Unencumbered Asset with respect to all Leases of any portion of such Unencumbered Asset has been provided to Agent.
§6.23Property. Except as set forth in Schedule 6.23, to the knowledge of the Loan Parties all of the Unencumbered Assets, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear and damage from casualty or condemnation, except for such portion of such Real Estate which is not occupied by any tenant and which may not be in final working order pending final build-out of such space, and except where such defects have not had and would not reasonably be likely to have a Material Adverse Effect. To the knowledge of the Loan Parties, there are no material unpaid or outstanding real estate or other taxes or assessments on or against any of the Unencumbered Assets which are payable by any Loan Party (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). Except as otherwise disclosed to Agent in writing, to the knowledge of the Loan Parties there are no pending, or threatened or contemplated, eminent domain proceedings against any of the Unencumbered Assets. Except as otherwise disclosed to Agent in writing, to the knowledge of the Loan Parties, none of the Unencumbered Assets is now damaged as a result of any fire, explosion, accident, flood or other casualty, except in cases that would not reasonably be likely to have a Material Adverse Effect. To the knowledge of the Loan Parties, no Person has any right or option to acquire any Unencumbered Asset or any Building thereon or any portion thereof or interest therein, except as set forth in Schedule 6.23.
§6.24Brokers. Neither Borrower nor any of its Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.
§6.25Other Debt. Without limiting the provisions of §8.1 or §8.2, none of the Loan Parties is a party to or bound by any agreement, instrument or indenture that requires the subordination in right or time or payment of any of the Obligations to any other Indebtedness of any Loan Party.
§6.26Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, and, including, without limitation the provisions of §38 hereof, the Loan Parties, taken as a whole, are Solvent.

§6.27No Bankruptcy Filing. As of the Closing Date, no Loan Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and the Loan Parties have no knowledge of any Person contemplating the filing of any such petition against it.
§6.28No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by any Loan Party with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.
§6.29Transaction in Best Interests of Loan Parties; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of each Loan Party. The direct and indirect benefits to inure to the Loan Parties pursuant to this Agreement and the other Loan Documents constitute at least “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Loan Parties pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guarantee the Loan, Borrower would be unable to obtain the financing contemplated hereunder which financing will enable Borrower to have available financing to conduct and expand its business. The Loan Parties further acknowledge and agree that the Loan Parties constitute a single integrated and common enterprise and that each receives a benefit from the availability of credit under this Agreement.
§6.30OFAC. None of any Loan Party or any of its respective directors, officers, employees, Affiliates or any agent or representative of the Loan Parties or any Subsidiary while acting in any capacity in connection with or benefit from this Agreement, is (or will be) (i) a Sanctioned Person, (ii) located, organized or resident, or has its assets located, in a Designated Jurisdiction, (iii) engaged in any transaction with any Sanctioned Person or any Person who is located, organized or resident in any Designated Jurisdiction to the extent that such transactions would violate Sanctions, or (iv) has violated any Anti-Money Laundering Law in any material respect. No Loan, nor the proceeds from any Loan, has been used for, directly or indirectly, or has otherwise been made available to fund any unlawful activity or business in any Designated Jurisdiction or to fund any unlawful activity or business with any Sanctioned Person, or in any other manner that will result in a violation by any Loan Party or Subsidiary thereof, or any Lender or the Agent, of Sanctions. Neither the making of the Loans nor the use of proceeds thereof will violate the International Emergency Economic Powers Act. the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. Each of the Loan Parties and its Subsidiaries, and to the knowledge of the Loan Parties, each director, officer, employee, agent and Affiliate of the Loan Parties and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects. The Loan Parties have implemented and maintain in effect policies and procedures designed to ensure compliance with the Anti-Corruption Laws and applicable Sanctions by the Loan Parties, their Subsidiaries, their respective directors, officers, employees, Affiliates and agents and representatives of the Loan Parties or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement.
§6.31REIT Status. Parent Guarantor is qualified to elect or has elected status as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of Parent Guarantor as a real estate investment trust.

§7.AFFIRMATIVE COVENANTS.
Each of the Loan Parties covenants and agrees that, so long as any Loan, Letter of Credit, or Note is outstanding or any Lender has any obligation to make any Loans (or participate in the issuance of any Letter of Credit):
§7.1Punctual Payment. Borrower will duly and punctually pay or use commercially reasonable efforts to cause to be paid (but without limiting the provisions of §4.12, §12.1(a), and/or §12.1(b)) the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents in accordance with the terms hereof.
§7.2Maintenance of Office. The Loan Parties will maintain their respective chief executive office at 1835 Market Street, Suite 2601, Philadelphia, Pennsylvania 19103, or at such other place in the United States of America as the Loan Parties shall designate upon prompt written notice to Agent, where notices, presentations and demands to or upon the Loan Parties in respect of the Loan Documents may be given or made.
§7.3Records and Accounts. The Loan Parties will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP (in each case, in all material respects) and (b) maintain, in all material respects in accordance with GAAP, adequate accounts and reserves for the payment of all Taxes (including income taxes) , depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves. Neither Borrower nor any of its Subsidiaries shall, without the prior written consent of Agent which consent shall not be unreasonably withheld or delayed (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4 (unless required or permitted by GAAP or other applicable accounting standards), or (y) change its fiscal year.
§7.4Financial Statements, Certificates and Information. Borrower will deliver or cause to be delivered to Agent which Agent shall promptly deliver to each Lender:
(a)not later than one hundred twenty (120) days after the end of each fiscal year, the audited Consolidated balance sheet of Parent Guarantor and its Subsidiaries at the end of such fiscal year, and the related audited Consolidated statements of income, and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, and accompanied by an auditor’s report and opinion prepared without qualification as to the scope of the audit by KPMG or another nationally recognized accounting firm, and any other information Agent may reasonably request to complete a financial analysis of Borrower and its Subsidiaries;
(b)not later than sixty (60) days after the end of each fiscal quarter (or ninety (90) days in the case of fiscal year end) of each fiscal year, copies of the unaudited Consolidated balance sheet of Parent Guarantor and its Subsidiaries as at the end of such fiscal quarter, and the related unaudited Consolidated statements of income and cash flows for the portion of Parent Guarantor’s fiscal year then elapsed, all in reasonable detail and prepared in all material respects in accordance with GAAP, together with a certification on behalf of Borrower by an Authorized Officer that the information contained in such financial statements fairly presents in all material respects the financial position of Parent Guarantor and its Subsidiaries on the date thereof (subject to year-end adjustments and the absence of footnotes);
(c)simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above a statement (a “Compliance Certificate”) certified on behalf of

Parent Guarantor by an Authorized Officer of Parent Guarantor in the form of Exhibit G hereto (or in such other form as Agent may reasonably approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9. All income, expense, debt and value associated with Real Estate or other Investments acquired or disposed of during any fiscal quarter will be added or eliminated from calculations, on a Pro Forma Basis, where applicable. The Compliance Certificate shall be accompanied by copies of the statements of Consolidated Asset NOI for such fiscal quarter for each of the Unencumbered Assets, prepared on a basis materially consistent with the statements furnished to Agent prior to the date hereof and otherwise in form reasonably satisfactory to Agent, together with a certification on behalf of Parent Guarantor by an Authorized Officer that the information contained in such statement fairly presents in all material respects Consolidated Asset NOI of the Unencumbered Assets for such periods;
(d)At any time that Parent Guarantor has an Investment Grade Rating, promptly upon Borrower becoming aware of a downward change in such Investment Grade Rating (including the initial issuance of any Investment Grade Rating) or any other credit rating given by S&P, Moody’s or another nationally recognized rating agency to Parent Guarantor’s Debt Rating or any announcement that any such rating is “under review” or that such rating has been placed on a watch list or that any similar action has been taken by S&P, Moody’s or another nationally recognized rating agency, notice of such change, announcement or action;
(e)simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) a Rent Roll for each of the Unencumbered Assets and a summary thereof in form reasonably satisfactory to Agent as of the end of each fiscal quarter (including the fourth calendar quarter in each year), and (ii) an operating statement for each of the Unencumbered Assets for each such fiscal quarter and year to date and a consolidated operating statement for the Unencumbered Assets for each such calendar quarter and year to date (such statements and reports to be in form reasonably satisfactory to Agent), including (if requested by Agent) a receivables aging report, it being agreed that the forms of the Rent Rolls and the operating statements being provided under the Existing Credit Agreement are satisfactory;
(f)simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, upon reasonable request by Agent, a statement (i) listing the Unencumbered Assets owned by Borrower or any Subsidiary Guarantor including the property name, location, number of units, Total Consolidated Operating Property Value (including the applicable methodology for calculating value), Unencumbered Asset Adjusted NOI and any applicable indebtedness secured thereby;
(g)[Reserved];
(h)from time to time such other financial data and information in the possession of the Loan Parties (including without limitation finalized auditors’ management letters, status of material litigation or material investigations against the Loan Parties and any settlement discussions relating thereto (unless the Loan Parties in good faith believe that such disclosure could result in a waiver or loss of attorney work product, attorney-client or any other applicable privilege), property inspection and environmental reports with respect to the Unencumbered Assets and information as to zoning and other legal and regulatory changes affecting the Unencumbered Assets) as Agent or any of the Lenders may reasonably request.
Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent or made available to Agent pursuant to an accessible website and Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and Lenders upon Agent’s receipt thereof or access to the website containing such material. Upon the request of Agent, the Loan Parties shall deliver paper copies thereof to Agent and Lenders. The Loan Parties authorize Agent and Arrangers to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Loan Parties release Agent and Lenders from any liability in connection therewith (other than the liability based on Agent’s gross negligence or willful misconduct). Delivery of a copy of the annual or quarterly, as applicable, financial statements of Parent Guarantor filed with the Securities and Exchange Commission shall satisfy the requirements of §7.4(a) or §7.4(b), as applicable.
§7.5Notices.
(i)Defaults. Borrower will promptly upon becoming aware of same notify Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any written notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which any Loan Party is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would be reasonably likely to have a Material Adverse Effect, Borrower shall forthwith give written notice thereof to Agent and each Lender, describing the notice or action and the nature of the claimed default.
(j)Environmental Events. Borrower will give notice to Agent within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that Borrower or any Subsidiary Guarantor reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in the case of either clauses (i) – (iii) above involves any Unencumbered Asset and would reasonably be expected to have a Material Adverse Effect.
(k)Notification of Claims Against Unencumbered Assets. Borrower will give notice to Agent in writing within five (5) Business Days of Borrower or any Subsidiary Guarantor becoming aware of any material setoff, claims (including, with respect to the Unencumbered Assets, environmental claims), withholdings or other defenses to which any of the Unencumbered Assets are subject, in each case which would be reasonably likely to have a Material Adverse Effect.
(l)Notice of Litigation and Judgments. Borrower will give notice to Agent in writing within five (5) Business Days of Borrower or any Subsidiary Guarantor becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any Loan Party or to which any Loan Party is a party involving an uninsured claim against Borrower or any Subsidiary Guarantor that could reasonably be likely to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. Borrower will give notice to Agent, in writing, in form and detail reasonably satisfactory to Agent within ten (10) days of any single judgment not covered by insurance, whether final or otherwise, against Borrower or any of its Subsidiaries in an amount in excess of $15,000,000.00.
(m)ERISA. Borrower will give notice to Agent within ten (10) Business Days after Borrower or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any ERISA Reportable Event with respect to any Plan, or knows that the plan administrator of any such Plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice (including any received from the trustee of a Multiemployer Plan) of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan, in each case if such event or occurrence would reasonably be likely to have a Material Adverse Effect.
(n)Notice of Takings and Casualty. Borrower will give notice to Agent in writing within five (5) Business Days of Borrower or any Subsidiary Guarantor becoming aware of any casualty or Taking affecting any Unencumbered Asset that is reasonably likely to have a Material Adverse Effect, stating the nature and status of such casualty or Taking.
(o)Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, Agent will forward a copy thereof to each Lender, together with copies of any certificates or other written information that accompanied such notice.
§7.6Existence; Maintenance of Properties.
(p)The Loan Parties will preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation except where failure to do so would not be reasonably likely to have a Material Adverse Effect. Borrower and the Subsidiary Guarantors will preserve and keep in full force and effect all of their rights (charter and statutory) and franchises necessary or desirable in the normal conduct of their respective businesses, except where failure to do so would not be reasonably likely to have a Material Adverse Effect (it being understood that the foregoing shall not prohibit, or be violated as a result of, any addition or removal of an Unencumbered Asset permitted under §5 hereof or any transactions by or involving any Loan Party otherwise permitted under §8 hereof).
(q)Borrower and the Subsidiary Guarantors (i) will operate the Unencumbered Assets in a good and workmanlike manner and in all material respects in accordance with all Legal Requirements in accordance with such Person’s prudent business judgment, (ii) will cause all of the Unencumbered Assets to be maintained and kept in good condition, repair and working order (ordinary wear and tear and casualty excepted) and supplied with all necessary equipment, and (iii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of such Unencumbered Asset, in each case under (i), (ii), or (iii) above in which the failure to do so would have a Material Adverse Effect.
§7.7Insurance.
(r)Borrower and the Subsidiary Guarantors will, at their expense, procure and maintain insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are reasonably acceptable to Agent, taking into consideration the property size, use, and location that a commercially prudent lender would require, providing the following types of insurance covering each Unencumbered Asset:
(i)All Risks” or “Special Form” property insurance, coverage from loss or damage arising from flood, earthquake, and acts of terrorism (with such coverage satisfactory to Agent), and comprehensive boiler and machinery or “breakdown” coverages) on each Building owned by Borrower and/or the Subsidiary Guarantors in an amount not less than the full insurable replacement cost of each Building. As approved by Agent in its reasonable discretion, flood, earthquake and boiler and machinery/breakdown coverages may be subject to sublimits less than the Building’s insurable replacement cost. Losses shall be valued on a replacement cost basis, and coinsurance (if any) shall be waived. The deductibles shall not exceed $250,000.00 for physical damage, a 24-hour waiting period for business interruption and five percent (5%) of the insured value per location for earthquake or named windstorm. Full insurable replacement cost as used herein means the cost of replacing the Building (exclusive of the cost of excavations, foundations and footings below the lowest basement floor) without deduction for physical depreciation thereof;
(ii)If not covered by or under the terms or provisions of the policies required in clause (i) above, during the course of construction or repair of any Building or of any renovations or repairs that are not covered by Borrower’s or the Subsidiary Guarantors’ property insurance, the insurance required by clause (i) above shall be written on a builder’s risk, completed value, non-reporting form, with recovery not affected by interim reports of value submitted for premium accounting purposes, meeting all of the terms required by clause (i) above, covering the total value of work performed, materials, equipment, machinery and supplies furnished, existing structures, and temporary structures being erected on or near the Unencumbered Assets, including coverage against collapse and damage during transit or while being stored off-site, and containing a soft costs (including loss of rents) coverage endorsement and a permission to occupy endorsement;
(iii)If not insured by the flood insurance required under clause (i) above, flood insurance if at any time any Building is located in any federally designated “special hazard area” (including any area having special flood, mudslide and/or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency as Zone A, AO, Al-30, AE, A99, AH, VO, V1-30, VE, V, M or E), in an amount equal to the full replacement cost or the maximum amount then available under the National Flood Insurance Program;
(iv)Rent loss insurance in an amount sufficient to recover at least the total estimated gross receipts from all sources of income, including without limitation, rental income, for the Unencumbered Assets for a twelve (12) month period, including a provision for an extended period of indemnity of not less than one year;
(v)Commercial general liability insurance against claims for bodily injury and property damage liability, on an occurrence basis, (including personal injury and advertising injury liability, contractual liability coverage, and completed operations coverage with a general aggregate limit of not less than $2,000,000.00, a completed operations aggregate limit of not less than $2,000,000.00, a combined single limit of not less than $1,000,000.00 per occurrence for bodily injury, and property damage liability, and a limit of not less than $1,000,000.00 for personal injury and advertising injury;
(vi)Umbrella liability insurance with limits of not less than $10,000,000.00 to be in excess of the limits of the insurance required by clause (v) above, with coverage at least as broad as the primary coverages, with any excess liability insurance to be at least as broad as the coverages of the lead umbrella policy. All such policies shall include language to provide defense coverage obligations; and
(vii)Such other insurance in such form and in such amounts as may from time to time be reasonably required by Agent against other insurable hazards and casualties which at the time are commonly insured against in the case of properties of similar character and location to the Unencumbered Assets.
Borrower and the Subsidiary Guarantors shall pay all premiums on insurance policies.
(s)[Reserved].

(t)The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of Borrower, the Subsidiary Guarantors and other Persons not included in the Unencumbered Assets, provided that such blanket policy or policies comply with all of the terms and provisions of this §7.7 and contain endorsements or clauses assuring that any claim recovery will not be less than that which a separate policy would provide.
(u)All policies of insurance required by this Agreement shall be issued by companies authorized to do business in the State where the policy is issued and also in the States where the Unencumbered Asset is located and having a rating in Best’s Key Rating Guide of at least “A” and a financial size category of at least “X.”
(v)None of Parent Guarantor or any Subsidiary Guarantor shall carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this §7.7.
§7.8Taxes; Liens. Borrower and the Subsidiary Guarantors will duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all material Taxes, material assessments and other material governmental charges imposed upon them or upon the Unencumbered Assets, as well as all material claims for labor, materials or supplies, that if unpaid might by law become a lien or charge upon any of the Unencumbered Assets or other material property of Borrower or a Subsidiary Guarantor; provided that any such Tax, assessment, charge or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property (such that in the reasonable determination of Agent neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding) and such Subsidiary Guarantor or Borrower shall have set aside on its books adequate reserves for such Tax, assessment, charge or claim in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, such Subsidiary Guarantor or Borrower either (i) will provide a bond issued by a surety reasonably acceptable to Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such Tax, assessment, charge or claim. With respect to all other material Real Estate of the Consolidated Group, Borrower shall pay and discharge (or shall cause to be paid and discharged) as the same shall become due and payable all material Taxes, material assessments and other material governmental charges or claims upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Consolidated Group or (b) the failure to do so would not have a Material Adverse Effect.
§7.9Inspection of Unencumbered Assets and Books. Borrower and the Subsidiary Guarantors will permit Agent and Lenders, at Borrower’s expense (subject to the limitation set forth below) and upon reasonable prior notice, to visit and inspect any of the Unencumbered Assets during normal business hours, to examine the books of account of the Borrowers (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrowers with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as Agent may reasonably request, provided that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be required to pay for such visits and inspections more often than once in any twelve (12) month period. Agent shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of Borrower and the Subsidiary Guarantors.

§7.10Compliance with Laws, Contracts, Licenses, and Permits. Borrower and the Subsidiary Guarantors will comply in all material respects with (i) all applicable laws (including without limitation Anti-Corruption Laws and applicable Sanctions) and regulations now or hereafter in effect wherever its business is conducted, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) through (v) would not reasonably be likely to have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that Borrower or its Subsidiaries may fulfill any of its obligations hereunder, Borrower or such Subsidiary will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish Agent and Lenders with evidence thereof, except to the extent any failure by Borrower or any Subsidiary Guarantor to do so would not be reasonably likely to have a Material Adverse Effect. Borrower and the Subsidiary Guarantors shall develop and implement such programs, policies and procedures as are necessary to comply, in all material respects, with the Patriot Act and Anti-Corruption Laws.
§7.11Further Assurances. Borrower and the Subsidiary Guarantors will cooperate with Agent and Lenders and execute such further instruments and documents as Agent may reasonably request to carry out to its reasonable satisfaction the transactions contemplated by this Agreement and the other Loan Documents.
§7.12Beneficial Ownership Certification. Promptly following any change in beneficial ownership of Borrower that would render any statement in any existing Beneficial Ownership Certification untrue or inaccurate, Borrower will provide an updated Beneficial Ownership Certification for Borrower to Agent.
§7.13[Reserved].
§7.14Business Operations. The Consolidated Group will not engage to any material extent in any business if, as a result, the general nature of the business in which the Consolidated Group, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Consolidated Group, taken as a whole, are engaged on the date of this Agreement.
§7.15[Reserved].
§7.16Ownership of Real Estate. Without the prior written consent of Agent, the Unencumbered Asset of any Subsidiary Guarantor shall not be owned or leased in any manner other than directly by such Subsidiary Guarantor.
§7.17[Reserved].
§7.18Plan Assets. Borrower and the Subsidiary Guarantors shall use commercially reasonable efforts to do, or cause to be done, all things necessary to ensure that none of the Unencumbered Assets will be deemed to be Plan Assets at any time.
§7.19Parent Guarantor Covenants. Borrower shall use commercially reasonable efforts to cause Parent Guarantor to comply with the following covenants (and by its execution and delivery of the Guaranty, Parent Guarantor covenants and agrees that):

(w)Parent Guarantor will not make or permit to be made, by voluntary or involuntary means, any transfer or encumbrance of its interest in Borrower which would result in a Change of Control;
(x)Parent Guarantor shall not dissolve, liquidate, Divide or otherwise wind-up its business, affairs or assets, except to the extent permitted by §8.4;
(y)Parent Guarantor shall maintain at least one class of common shares having trading privileges on the New York Stock Exchange or the NYSE MKT LLC or which is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System; and
(z)Parent Guarantor will at all times comply with all applicable provisions of the Code necessary to allow Parent Guarantor to qualify for status as a real estate investment trust.
§7.20Transactions With Affiliates. Each Loan Party will conduct all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than transactions exclusively among or between the Loan Parties) on terms that are fair and reasonable and no less favorable, when taken as a whole, to such Loan Party than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.
§7.21Keepwell. Each Loan Party that is a Qualified ECP Loan Party at the time any Specified Loan Party either becomes jointly and severally liable for any Hedge Obligations pursuant to the terms of this Agreement, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Hedge Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Hedge Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Loan Party’s obligations and undertakings hereunder voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Loan Party under this paragraph shall remain in full force and effect until all Obligations have been paid in full, in cash. Each Loan Party intends this paragraph to constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act and applicable CFTC Regulations.
§8.NEGATIVE COVENANTS.
Each of the Loan Parties covenants and agrees that, so long as any Loan, Letter of Credit, or Note is outstanding or any Lender has any obligation to make any Loans (or participate in the issuance of any Letter of Credit):
§8.1Restrictions on Indebtedness.
The Loan Parties will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:
(i) (x) Indebtedness to Lenders arising under any of the Loan Documents, (y) Hedge Obligations to a Lender Hedge Provider, and (z) Indebtedness to any counterparty other than a Lender Hedge Provider with respect to any Derivatives Contract made in the ordinary course of business (and not for speculative purposes);

(ii)current liabilities incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;
(iii)Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;
(iv)Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;
(v)endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
(vi)Indebtedness incurred to any other landowners, government or quasi- government or entity or similar entity in the ordinary course of business in connection with the construction or development of any Real Estate, including, without limitation, subdivision improvement agreements, development agreements, reimbursement agreements, infrastructure development agreements, agreements to construct or pay for on-site or off-site improvements and similar agreements incurred in the ordinary course of business in connection with the development of Real Estate or construction of infrastructure in connection therewith;
(vii) (a) Secured Recourse Indebtedness of Borrower, Parent Guarantor, or IR OpCo as and to the extent not prohibited (and subject to the limitations set forth) in §9.5 and (b) Unsecured Recourse Indebtedness of the Loan Parties as and to the extent not prohibited (and subject to the limitations set forth) in §9.9;
(viii)(a) the Indebtedness set forth on Schedule 8.1 hereto, and any Permitted Refinancing Indebtedness in respect of any such Indebtedness, (b) Indebtedness (including Capitalized Leases) financing the acquisition or replacement of equipment and, limited as to each of the Subsidiary Guarantors, to $75,000.00 per fiscal year, and (c) intercompany Indebtedness of the Loan Parties outstanding from time to time; provided that all such intercompany Indebtedness of any Loan Party owed to any Subsidiary of Parent Guarantor that is not a Loan Party shall be subordinated to the Obligations pursuant to an Intercompany Note;
(ix)Non-Recourse Indebtedness entered into in the ordinary course of business of the Loan Parties (other than a Subsidiary Guarantor) (including, without limitation, any Indebtedness referred to in the proviso to the definition of Secured Recourse Indebtedness);
(x)[Reserved];
(xi)Recourse Indebtedness consisting of the Non-Recourse Exclusions in respect of Non-Recourse Indebtedness permitted to be incurred pursuant to §8.2(ix);
(xii)subject to the provisions of §9.5, Indebtedness of the Loan Parties (other than a Subsidiary Guarantor) in an amount not to exceed $300,000.00 in the aggregate assumed in connection with an Investment not prohibited by this Agreement and any Permitted Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness; provided that, (A) immediately after giving effect to such Indebtedness, no Event of Default exists or is continuing or would result therefrom, and (B) such Indebtedness is and remains solely the obligation of the Person and/or such Person’s subsidiaries that are acquired and such Indebtedness was not incurred in anticipation of such Investment;

(xiii) (a) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims) and (b) Indebtedness represented by letters of credit, to the extent such letters of credit support Indebtedness otherwise permitted under this §8.1(xiii);
(xiv)Indebtedness arising from agreements providing for deferred compensation, indemnification, adjustments of purchase price (including “earnouts”) or similar obligations, in each case entered into in connection with any Investments not prohibited by this Agreement;
(xv)Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations incurred in the ordinary course of business and not in connection with the borrowing of money;
(xvi)Indebtedness consisting of obligations to pay insurance premiums arising in the ordinary course of business and not in connection with the borrowing of money;
(xvii)Indebtedness representing deferred compensation to employees, consultants or independent contractors of, Parent Guarantor and its Subsidiaries incurred in the ordinary course of business or in connection with any Investments not prohibited by this Agreement;
(xviii)obligations, under cash management agreements, cash management services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;
(xix)Indebtedness comprising take or pay obligations contained in supply agreements entered into the ordinary course of business; and
(xx)all customary premiums (if any), interest (including post-petition and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in each of §8.1(i) through §8.1(xix) above.
§8.2Restrictions on Liens, Etc.. The Loan Parties, respectively and as applicable, will not (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, Negative Pledge, charge, restriction, or other security interest of any kind upon (i) any direct or indirect Equity Interests in (A) any Subsidiary Guarantor held by Borrower or IR OpCo, or (B) in Borrower held by Parent Guarantor, or (ii) any Subsidiary Guarantor’s material respective property or assets of any character whether now owned or hereafter acquired, or upon such Subsidiary Guarantors’ interest in the income or profits therefrom; (b) transfer (including by way of a Division) any of their material property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other material obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever as to the Unencumbered Assets over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Loan Parties, respectively as applicable, may create or incur or suffer to be created or incurred or to exist:
(xxi)Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) or claims for labor, material or supplies incurred in the ordinary course of business, in each case to the extent not yet due or not overdue by more than sixty (60) days or are being contested in good faith and by appropriate proceedings diligently conducted with adequate reserves being maintained by the Loan Parties in accordance with GAAP or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents;
(xxii)deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;
(xxiii)Liens incurred or deposits made to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(xxiv)judgment liens and judgments that do not constitute an Event of Default;
(xxv)Liens consisting of pledges and/or security interests (x) in the Equity Interests of any Subsidiary of Parent Guarantor which is not Borrower, a Subsidiary Guarantor, IR OpCo or the holder of any direct or indirect interests in any Subsidiary Guarantor or (y) in the assets or properties of any Person which is the direct or indirect holder of Equity Interests in any Subsidiary of Parent Guarantor which is not Borrower, a Subsidiary Guarantor or IR OpCo, in each case securing Indebtedness which is not prohibited by §8.1;
(xxvi)encumbrances on an Unencumbered Asset consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which Borrower or a Subsidiary Guarantor is a party, purchase money security interests and other liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect;
(xxvii)Liens to secure the obligations in respect of Derivatives Contracts permitted to be entered into pursuant to §8.1(i)(z) hereof, but in no event secured by a Lien on any Unencumbered Asset;
(xxviii)[Reserved];
(xxix)Liens securing or entered into in connection with any Indebtedness permitted under §8.1(vii), §8.1(viii), §8.1(ix), §8.1(xi), and §8.1(xii), and in each case any Refinancing thereof as Permitted Refinancing Indebtedness, in each case to the extent applicable (and subject to any applicable limitations set forth in §9), but in no event secured by any Lien on any Unencumbered Asset;
(xxx)Liens not securing Indebtedness in respect of property or assets imposed by law that were incurred in the ordinary course of business, including, but not limited to carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar

Liens arising in the ordinary course of business which do not individually or in the aggregate have a Material Adverse Effect;
(xxxi)Liens or deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements;
(xxxii)leases or subleases granted in the ordinary course of business to others, and, any interest or title of a lessor under any lease not in violation of this Agreement;
(xxxiii)Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);
(xxxiv)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(xxxv)Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or Section 4-208 of the Uniform Commercial Code) or any comparable or successor provision on items in the course of collection, and (b) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(xxxvi)Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business;
(xxxvii)Liens solely on any cash earnest money deposits made by Borrower or a Subsidiary Guarantor in connection with any letter of intent or purchase agreement permitted under this Agreement;
(xxxviii)security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;
(xxxix)operating leases of vehicles or equipment which are entered into in the ordinary course of the business or otherwise permitted under this Agreement;
(xl)statutory Liens incurred or pledges or deposits made, in each case in the ordinary course of business, in favor of a Governmental Authority to secure the performance of obligations of Borrower and the Subsidiary Guarantors under Environmental Laws to which any such Person is subject; and
(xli)(A) other than with respect to any Subsidiary Guarantor: to the extent constituting Negative Pledges, Liens consisting of (1) contractual obligations that exist on the date hereof and any agreement evidencing any permitted renewal, extension or refinancing of such contractual obligations so long as such renewal, extension or refinancing does not expand the scope of such agreement or obligation, (2) contractual obligations relating to any Permitted Lien or any asset sale or other disposition not prohibited by this Agreement and relate solely to assets or Persons subject to such Permitted Lien, asset sale or disposition, (3) contractual obligations in respect of customary provisions in joint venture agreements and other similar agreements applicable to joint ventures and applicable solely to such joint venture entered into in the ordinary course of business, (4) contractual obligations that include Negative Pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under §8.1 above, but solely to the extent any Negative Pledge relates to the property financed by or the subject of such Indebtedness and the proceeds thereof, (5) contractual obligations that include customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (6) contractual obligations relating to secured Indebtedness permitted pursuant to §8.1 above, to the extent that such restrictions apply only to the property or assets securing such Indebtedness or in the case of Indebtedness incurred in connection with an Investment not prohibited by this Agreement, only to the Person incurring or guaranteeing such Indebtedness, (7) contractual obligations that include customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower and the Subsidiary Guarantors, (8) contractual obligations that include customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (9) contractual obligations that include customary restrictions that arise in connection with cash or other deposits permitted under this §8.2 and limited to such cash deposit; and (B) in respect of any Subsidiary Guarantor, to the extent constituting Negative Pledges, Liens consisting of (1) contractual obligations that include Negative Pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under §8.1 above (to the extent permitted to be incurred by a Subsidiary Guarantor), but solely to the extent any Negative Pledge relates to the property financed by or the subject of such Indebtedness and the proceeds thereof (but not with respect to any Distributions to be made, directly or indirectly, to a Loan Party), (2) contractual obligations that include customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (3) contractual obligations relating to secured Indebtedness permitted pursuant to §8.1 above (to the extent permitted to be incurred by a Subsidiary Guarantor), to the extent that such restrictions apply only to the property or assets securing such Indebtedness (but not with respect to any Distributions to be made, directly or indirectly, to a Loan Party), (4) contractual obligations that include customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Subsidiary Guarantor, (5) contractual obligations that include customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (6) contractual obligations that include customary restrictions that arise in connection with cash or other deposits permitted under this §8.2 and limited to such cash deposit.
§8.3[Reserved].
§8.4Merger, Consolidation. No Loan Party will dissolve, liquidate, dispose of all or substantially all of its assets or business, merge, reorganize, Divide, consolidate or consummate any other business combination, in each case without the prior written consent of the Required Lenders, except (i) for the merger or consolidation of one or more of the Subsidiaries of Borrower (other than any Subsidiary that is a Subsidiary Guarantor) with and into Borrower (it being understood and agreed that in any such event Borrower will be the surviving Person), (ii) for the merger or consolidation of two or more Subsidiaries of Borrower, (iii) for the merger or consolidation of two or more Subsidiary Guarantors, (iv) in connection with the removal of all Unencumbered Assets owned by a Subsidiary Guarantor in accordance with §5.3 or §5.4 or (v) the merger or consolidation of Borrower or Parent Guarantor to the extent it does not result in a Change of Control.
§8.5[Reserved].
§8.6Compliance with Environmental Laws. None of the Subsidiary Guarantors will do any of the following: (a) use any of the Unencumbered Assets or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of such Subsidiary Guarantor’s or its tenants’ business and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Unencumbered Assets any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Unencumbered Assets except in material compliance with Environmental Laws, (d) conduct any activity at any Unencumbered Assets or use any Unencumbered Assets in any manner that would reasonably be likely to cause a Release of Hazardous Substances on, upon or into the Unencumbered Assets or any surrounding properties which would reasonably be likely to give rise to material liability under SEMS or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all material Environmental Laws) in connection with any Unencumbered Assets, except, any such use, generation, conduct or other activity described in clauses (a) to (e) of this §8.6 would not reasonably be likely to have a Material Adverse Effect.
The Subsidiary Guarantors shall:
(xlii)in the event of any change in applicable Environmental Laws governing the assessment, release or removal of Hazardous Substances with respect to any Unencumbered Asset, take all reasonable action as required by such laws, and
(xliii)if any Release or disposal of Hazardous Substances which Subsidiary Guarantors are legally obligated to contain, correct or otherwise remediate shall occur or shall have occurred on any Unencumbered Asset (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Unencumbered Asset by Borrower and the Subsidiary Guarantors), Borrower or the relevant Subsidiary Guarantor shall, after obtaining knowledge thereof, cause the performance of actions required by applicable Environmental Laws at the Unencumbered Asset in material compliance with all applicable Environmental Laws; provided, that each of Borrower and the Subsidiary Guarantors shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage such event to the reasonable satisfaction of Agent or has taken and is diligently pursuing a challenge to any such alleged legal obligation through appropriate administrative or judicial proceedings. Agent may engage its own environmental consultant to review the environmental assessments and the compliance with the covenants contained herein.
§8.7[Reserved].
§8.8Asset Sales. The Subsidiary Guarantors will not sell, transfer or otherwise dispose of (including by way of a Division) any material asset unless (a) immediately after giving effect to such transaction, the Loan Parties’ will be in compliance with the covenants contained in §9 and (b) in the case of the sale, transfer or other disposal of an Unencumbered Asset, such sale, transfer or disposal is made in compliance with §5.4.
§8.9[Reserved].
§8.10Restriction on Prepayment of Indebtedness. No Subsidiary Guarantor will (a) voluntarily prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness that is junior in right of payment to the Obligations, except in accordance with the subordination provisions applicable thereto; provided, that the foregoing shall not prohibit (x) any Permitted Refinancing Indebtedness, (y) the prepayment, redemption, defeasance or other retirement of Indebtedness which is financed solely from the proceeds of a new loan or external equity which would otherwise be permitted by the terms of §8.1; and (z) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness or external equity; and (b) modify any document evidencing any Indebtedness that is junior in right of payment to the Obligations to accelerate the maturity date of such Indebtedness after the occurrence and during the continuance of an Event of Default.
§8.11[Reserved].
§8.12Derivatives Contracts. No Subsidiary Guarantor shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Derivative Contracts made in the ordinary course of business and not prohibited pursuant to §8.1 which are not secured by any Lien on any Unencumbered Asset or on the direct or indirect Equity Interests of any Subsidiary Guarantor. All Derivatives Contracts (including, without limitation, any and all guarantees provided in connection therewith) shall at all times be in compliance, in all material respects, with the Commodity Exchange Act and all CFTC Regulations.
§8.13[Reserved].
§8.14[Reserved].
§9.FINANCIAL COVENANTS.
Each of the Loan Parties covenants and agrees that, so long as any Loan, Letter of Credit, or Note is outstanding or any Lender has any obligation to make any Loans (or participate in the issuance of any Letter of Credit), the Loan Parties shall comply with the following covenants, with such compliance being tested quarterly, as of the close of each fiscal quarter.
§9.1Maximum Consolidated Leverage Ratio. The Consolidated Leverage Ratio shall not exceed sixty percent (60%); provided, however, that for up to two consecutive fiscal quarters following a Material Acquisition, the Consolidated Leverage Ratio may increase to, but may not exceed, sixty-five percent (65%).
§9.2Minimum Consolidated Fixed Charge Coverage Ratio. The Consolidated Fixed Charge Coverage Ratio shall not be less than 1.50 to 1.00, determined based on information for the most recent fiscal quarter annualized.
§9.3Minimum Consolidated Tangible Net Worth. Prior to the Investment Grade Rating Date, the Consolidated Tangible Net Worth shall not be less than the sum of (x) $2,800,000,000.00, plus (y) seventy-five percent (75%) of the aggregate proceeds received by Parent Guarantor, Borrower or any Subsidiary Guarantor (net of reasonable and customary related fees and expenses and net of any intercompany contributions among Parent Guarantor and its Subsidiaries) in connection with any offering of stock or other Equity Interests of such Person (but excluding any such offering to Parent Guarantor or any of its Subsidiaries), on a cumulative basis, from and after December 31, 2021.
§9.4Maximum Distributions.
(a)Prior to the Investment Grade Rating Date, Parent Guarantor shall not make any Distributions in excess of the greater of (i) the amount which, after giving effect to the making of any such Distribution, would exceed ninety-five percent (95%) of Funds from Operations of the Consolidated Group for the four (4) fiscal quarter period then most recently ended and (ii) the amount of Distributions required for Parent Guarantor to comply with all applicable provisions of the Code necessary or required to allow Parent Guarantor to maintain its status as a real estate investment trust and to avoid imposition of income or excise taxes under the Code.

(b)Following the date on which Parent Guarantor or Borrower has achieved an Investment Grade Rating, so long as no Default or Event of Default exists or would result therefrom, Parent Guarantor may declare or make cash Distributions to its shareholders.
(c)Notwithstanding the foregoing in clause (a) and (b) above, if a Default or Event of Default exists or would result therefrom, (x) Borrower may declare and make cash Distributions to Parent Guarantor and other holders of partnership interests in Borrower with respect to any fiscal year only to the extent necessary for Parent Guarantor to distribute, and Parent Guarantor may so distribute, an aggregate amount not to exceed the minimum amount necessary for Parent Guarantor to maintain its status as a real estate investment trust and to avoid imposition of income or excise taxes under the Code; provided that upon the occurrence of any Default or Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), or the acceleration of the maturity of any of the Obligations, neither Parent Guarantor nor Borrower shall make any Distributions.
§9.5Maximum Secured Leverage Ratio. The Secured Leverage Ratio shall not exceed forty-five percent (45%).
§9.6Minimum Unsecured Interest Coverage. Prior to the Investment Grade Rating Date, the ratio of (i) Unencumbered Asset Adjusted NOI (which amount for each individual Unencumbered Asset, as well as the aggregate amount for all Unencumbered Assets, shall not be less than zero), to (ii) Unsecured Interest Expense shall not be less than 2.00 to 1.00.
§9.7[Reserved.]
§9.8[Reserved].
§9.9Maximum Unsecured Leverage Ratio. The Unsecured Leverage Ratio shall not exceed sixty percent (60%); provided, however, that for up to two consecutive fiscal quarters following a Material Acquisition, the Unsecured Leverage Ratio may increase to, but may not exceed, sixty-five percent (65%).
§10.CLOSING CONDITIONS.
The obligation of Lenders to make Loans on the Closing Date shall be subject to the satisfaction (or waiver) of the following conditions precedent:
§10.1Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. Agent shall have received a fully executed counterpart of each such document.
§10.2Certified Copies of Organizational Documents. Agent shall have received from each Loan Party (and for such constituent entities as is necessary to confirm each Loan Party’s authority to enter into the Loan Documents) a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and in which the Unencumbered Assets are located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of such Loan Party, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.
§10.3Resolutions. All action on the part of Borrower and each Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to Agent shall have been provided to Agent.
§10.4Incumbency Certificate; Authorized Signers. Agent shall have received from Borrower and each Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. Agent shall have also received from Borrower and each Guarantor a certificate, dated as of the Closing Date, signed by a duly authorized representative of Borrower and each Guarantor and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of Borrower and each Guarantor under the Loan Documents.
§10.5Opinion of Counsel. Agent shall have received an opinion addressed to Lenders and Agent and dated as of the Closing Date from counsel to the Loan Parties in form and substance reasonably satisfactory to Agent.
§10.6Payment of Fees. Borrower shall have paid to Agent and Arrangers the fees payable pursuant to §4.2.
§10.7Opinion of Agent’s Special Counsel. Agent shall have received an opinion of Agent’s Special Counsel, in form and substance reasonably satisfactory to Agent.
§10.8Performance; No Default. The Loan Parties shall have performed and complied with all terms and conditions herein required to be performed or complied with by them on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default and Borrower shall have delivered to Agent a certificate signed on behalf of Borrower by an Authorized Officer confirming the same.
§10.9Representations and Warranties. The representations and warranties made by the Loan Parties in the Loan Documents or otherwise made by or on behalf of Borrower and its Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date and Borrower shall have delivered to Agent a certificate signed on behalf of Borrower by an Authorized Officer confirming the same.
§10.10Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to Agent and Agent’s counsel in form and substance, and Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as Agent and Agent’s counsel may reasonably require and are customarily required in connection with similar transactions.
§10.11KYC, Etc.. Agent shall have received documentation and other information reasonably requested by any Lender at least ten Business Days prior to the Closing Date in connection with applicable “know your customer”, Anti-Money Laundering, and Anti-Corruption Laws, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation, in each case in form and substance reasonably satisfactory to such Lender and delivered at least five Business Days prior to the Closing Date.
§10.12Compliance Certificate. Agent shall have received a Compliance Certificate and Availability Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein. Further, such Compliance Certificate shall include within the calculation of Consolidated Asset NOI for any Unencumbered Assets which have been owned for less than a calendar quarter, and shall be based upon financial data and information with respect to Unencumbered Assets as of the end of the most recent calendar month as to which data and information is available. Notwithstanding the foregoing, the financial ratios and tests set forth in §9 (the “Specified Financial Covenants”), shall be calculated on a Pro Forma Basis in determining compliance of such Specified Financial Covenants as of the Closing Date; provided, however, (1) in making any determination on a Pro Forma Basis, the calculations shall be made in good faith by an Authorized Officer of Borrower; (2) determination of compliance with the Specified Financial Covenants on a Pro Forma Basis, as and when expressly provided above, shall not relate to any other or further date or period of determination with respect to compliance with such Specified Financial Covenants; and (3) the foregoing shall not be deemed or construed to modify, amend, limit, waive, or suspect any of the Specified Financial Covenants, as further provided in §9 or otherwise provided herein.
§10.13[Reserved].
§10.14Consents. Agent shall have received evidence reasonably satisfactory to Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.
§10.15Refinancing. Agent shall be satisfied that all Indebtedness under the Existing Credit Agreement (other than any Existing Letters of Credit) has been paid in full and all commitments thereunder have been terminated at or prior to the Closing Date.
§10.16Other. Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as Agent or Agent’s Special Counsel may reasonably have requested.
§11.CONDITIONS TO ALL BORROWINGS.
The obligations of Lenders to make any Loan or issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction (or waiver) of the following conditions precedent:
§11.1Prior Conditions Satisfied. All conditions set forth in §10 shall continue to be satisfied as of the date upon which any Loan is to be made, provided that this §11.1 shall not require Borrower or any Guarantor to comply with the conditions set forth in §10.2, §10.3, §10.4, and §10.5 with respect to any Real Estate which has previously been included in the Unencumbered Assets.
§11.2Representations True; No Default. The representations and warranties made by Borrower and the Guarantors, respectively, in the Loan Documents shall be true and correct in all material respects on the date the Loan is made, both immediately before and after the Loan is made (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date) and no Default or Event of Default shall have occurred and be continuing.
§11.3Borrowing Documents. Agent shall have received a fully completed Loan Request for such Loan and the other documents and information (including, without limitation, a Compliance Certificate) as required by §2.7, or a fully completed Letter of Credit Request required by §2.10 in the form of Exhibit E hereto fully completed, as applicable.

§12.EVENTS OF DEFAULT; ACCELERATION; ETC..
§12.1Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:
(a)Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(b)Borrower shall fail to pay any interest on the Loans within five (5) Business Days of the date that the same shall become due and payable, any reimbursement obligations with respect to the Letters of Credit or any fees or other sums due hereunder (other than any voluntary prepayment) or under any of the other Loan Documents within five (5) Business Days after notice from Agent, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(c)[Reserved];
(d)Borrower or any Guarantor shall fail to perform any other term, covenant or agreement contained in §9.1, §9.2, §9.3, §9.4, §9.5, §9.6 or §9.9 which they are required to perform;
(e)any of the Loan Parties shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 (including, without limitation, §12.2 below) or in the other Loan Documents), and such failure shall continue for thirty (30) days after Borrower receives from Agent written notice thereof, and in the case of a default that cannot be cured within such thirty (30)-day period despite such Loan Party’s diligent efforts but is susceptible of being cured within ninety (90) days of Borrower’s receipt of Agent’s original notice, then such Loan Party shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of ninety (90) days from Borrower’s receipt of Agent’s original notice; provided that the foregoing cure provisions shall not pertain to any default consisting of a failure to comply with §8.4, or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents and with respect to any defaults under §8.1, §8.2 or §8.8, the thirty (30) day cure period described above shall be reduced to a period of ten (10) Business Days and no additional cure period shall be provided with respect to such defaults;
(f)any material representation or warranty made by or on behalf of Borrower or any of its Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made;
(g)Borrower or any Guarantor (or Subsidiary thereof) defaults under (i) any Recourse Indebtedness in an aggregate amount equal to or greater than $50,000,000.00 with respect to all uncured defaults at any time, or (ii) any Non-Recourse Indebtedness in an aggregate amount equal to or greater than $150,000,000.00 with respect to all uncured defaults at any time;
(h)Borrower or any Guarantor (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize any of the foregoing;
(i) a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of Borrower or any Guarantor or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;
(j)a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of Borrower or any Guarantor or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;
(k)there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, one or more uninsured or unbonded final judgments against any of Borrower or any Guarantor (or Subsidiary thereof) that, either individually or in the aggregate, exceed $50,000,000.00;
(l)any of the Loan Documents shall be canceled, terminated, revoked or rescinded by any of Borrower or any Guarantor otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Required Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any of the Loan Parties, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the material Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof, and in each case of the foregoing the Loan Parties fail to enter into an amendment or modification to the existing Loan Documents or enter into new documentation, each in form and substance reasonably satisfactory to Agent and Required Lenders, which have the effect of rendering the cancellation, termination, revocation, rescission, illegality, invalidity or unenforceability immaterial;
(m)any dissolution, termination, partial or complete liquidation, merger or consolidation of any of the Loan Parties shall occur or any sale, transfer or other disposition of the assets of any of the Loan Parties shall occur other, in each case, than as permitted under the terms of this Agreement or the other Loan Documents;
(n)with respect to any Plan, an ERISA Reportable Event shall have occurred and such event reasonably would be likely to result in liability of any of any of Borrower or any Guarantor to pay money to the PBGC or such Plan in an aggregate amount exceeding $50,000,000.00 and one of the following shall apply with respect to such event: (x) such event in the circumstances occurring reasonably would be likely to result in the termination of such Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Plan;

(o)the occurrence of any Change of Control; or
(p)an Event of Default under any of the other Loan Documents shall occur (subject, in any case, to any applicable cure provision set forth in §12.1(e);
then, and upon any such Event of Default, Agent may, and upon the request of the Required Lenders shall, by notice in writing to Borrower declare all amounts owing with respect to this Agreement, the Notes, and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; provided that in the event of any Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any Lender or Agent.
§12.2Certain Cure Periods. In the event that there shall occur any Default or Event of Default that relates only to certain Unencumbered Asset(s) or the owner(s) thereof (if such owner is a Subsidiary Guarantor), then Borrower may elect to cure such Default or Event of Default (so long as no other Default or Event of Default would arise as a result of such Default or Event of Default) by electing to remove such Unencumbered Asset(s) and the applicable Subsidiary Guarantor(s) pursuant to §5.4 and remove such Unencumbered Asset(s) from the calculation of the covenants in §9 (and the Loan Parties’ compliance with §3.2 as a result thereof), in which event such removal and reduction shall be completed within thirty (30) days after receipt of notice of such Default or Event of Default from Agent or the Required Lenders.
§12.3Termination of Commitments and Actions in Respect of Letters of Credit.
(q)If any one or more Events of Default specified in §12.1(h), §12.1(i) or §12.1(j) shall occur, then immediately and without any action on the part of Agent or any Lender the Commitments shall terminate and Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit for the account of Borrower. If any other Event of Default shall have occurred, Agent may, and upon the election of the Required Lenders shall, by notice to Borrower terminate the obligation to make Loans to and issue Letters of Credit for the account of Borrower. No termination under this §12.3 shall relieve any Loan Party of its respective obligations to Lenders arising under this Agreement or the other Loan Documents.
(r)If any Event of Default shall have occurred and be continuing, Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in §12.4 or §4.16(e) or otherwise, make demand upon Borrower to, and forthwith upon such demand Borrower will, pay to Agent on behalf of Lenders in same day funds at Agent’s office designated in such demand, for deposit in the LC Cash Collateral Account, an amount equal to the LC Exposure at such time. If at any time Agent or an Issuing Lender determines that any funds held in the LC Cash Collateral Account are subject to any right or claim of any Person other than Agent and Lenders with respect to the Obligations of the Loan Parties under the Loan Documents, or that the total amount of such funds is less than the LC Exposure, Borrower will, forthwith upon demand by Agent, pay to Agent, as additional funds to be deposited and held in the LC Cash Collateral Account, an amount equal to the excess of (a) the LC Exposure over (b) the total amount of funds, if any, then held in the LC Cash Collateral Account that Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the LC Cash Collateral Account, such funds shall be applied to reimburse the applicable Issuing Lender or Lenders, as applicable, to the extent permitted by applicable law.
§12.4Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, Agent on behalf of Lenders may, and upon the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of Lenders, Lenders acknowledge and agree that only Agent may exercise any remedies arising by reason of a Default or Event of Default. If any Loan Party fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) Business Days after demand bear interest at the rate for overdue amounts as set forth in this Agreement. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, Borrower shall pay all costs of collection including, but not limited to, reasonable and documented attorneys’ fees.
§12.5Distribution of Loan Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, such monies shall be distributed for application as follows:
(s)First, to the payment of, or (as the case may be) the reimbursement of Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by Agent in accordance with the terms of the Loan Documents or in connection with the collection of such monies by Agent, for the exercise, protection or enforcement by Agent of all or any of the rights, remedies, powers and privileges of Agent or Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to Agent against any taxes or liens which by law shall have, or may have, priority over the rights of Agent or Lenders to such monies;
(t)Second, to all other Obligations (including any Letter of Credit Liabilities, interest, expenses or other obligations incurred after the commencement of a bankruptcy and to deposit into the LC Cash Collateral Account any contingent reimbursement obligations in respect of outstanding Letters of Credit to the extent required by §12.3, but excluding Hedge Obligations) in such order or preference as the Required Lenders shall determine; provided, that (i) Swing Loans shall be repaid first, (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2; (iii) in the event that any Lender shall have wrongfully failed or refused to make an advance under §2.5(d), §2.7, or §2.10(f) and such failure or refusal shall be continuing, advances made by other Lenders during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other Obligations described in this subsection (b); and (iv) Obligations owing to Lenders with respect to each type of Obligation such as interest, principal, fees and expenses shall be made among Lenders, pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable;

(u)Third, to all Hedge Obligations, on a pari passu basis among Lender Hedge Providers pro rata; and
(v)Fourth, the excess, if any, shall be returned to Borrower or to such other Persons as are legally entitled thereto.
§13.SETOFF.
During the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender or any Affiliate thereof to Borrower or any Subsidiary Guarantor and any securities or other property of Borrower or any Subsidiary Guarantor in the possession of such Lender or any Affiliate may, without notice to any Borrower (any such notice being expressly waived by Borrower and the Subsidiary Guarantors) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of Borrower or any Subsidiary Guarantor to such Lender. Each Lender agrees with each other Lender that if such Lender shall receive from Borrower or any Subsidiary Guarantor, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all Lenders with respect to the Notes held by all Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.
§14.AGENT.
§14.1Authorization. Agent is authorized to take such action on behalf of each Lender and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to Agent and all other powers not specifically reserved to Lenders, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by Agent. The obligations of Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Borrower and any other Person shall be entitled to conclusively rely on a statement from Agent that it has the authority to act for and bind Lenders pursuant to this Agreement and the other Loan Documents.
§14.2Employees and Agents. Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. Agent may utilize the services of such Persons as Agent may reasonably determine, and all reasonable and documented fees and expenses of any such Persons shall be paid by Borrower.

§14.3No Liability. Neither Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable to Lenders for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Required Lenders or the Required Class Lenders or such greater number of Lenders as may be required hereunder. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent has received notice from a Lender or Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.
§14.4No Representations. Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by any Loan Party or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to Lenders, with respect to the creditworthiness or financial condition of Borrower or any of its Subsidiaries, or the value of any assets of Borrower or any of its Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and Arrangers in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or Arrangers. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents.
§14.5Payments.
(w)A payment by Borrower to Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. Agent agrees to distribute to each Lender not later than one Business Day after Agent’s receipt of good funds, determined in accordance with Agent’s customary practices, such Lender’s pro rata share of payments received by Agent for the account of Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. In the event that Agent fails to distribute such amounts within one Business Day as provided above, Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

(x)If in the reasonable opinion of Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
§14.6Holders of Notes. Subject to the terms of §18, Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.
§14.7Indemnity. Lenders ratably agree hereby to indemnify and hold harmless Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which Agent has not been reimbursed by Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.
§14.8Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also Agent.
§14.9Resignation. Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to Lenders and Borrower. The Required Lenders may remove Agent from its capacity as Agent in the event of Agent’s gross negligence or willful misconduct or, to the extent permitted by Legal Requirements, if the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof. Any such resignation or removal may at Agent’s option also constitute Agent’s resignation as an Issuing Lender and a Swing Loan Lender. Upon any such resignation, or removal, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, (i) any Lender or (ii) any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00; provided that in no event shall any such successor Agent be a Defaulting Lender. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, each Issuing Lender and each Swing Loan Lender, shall be reasonably acceptable to Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lender’s removal of Agent, then the retiring or removed Agent may, on behalf of Lenders, appoint a successor Agent, which shall be (ii) any Lender or (ii) any financial institution whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Upon the acceptance of any appointment as Agent and, if applicable, as an Issuing Lender and/or as a Swing Loan Lender, hereunder by a successor Agent and, if applicable, Issuing Lender and/or Swing Loan Lender, such successor Agent and, if applicable, Issuing Lender and/or Swing Loan Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and, if applicable, Issuing Lender and/or Swing Loan Lender, and the retiring or removed Agent and, if applicable, Issuing Lender and/or Swing Loan Lender, shall be discharged from its duties and obligations hereunder as Agent and, if applicable, Issuing Lender and/or Swing Loan Lender. After any retiring Agent’s resignation or removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent, Issuing Lender and Swing Loan Lender. If the resigning or removed Agent shall also resign as an Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, issued by such resigning or removed Agent outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. Upon any change in Agent under this Agreement, the resigning or removed Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning or removed Agent.
§14.10Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, Agent may and, if (a) so requested by the Required Lenders and (b) Lenders have provided to Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of Lenders. Each Lender shall, within thirty (30) days of request therefor, pay to Agent its Commitment Percentage of the reasonable costs incurred by Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to Agent by Borrower within such period. The Required Lenders may direct Agent in writing as to the method and the extent of any such exercise, Lenders hereby agreeing to indemnify and hold Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, except to the extent that any of the same shall be directly caused by Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods, provided that Agent need not comply with any such direction to the extent that Agent reasonably believes Agent’s compliance with such direction to be unlawful in any applicable jurisdiction.
§14.11Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against any Loan Party with respect to the Obligations, Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from Lenders requesting that Agent file such proof of claim.
§14.12[Reserved].
§14.13Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
§14.14Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of Lenders or the Required Lenders or the Required Class Lenders of any Class is required or permitted under this Agreement, each Lender agrees to give Agent, within ten (10) days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.
§14.15Loan Parties Not Beneficiaries. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of Agent and Lenders, may not be enforced by any Loan Party, and except for the provisions of §14.9, may be modified or waived without the approval or consent of any Loan Party.
§14.16Defaulting Lenders.
(y)Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirements:
(i)That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in §28.
(ii)Any payment of principal, interest, fees or other amounts received by Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to Agent by that Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Lenders or Swing Loan Lenders hereunder; third, if so determined by Agent or requested by any Issuing Lender or any Swing Loan Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Loan or Letter of Credit; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this

Agreement; sixth, to the payment of any amounts owing to Lenders, the Issuing Lenders or Swing Loan Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or any Swing Loan Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists or non-defaulting Lenders have been paid in full all amounts then due, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Liabilities in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Liabilities were made at a time when the conditions set forth in §11 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Liabilities owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Liabilities owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this §14.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)That Defaulting Lender which is a Revolving Credit Lender (x) shall not be entitled to receive any Unused Fee or Facility Fee pursuant to §2.3 for any period during which that Revolving Credit Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in §2.10(e).
(iv)During any period in which there is Revolving Credit Lender which is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Revolving Credit Lender to acquire, refinance or fund participations in Letters of Credit or Swing Loans pursuant to §2.5 and/or §2.10, the “Commitment Percentage” of each non-Defaulting Revolving Credit Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Revolving Credit Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Revolving Credit Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Revolving Credit Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Revolving Credit Lender minus (2) the aggregate Outstanding amount of the Revolving Credit Loans and Letter of Credit Liabilities held by that Revolving Credit Lender.
(v)During any period that a Lender is a Defaulting Lender, Borrower may, by giving written notice thereof to Agent, such Defaulting Lender, and the other Lenders, demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of §18.1. Subject to Section 4.15 herein, no party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment via an assignment subject to and in accordance with the provisions of §18.1. No such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Agent in an aggregate amount sufficient with any applicable amounts held pursuant to the immediately preceding subsection (ii), upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Agent, the Issuing Lenders or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) such Defaulting Lender’s full pro rata share of all Loans and participations in Letters of Credit and Swing Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under any Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(z)Defaulting Lender Cure. If Borrower, Agent, Swing Loan Lenders and the Issuing Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by Lenders in accordance with their Commitment Percentages (without giving effect to §14.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
§14.17Reliance on Hedge Provider. For purposes of applying payments received in accordance with §12.5, Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of Agent) of the outstanding Hedge Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.
§14.18Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of Agent and each Titled Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90- 1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91- 38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Obligations of such Lender in respect of the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the obligations of such Lender in respect of the Loans, the Letters of Credit, the Commitments and this Agreement.
(a)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of Agent and each Titled Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that none of the Agent, the Titled Agents or their respective Affiliates, is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent or any Titled Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
§14.19Recovery of Erroneous Payments.
(aa)Each Lender and each Issuing Lender hereby agrees that (i) if the Agent notifies such Lender or Issuing Lender that the Agent has determined in its sole discretion that any funds received by such Lender or Issuing Lender from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender or Issuing Lender (whether or not known to such Lender or Issuing Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender or Issuing Lender shall promptly, but in no event later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender or Issuing Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Agent to any Lender or any Issuing Lender under this clause (a) shall be conclusive, absent manifest error.

(ab)Without limiting immediately preceding clause (a), each Lender and each Issuing Lender hereby further agrees that if it receives an Erroneous Payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender or Issuing Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender or Issuing Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.  Each Lender and each Issuing Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in all events no later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(ac)Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Lender or Issuing Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Loan Party.
(ad)Each party’s obligations under this §14.19 shall survive the resignation or replacement of the Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
§15.EXPENSES.
Borrower agrees to pay (a) the reasonable and documented costs incurred by Agent of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) the reasonable and documented fees, expenses and disbursements of one outside counsel to Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (c) all other reasonable and documented out of pocket fees, expenses and disbursements (other than Taxes unless such payment is otherwise required pursuant to the terms of this Agreement) of Agent incurred by Agent and Arrangers in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Unencumbered Assets (in connection with each Loan and/or otherwise), the review of leases, the making of each Loan hereunder, the issuance of Letters of Credit, and the third party out-of-pocket costs and expenses incurred in connection with the syndication of the Commitments pursuant to §18 hereof, and (d) without duplication, all reasonable and documented out-of- pocket expenses (including reasonable and documented attorneys’ fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by Agent)

incurred by Lenders or Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against any Loan Party or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to Agent’s or any Lender’s relationship with the Loan Parties (provided that any attorneys’ fees and costs pursuant to this clause (d) shall be limited to those incurred by Agent and one other counsel with respect to Lenders as a group), (e) all reasonable and documented fees, expenses and disbursements of Agent incurred in connection with UCC searches, (f) all reasonable and documented out-of-pocket fees, expenses and disbursements (including reasonable and documented attorneys’ fees and costs of one counsel) which may be incurred by Agent in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (g) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of Lenders hereunder.
§16.INDEMNIFICATION.
Borrower agrees to indemnify and hold harmless Agent, Lenders and Arrangers and each director, officer, employee, agent, advisor and Affiliate thereof and Person who controls Agent or any Lender or any Arranger (each, an “Indemnified Person”) against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to any claim, action, suit or litigation arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Loans by parties claiming by or through Borrower, (b) any condition of the Unencumbered Assets or any other Real Estate, (c) any actual or proposed use by Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of Borrower, (e) the Loan Parties’ entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Unencumbered Assets or any other Real Estate, (g) with respect to the Loan Parties and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) to the extent used by any Loan Party, any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable and documented fees and disbursements of one counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that Borrower shall not be obligated under this §16 or otherwise to indemnify any Person for liabilities to the extent (a) found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from such Indemnified Person’s or any of its Related Persons’ actual bad faith material breach of the Loan Documents, gross negligence or willful misconduct or (b) being the result from any action, suit, proceeding or investigation solely among Indemnified Persons and not arising out of or in connection with any act or omission of the Loan Parties or any of their respective Subsidiaries (other than a dispute involving a claim against Agent or any Arranger solely in such capacity). For purposes hereof, a “Related Person” of any Indemnified Person means its Affiliates, directors, officers, employees and agents, in each case that are controlled by such Indemnified Person. In litigation, or the preparation therefor, Lenders and Agent shall be entitled to select a single law firm as their own counsel, taken as a whole, and, in addition to the foregoing indemnity, Borrower agrees to pay promptly the reasonable and documented fees and expenses of such counsel. If, and to the extent that the obligations of Borrower under this §16 are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of Lenders hereunder. This §16 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
§17.SURVIVAL OF COVENANTS, ETC.
All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Loan Parties or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by Lenders and Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit. The indemnification obligations of the Loan Parties provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of Lenders hereunder and thereunder to the extent provided herein. All statements contained in any certificate delivered to any Lender or Agent at any time by or on behalf of the Loan Parties or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.
§18.ASSIGNMENT AND PARTICIPATION.
§18.1Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignee all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage, Commitment and, in the case of an Issuing Lender, its Letter of Credit Commitment, and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) Agent and each Issuing Lender shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed (provided that such consent shall not be required for any assignment to another Lender, to an Approved Fund, to an Affiliate of a Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender) (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Commitment (and the Letter of Credit Commitment, in the case of an Issuing Lender) in the event an interest in the Revolving Credit Loans is assigned; (c) the parties to such assignment shall execute and deliver to Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit H hereto (each, an “Assignment and Acceptance Agreement”), together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, Borrower or any Guarantor, (e) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by Agent, and so long as no Event of Default exists hereunder, Borrower and (f) in no event shall any assignment be to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender

(and, if applicable, an Issuing Lender) hereunder, (ii) the assigning Lender shall, upon payment to Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) Agent may unilaterally amend Schedule 1.1-A hereto to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, Borrower and Guarantors.
§18.2Register. Agent shall maintain on behalf of Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of Lenders and the Commitment Percentages of and principal amount of and interest on the Loans owing to Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to Agent a registration fee in the sum of $3,500.00.
§18.3New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from Agent, Borrower, at its own expense, shall execute and deliver to Agent, in exchange for each surrendered Note, a new Note (if requested by the subject Lender) to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to Borrower.
§18.4Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to Lenders under §4.8, §4.9 and §4.10, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against Borrower, (e) such participant shall be entitled to the benefits of §4.4(b) (subject to the requirements of §4.4(c); it being understood that the documentation required under §4.4(c) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §18.1, provided that such participant (i) agrees to be subject to the provisions of §4.15 as if it were an assignee under §18.1; and (ii) shall not be entitled to receive any greater payment under §4.4(b) than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, (f) such sale is effected in accordance with all applicable laws, and (g) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by Borrower or any other Loan Party; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Revolving Credit Maturity Date pursuant to §2.12), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release Borrower or any other Loan Party (except as otherwise permitted under §5.5). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, except as set forth below, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person, except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or except, upon request of Borrower, Lender shall provide to Borrower the identity of such participant and the amount of its participation. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
§18.5Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or any other central banking authority or to such other Person as Agent may approve to secure obligations of such lenders. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.
§18.6No Assignment by Loan Parties. The Loan Parties shall not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each Lender.
§18.7Disclosure. Borrower agrees to promptly and reasonably cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from any Loan Party that has been identified in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, auditors, legal counsel, consultants, service providers and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, (e) disclosures required or requested by any other governmental authority or representative thereof or pursuant to legal process, or (f) disclosure of the existence of this

Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Agent and Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any governmental authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to Borrower, or is disclosed with the prior approval of Borrower. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.
§18.8Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, that each Title Agent may have as a Lender.
§18.9Amendments to Loan Documents. Upon any such assignment or participation, the Loan Parties shall, upon the request of Agent, enter into such documents as may be reasonably required by Agent to modify the Loan Documents to reflect such assignment or participation.
§19.NOTICES.
Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”) must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, and addressed to the parties at the address set forth on Schedule 19.
Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telegraph, telecopy, telefax or telex is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days’ prior Notice thereof, Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.
§20.RELATIONSHIP.
Neither Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Loan Parties or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Loan Parties is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.
§21.GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.
THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401. PARENT BORROWER, GUARANTORS, AGENT AND LENDERS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE AND COUNTY OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). PARENT BORROWER, GUARANTORS, AGENT AND LENDERS FURTHER ACCEPT, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND (ii) WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. NOTWITHSTANDING THE FOREGOING, IN ADDITION TO THE COURTS OF THE STATE AND COUNTY OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY ASSETS OF PARENT BORROWER OR ANY SUBSIDIARY GUARANTOR EXIST, AND PARENT BORROWER AND GUARANTORS CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS. PARENT BORROWER AND GUARANTORS EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE FOREGOING CHOICE OF NEW YORK LAW WAS A MATERIAL INDUCEMENT TO AGENT AND LENDERS IN ENTERING INTO THIS AGREEMENT AND IN MAKING THE LOANS HEREUNDER.
§22.HEADINGS.
The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
§23.ELECTRONIC EXECUTION OF DOCUMENTS.
The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers or consents) are deemed to include Electronic Signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Agent, or the keeping of records in electronic form and any other Electronic Record, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding anything contained herein to the contrary, Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent Agent has agreed to accept such Electronic Signature, Agent and each Lender and Issuing

Lender shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (ii) upon the request of Agent or any Lender or Issuing Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
§24.COUNTERPARTS.
This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.
§25.ENTIRE AGREEMENT, ETC.
This Agreement and the Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §28.
§26.WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.
EACH OF THE LOAN PARTIES, AGENT AND LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS AND AGREES THAT SUCH PARTY WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §26. EACH PARTY ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §26 WITH LEGAL COUNSEL AND THAT EACH PARTY AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.
§27.DEALINGS WITH THE LOAN PARTIES.
Agent, Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Loan Parties and their respective Subsidiaries or any of their Affiliates regardless of the capacity of Agent or any Lender hereunder. Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that Agent shall be under no obligation to provide such information to them.
§28.CONSENTS, AMENDMENTS, WAIVERS, ETC..
Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by any Loan Party of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders and, with respect to any amendment of any term of this Agreement or of any other instrument related hereto or mentioned herein, Borrower or the Guarantors, as the case may be. Subject to the immediately following sentence, any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Lenders of a particular Class, and not Lenders of any other Class, may be amended, and the performance or observance by Borrower or any other Loan Party or Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Required Class Lenders for such Class of Lenders. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender adversely affected thereby: (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) any increase or reduction in the amount of the Commitment of a Lender (except as provided in §2.4, §2.11 and §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan or any fees payable under the Loan Documents (except as provided in §2.12 with respect to extension of the Revolving Credit Maturity Date); (f) an extension of the Maturity Date (except as provided in §2.12 with respect to extension of the Revolving Credit Maturity Date); (g) a change in the manner of distribution of any payments to Lenders or Agent; (h) the release of Borrower or any Guarantor or any reduction of any Guarantor’s liability under the Guaranty except as otherwise provided in §5.5; (i) an amendment of the definition of Required Lenders or Required Class Lenders or of any requirement for consent by all Lenders or all Lenders of a certain Class; (j) any modification to require a Revolving Credit Lender to fund a pro rata share of a request for an advance of the Revolving Credit Loan made by Borrower other than based on its Applicable Percentage; (k) an amendment to this §28; (l) an amendment to the definition of Commitment Percentage, Revolving Credit Commitment Percentage, Term Loan Commitment Percentage, 2021 Term Loan Commitment Percentage, 2022 Term Loan Commitment Percentage, or Applicable Percentage; or (m) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all Lenders, the Required Lenders, or the Required Class Lenders to require a lesser number of Lenders to approve such action. Notwithstanding the foregoing, the provisions of §14 may not be amended without the written consent of Agent and no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Lenders required above to take such action, amend, waive or consent to any departure from, the definitions of Adjusted Term SOFR, Term SOFR, Adjusted Daily Simple SOFR, Daily Simple SOFR (or any component definition of any of the foregoing), Conforming Changes or the provisions of §4.17 (except in accordance with §4.17). There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lenders, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lenders. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each Affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each Affected Lender that by its terms affects any Defaulting Lender more adversely than other Affected Lenders shall require the consent of such Defaulting Lender.
In the event that any Lender (a “Non-Consenting Lender”) shall fail to consent to a waiver or amendment to, or a departure from, the provisions of this Agreement which requires the consent of all Lenders and that has been consented to by Agent and the Required Lenders, then Borrower shall have the right, upon written demand to such Non-Consenting Lender and Agent given within 30 days after a Lender fails to consent, refuses to consent or is deemed to have refused to consent to such request (a “Consent Request Date”), to cause such Non-Consenting Lender to assign its rights and obligations under this Agreement (including, without limitation, its Commitment or Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to an existing Lender or a new Lender, provided that (i) as of such Consent Request Date and as of the date of Borrower’s written demand to replace such Non-Consenting Lender, no Default or Event of Default shall have occurred and be continuing other than a Default or Event of Default that resulted solely from the subject matter of the waiver or amendment for which such consent was being solicited from the Lenders by Agent and (ii) the replacement of any Non-Consenting Lender shall be consummated in accordance with and subject to the provisions of §4.15. The existing or new Lender that is purchasing the interests of the Non-Consenting Lender shall purchase such interests and shall assume the rights and obligations of the Non-Consenting Lender under this Agreement upon execution by such existing or new Lender of an Assignment and Acceptance Agreement delivered pursuant to §18.
§29.SEVERABILITY.
The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.
§30.TIME OF THE ESSENCE.
Time is of the essence with respect to each and every covenant, agreement and obligation of the Loan Parties under this Agreement and the other Loan Documents.
§31.NO UNWRITTEN AGREEMENTS.
THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§32.REPLACEMENT NOTES.
Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.
§33.NO THIRD PARTIES BENEFITED.
This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Loan Parties, Lenders, Agent, Lender Hedge Providers, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of Agent and Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of Agent and Lenders, and their permitted successors and assigns, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Agent and Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Agent and Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, Agent and Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by Borrower or any of its Subsidiaries of any development or the absence therefrom of defects.
§34.PATRIOT ACT; BENEFICIAL OWNERSHIP REGULATION.
Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that, pursuant to the requirements of the Patriot Act and Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes names and addresses and other information that will allow such Lender or Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act and Beneficial Ownership Regulation.
§35.RESERVED.
§36.JOINT AND SEVERAL LIABILITY. Each of the Loan Parties covenants and agrees that each and every covenant and obligation of any Loan Party hereunder and under the other Loan Documents shall be the joint and several obligations of each Loan Party.
§37.ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF THE LOAN PARTIES.
§37.1Attorney-in-Fact. For the purpose of implementing the joint and several liability provisions of the Loan Documents, each Loan Party (other than Borrower) hereby irrevocably appoints Borrower as its agent and attorney-in-fact for all purposes of the Loan Documents, including the giving and receiving of notices and other communications.

§37.2Accommodation. It is understood and agreed that the handling of this credit facility on a joint basis as set forth in this Agreement is solely as an accommodation to the Loan Parties and at their request. Accordingly, Agent and Lenders are entitled to rely, and shall be exonerated from any liability for relying upon, any Loan Request or any other request or communication made by a purported officer of any Loan Party without the need for any consent or other authorization of any other Loan Party and upon any information or certificate provided on behalf of any Loan Party by a purported officer of such Loan Party, and any such request or other action shall be fully binding on each Loan Party as if made by it.
§37.3Waiver of Automatic or Supplemental Stay. Each of the Loan Parties agrees with Lenders and Agent that in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against any other of the Loan Parties at any time following the execution and delivery of this Agreement, none of the other Loan Parties shall seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to Section 105 of the Bankruptcy Code or any other provision of the Bankruptcy Code, to stay, interdict, condition, reduce or inhibit the ability of Lenders or Agent to enforce any rights it has by virtue of this Agreement, the Loan Documents, or at law or in equity, or any other rights Lenders or Agent have, whether now or hereafter acquired, against such other Loan Parties or against any property owned by such other Loan Parties.
§37.4Waiver of Defenses. To the extent permitted by applicable law, each of the Loan Parties hereby waives and agrees not to assert or take advantage of any defense based upon:
(a)Any right to require Agent or Lenders to proceed against the other Loan Parties or any other Person or to proceed against or exhaust any security held by Agent or Lenders at any time or to pursue any other remedy in Agent’s or any Lender’s power or under any other agreement before proceeding against any Loan Party hereunder or under any other Loan Document;
(b)The defense of the statute of limitations in any action hereunder or the payment or performance of any of the Obligations;
(c)Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of Agent or any Lender to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons;
(d)Any failure on the part of Agent or any Lender to ascertain the liability of any party liable under the Loan Documents or the obligations evidenced or secured thereby;
(e) Demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notices of any kind (except for such notices as are specifically required to be provided to any Loan Party pursuant to the Loan Documents), or the lack of any thereof, including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of any Loan Party, Agent, any Lender, any endorser or creditor of any Loan Party or on the part of any other Person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Agent or any Lender;
(f)Any defense based upon an election of remedies by Agent or any Lender, including any election to proceed by judicial or nonjudicial foreclosure of any security, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of any Loan Party the rights of any Loan Party to proceed against any other Loan Party for reimbursement, or both;
(g)Any right or claim of right to cause a marshaling of the assets of the Loan Parties;
(h)Any principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms and provisions of this Agreement;
(i)Any duty on the part of Agent or any Lender to disclose to the Loan Parties any facts Agent or any Lender may now or hereafter know about Loan Parties, regardless of whether Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which each Loan Party intends to assume or has reason to believe that such facts are unknown to the Loan Parties or has a reasonable opportunity to communicate such facts to the Loan Parties, it being understood and agreed that each Loan Party is fully responsible for being and keeping informed of the financial condition of the other Loan Parties and of any and all circumstances bearing on the risk that liability may be incurred by the Loan Parties hereunder and under the other Loan Documents;
(j) Any inaccuracy of any representation made by or on behalf of any Loan Party contained in any Loan Document;
(k)Subject to compliance with the provisions of this Agreement, any sale or assignment of the Loan Documents, or any interest therein;
(l)[Reserved];
(m)Any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Loan Documents;
(n)Any deficiency in the ability of Agent or any Lender to collect or to obtain performance from any Persons now or hereafter liable for the payment and performance of any obligation guaranteed under the Loan Documents;
(o)An assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon the voluntary or involuntary bankruptcy proceeding of the other Loan Parties) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Agent or any Lender to enforce any of its rights, whether now or hereafter required, which Agent or any Lender may have against a Loan Party;
(p)Any modifications of the Loan Documents or any obligation of the Loan Parties relating to the Loan by operation of law or by action of any court, whether pursuant to the Bankruptcy Code, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise;
(q)Any release of a Loan Party or of any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, Agent’s or Lenders’ voluntary act or otherwise;
(r)Any action, occurrence, event or matter consented to by the Loan Parties under any provision hereof, or otherwise;
(s)The dissolution or termination of existence of any Loan Party;

(t)Subject to compliance with the provisions of this Agreement, any renewal, extension, modification, amendment or any other changes in the Obligations, including but not limited to any material alteration of the terms of payment or performance of the Obligations;
(u)Any defense of the Loan Parties, other than that of prior performance, including without limitation, the invalidity, illegality or unenforceability of any of the Obligations; or
(v)To the fullest extent permitted by law, any other legal, equitable or surety defenses whatsoever to which the Loan Parties might otherwise be entitled, it being the intention that the obligations of Loan Parties hereunder and under the other Loan Documents are absolute, unconditional and irrevocable.
§37.5Waiver. Each of the Loan Parties waives, to the fullest extent that each may lawfully so do, the benefit of all appraisement, valuation, stay, extension, homestead, exemption and redemption laws which such Person may claim or seek to take advantage of in order to prevent or hinder the enforcement of any of the Loan Documents or the exercise by Lenders or Agent of any of their respective remedies under the Loan Documents. Each of the Loan Parties further agrees that Lenders and Agent shall be entitled to exercise their respective rights and remedies under the Loan Documents or at law or in equity in such order as they may elect. Without limiting the foregoing, each of the Loan Parties further agrees that upon the occurrence of an Event of Default, Lenders and Agent may exercise any of such rights and remedies without notice to either of the Loan Parties except as required by law or the Loan Documents and agrees that neither Lenders nor Agent shall be required to proceed against the other of the Loan Parties or any other Person or to proceed against or to exhaust any other security held by Lenders or Agent at any time or to pursue any other remedy in Lenders’ or Agent’s power or under any of the Loan Documents before proceeding against a Loan Party or its assets under the Loan Documents.
§37.6Subordination. So long as the Loans are outstanding, each of the Loan Parties hereby expressly defers and agrees (a) not to assert any right of contribution from or indemnity against any other Loan Party, whether at law or in equity, arising from any payments made by such Person pursuant to the terms of this Agreement or the Loan Documents, and (b) not to proceed against the other for reimbursement of any such payments. In connection with the foregoing, each of the Loan Parties expressly defers and agrees not to assert or take advantage of (i) any rights of subrogation to Lenders or Agent against the other Loan Parties, (ii) any rights to enforce any remedy which Lenders or Agent may have against the other Loan Parties and any rights to participate in any assets of the other Loan Parties. In addition to and without in any way limiting the foregoing, each of the Loan Parties hereby subordinates any and all indebtedness it may now or hereafter owe to such other Loan Parties to all indebtedness of the Loan Parties to Lenders and Agent, and agrees with Lenders and Agent that none of the Loan Parties shall claim any offset or other reduction of such Loan Party’s obligations hereunder because of any such indebtedness and shall not take any action to obtain any assets of the other Loan Parties so long as the Loans are outstanding.
§38.ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS.
(a)Without limiting any other provision of §37, each Loan Party acknowledges that it has received, or will receive, significant financial and other benefits, either directly or indirectly, from the proceeds of the Loans made by Lenders to the Borrower pursuant to this Agreement; that the benefits received by such Loan Party are reasonably equivalent consideration for such Loan Party’s execution of this Agreement and the other Loan Documents to which it is a party; and that such benefits include, without limitation, the access to capital afforded to the Borrower pursuant to this Agreement from which the activities of such Loan

Party will be supported, the refinancing of certain existing indebtedness of such Loan Party secured by certain of such Loan Party’s assets from the proceeds of the Loans, and the ability to refinance that indebtedness at a lower interest rate and otherwise on more favorable terms than would be available to it if it were being financed on a stand-alone basis. Each Loan Party is executing this Agreement and the other Loan Documents in consideration of those benefits received by it and each Loan Party desires to enter into an allocation and contribution agreement with each other Loan Party as set forth in this §38 and agrees to subordinate and subrogate any rights or claims it may have against other Loan Parties as and to the extent set forth in §37.
(b)In the event any one or more Loan Parties (any such Loan Party, a “Funding Loan Party”) is deemed to have paid an amount in excess of the principal amount attributable to it (such principal amount, the “Allocable Principal Balance”) (any deemed payment in excess of the applicable Allocable Principal Balance, a “Contribution”) as a result of such Funding Loan Party’s payment of and/or performance on the Obligations, then after payment in full of the Loans and the satisfaction of all of the Loan Parties’ other obligations under the Loan Documents, such Funding Loan Party shall be entitled to contribution from each benefited Loan Party for the amount of the Contribution so benefited (any such contribution, a “Reimbursement Contribution”), up to such benefited Loan Party’s then current Allocable Principal Balance. Any Reimbursement Contributions required to be made hereunder shall, subject to §37, be made within ten (10) days after demand therefor.
(c)If a Loan Party (a “Defaulting Loan Party”) shall have failed to make a Reimbursement Contribution as hereinabove provided, after the later to occur of (a) payment of the Loan in full and the satisfaction of all of the Loan Parties’ other obligations to Lenders or (b) the date which is 366 days after the payment in full of the Loans, the Funding Loan Party to whom such Reimbursement Contribution is owed shall be subrogated to the rights of Lenders against such Defaulting Loan Party; provided, however, if Agent returns any payments in connection with a bankruptcy of a Loan Party, all other Loan Parties shall jointly and severally pay to Agent and Lenders all such amounts returned, together with interest at the Default Rate accruing from and after the date on which such amounts were returned.
(d)In the event that at any time there exists more than one Funding Loan Party with respect to any Contribution, then Reimbursement Contributions from Defaulting Loan Parties pursuant hereto shall be equitably allocated among such Funding Loan Parties. In the event that at any time any Loan Party pays an amount hereunder in excess of the amount calculated pursuant to this paragraph, that Loan Party shall be deemed to be a Funding Loan Party to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Loan Parties in accordance with the provisions of this §38.
(e) It is the intent of each Loan Party, Agent and Lenders that in any proceeding under the Bankruptcy Code or any similar debtor relief laws, such Loan Party’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Loan Party hereunder (or any other obligations of such Loan Party to Agent and Lenders under the Loan Documents) to be avoidable or unenforceable against such Loan Party in such proceeding as a result of applicable laws, including, without limitation, (i) Section 548 of the Bankruptcy Code and (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Legal Requirements under which the possible avoidance or unenforceability of the obligations of such Loan Party hereunder (or any other obligations of such Loan Party to Agent and Lenders under the Loan Documents) shall be determined in any such proceeding are referred to herein as “Avoidance Provisions”. Accordingly, to the extent that the obligations of a Loan Party hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Loan Party shall be liable hereunder shall be reduced to the greater of (A) the amount which, as of the time any of the Obligations are deemed to have been incurred by such Loan Party under the Avoidance Provisions, would not cause the obligations of such Loan Party hereunder (or any other obligations of such Loan Party to Agent and Lenders under the Loan Documents), to be subject to avoidance under the Avoidance Provisions or (B) the amount which, as of the time demand is made hereunder upon such Loan Party for payment on account of the Obligations, would not cause the obligations of such Loan Party hereunder (or any other obligations of such Loan Party to Agent and Lenders under the Loan Documents), to be subject to avoidance under the Avoidance Provisions. The provisions of this §38(e) are intended solely to preserve the rights of Agent and Lenders hereunder to the maximum extent that would not cause the obligations of any Loan Party hereunder to be subject to avoidance under the Avoidance Provisions, and no Loan Party or any other Person shall have any right or claim under this Section as against Agent and Lenders that would not otherwise be available to such Person under the Avoidance Provisions.
§39.RECOURSE PROVISIONS.
(a)Loan Parties Fully Liable. The Loan Parties shall be fully liable for the Loans, the Letters of Credit, and the Obligations to each of the Lenders.
(b)Additional Matters. To the extent permitted under applicable law, nothing contained in these provisions or elsewhere shall limit the right of Agent or any Lender to obtain injunctive relief or to pursue equitable remedies under any of the Loan Documents, or to pursue common law remedies for matters constituting fraud, or misappropriation of rents, or insurance or condemnation proceeds, against any party.
§40.ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF AFFECTED FINANCIAL INSTITUTIONS.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(f) the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(g)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write- down and conversion powers of any Resolution Authority.

§41.ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this §40, the following terms have the following meanings:
(i)“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
(ii)“Covered Entity” means any of the following:
(A)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(B)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(C)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
(i)“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(ii)“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.
PARENT BORROWER:
INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP
By:    Independence Realty Trust. Inc., its general partner

By:    _/s/ James J. Sebra
    Name:    James J. Sebra
    Title    Chief Financial Officer
PARENT GUARANTOR:
INDEPENDENCE REALTY TRUST, INC.
By:    _/s/ James J. Sebra
    Name:    James J. Sebra
    Title    Chief Financial Officer

Ex. A-1-135

SUBSIDIARY GUARANTORS:
BAYVIEW CLUB APARTMENTS INDIANA, LLC,
BRIDGEVIEW APARTMENTS, LLC,
CHELSEA SQUARE APARTMENTS HOLDING COMPANY, LLC,
CHERRY GROVE SOUTH CAROLINA, LLC,
HPI COLLIER PARK LLC,
HPI KENSINGTON COMMONS LLC,
HPI SCHIRM FARMS LLC
HPI RIVERCHASE LLC,
LAKES OF NORTHDALE APARTMENTS LLC,
LUCERNE APARTMENTS TAMPA, LLC,
SOUTH TERRACE APARTMENTS NORTH CAROLINA, LLC,
SPG AVALON APTS LLC,
TIDES AT CALABASH NORTH CAROLINA, LLC,
ROCKY CREEK APARTMENTS OWNER, LLC,
THORNHILL APARTMENTS OWNER, LLC,
NORTH PARK PROPERTY OWNER, LLC,
LEGACY APARTMENTS OWNER, LLC
ARBOR LOOP APARTMENTS OWNER, LLC,
IRT WALNUT HILL APARTMENTS OWNER, LLC,
IRT LENOXPLACE APARTMENTS OWNER, LLC,
IRT STONEBRIDGE CROSSING APARTMENTS OWNER, LLC,
DD CR V, LLC, and
IRT RUNAWAY BAY APARTMENTS, LLC
By:    Independence Realty Operating Partnership, LP,
    the sole member of each of the foregoing entities
By:    Independence Realty Trust, Inc., its general partner

By:    _/s/ James J. Sebra
    Name:    James J. Sebra
    Title    Chief Financial Officer
Ex. A-1-136

BSF-ARBORS RIVER OAKS, LLC,
JLC/BUSF ASSOCIATES, LLC,
FOX PARTNERS, LLC, and
MERCE PARTNERS, LLC
By:    TS Manager, LLC ,
the manager of each of the foregoing entities
By:    IR TS Op Co, LLC ,
its sole member
By:    Independence Realty Operating Partnership, LP,
its sole member
By:    Independence Realty Trust, Inc., its general partner

By:    _/s/ James J. Sebra
    Name:    James J. Sebra
    Title    Chief Financial Officer

TS GOOSE CREEK, LLC,
TS MILLER CREEK, LLC,
TS VINTAGE, LLC,
TS WESTMONT, LLC,
MILLENIA 700, LLC,
TS BRIER CREEK, LLC, and
TS CRAIG RANCH, LLC
By:    IR TS Op Co, LLC , the sole member of each of the foregoing entities
By:    Independence Realty Operating Partnership, LP,
its sole member
By:    Independence Realty Trust, Inc., its general partner

By:    _/s/ James J. Sebra
    Name:    James J. Sebra
    Title    Chief Financial Officer
Signature Page to Fourth Amended and Restated Credit Agreement

POINTE AT CANYON RIDGE, LLC
By:    JLC /BUSF Associates, LLC, its sole member
By:    TS Manager , LLC , its manager
By:    IR TS Op Co, LLC , its sole member ,
By:    Independence Realty Operating Partnership, LP, its sole member
By:    Independence Realty Trust, Inc., its general partner

By:    _/s/ James J. Sebra
    Name:    James J. Sebra
    Title    Chief Financial Officer
IRT OKC PORTFOLIO OWNERS, LLC
By:    IRT OKC Portfolio Member, LLC , its sole member and manager
By:    Independence Realty Operating Partnership, LP, its sole member
By:    Independence Realty Trust, Inc., its general partner

By:    _/s/ James J. Sebra
    Name:    James J. Sebra
    Title    Chief Financial Officer
DD CR III, LLC
By:    Adley Craig Ranch Apartments Owner, LLC, its sole member
By:    Independence Realty Operating Partnership, LP, its sole member
By:    Independence Realty Trust, Inc., its general partner

By:    _/s/ James J. Sebra
        Name:    James J. Sebra
        Title    Chief Financial Officer

Signature Page to Fourth Amended and Restated Credit Agreement

STAR III CANYON RESORT, LLC,
STAR GARRISON STATION, LLC
STAR KENSINGTON, LLC
STAR MONTICELLO, LLC
HILLIARD PARK PARTNERS, LLC
HILLIARD MEADOWS APARTMENTS, LLC
STAR SHORES, LLC
SIR SIENNA GRAND, LLC
HILLIARD GRAND APARTMENTS, LLC
SIR QUAIL NORTH, LLC
SIR FORTY 57, LLC
SIR RIVERFORD, LLC
STAR LOS ROBLES, LLC
STAR TOWN MADISON, LLC
STAR BRENTWOOD, LLC
SIR HAMBURG, LLC
SIR WATERFORD RIATA, LLC
SIR CARRINGTON CHAMPION, LLC and
SIR CARRINGTON PLACE, LLC
Each a Delaware limited liability company

                By:    Independence Realty Operating Partnership, LP,
                    a Delaware limited partnership, its manager

                By:     Independence Realty Trust, Inc., its general partner

By: _/s/ James J. Sebra
Name: James J. Sebra
Title: Chief Financial Officer

Ex. A-1-139

AGENT AND LENDER:
KEYBANK NATIONAL ASSOCIATION, as a Lender and as Agent

By:    __/s/ Michael P. Szuba____________________
Name:    Michael P. Szuba
Title:    Senior Vice President

KeyBank National Association
127 Public Square
Cleveland, OH 44114
Attention: Michael P. Szuba
Telephone: (216) 689-5984

Ex. A-1-140

LENDER:
CITIBANK, N.A., as a Lender

By:    __/s/ Christopher Albano_________________
    Name:    Christopher Albano
    Title:    Authorized Signatory

Citibank, N.A.
388 Greenwich St.
New York, NY 10013

Ex. A-1-141

LENDER:
THE HUNTINGTON NATIONAL BANK, as a Lender

By:    ___/s/ Joshua Arundel____________________
    Name:    Joshua Arundel
    Title:    Vice President

The Huntington National Bank
200 Public Square, 7th Floor
Cleveland, OH 44114
Attention: Institutional CRE
Telephone: 216-515-6529

Ex. A-1-142

LENDER:
BANK OF AMERICA, N.A., as a Lender

By:    _____/s/ Helen Chan______________________
    Name:    Helen Chan
    Title:     Vice President

Bank of America, N.A.
101 California Street, 13th Floor
San Francisco, CA 94104
Attention: Helen Chan
Telephone: 415-913-4698

Ex. A-1-143

LENDER:
CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:    _____/s/ Jessica W. Phillips_____________
    Name:    Jessica W. Phillips
    Title:    Authorized Signatory

Capital One, National Association
1307 Walt Whitman Road
Melville. NY 11747
Attention: Peter C. Illovic
Telephone: 631-776-3721

Ex. A-1-144

LENDER:
CITIZENS BANK, N.A., as a Lender

By:    ______/s/ Thomas Shannon_________________
    Name:    Thomas Shannon
    Title:    Officer

Citizens Bank, N.A.
1215 Superior Avenue
Cleveland, OH 44114
Attention: Donald W. Woods
Telephone: 216-277-0199

Ex. A-1-145

LENDER:
COMERICA BANK, as a Lender

By:    ______/s/ Charles Weddell________________
    Name:    Charles Weddell
    Title:    Senior Vice President

Comerica Bank
3551 Hamlin Road
Auburn Hills, MI 48326
Attention: Charles Weddell
Telephone: 248-371-6283

Ex. A-1-146

LENDER:
PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:    _____/s/ Shari L. Reams-Henofer__________
    Name:    Shari L. Reams-Henofer
    Title:    Senior Vice President

PNC Bank, National Association
1600 Market Street, 4th Floor
Philadelphia, PA 19103
Attention: Shari Reams-Henofer
Telephone: 215-585-5332

Ex. A-1-147

LENDER:
REGIONS BANK, as a Lender

By:    _____/s/ William Chalmers________________
    Name:    William Chalmers
    Title:    Vice President

Regions Bank
250 Riverchase Parkway E 1st Floor
Birmingham, AL 35244
Attention: Terri Crowe
Telephone: 205-820-2593

Ex. A-1-148

LENDER:
TRUIST BANK, as a Lender

By:    _____/s/ Ryan Almond_____________________
    Name:    Ryan Almond
    Title:    Director

Truist Bank
303 Peachtree St, 22nd Floor
Atlanta, GA 30308
Attention: Connor Herman
Telephone: 404-813-1352

Ex. A-1-149

LENDER:
ASSOCIATED BANK, NATIONAL ASSOCIATION, as a Lender

By:    _____/s/ Mitchell Vega___________________
    Name:    Mitchell Vega
    Title:    Senior Vice President

Associated Bank, National Association
525 W. Monroe, 24th Floor
Chicago, Illinois 60661
Attention: Nathan Huppert
Telephone: 312-544-4301

Ex. A-1-150

LENDER:
BMO HARRIS BANK, N.A., as a Lender

By:    ______/s/ Jonas L. Robinson______________
    Name:    Jonas L. Robinson
    Title:    Director

BMO Harris Bank, N.A.
115 La Salle Street
Chicago, IL 60603
Attention: J. Robinson
Telephone: 312-461-6650
Facsimile: N/A

Ex. A-1-151

LENDER:
ROYAL BANK OF CANADA, as a Lender

By:    _____/s/ Jake Sigmund____________________
    Name:    Jake Sigmund
    Title:    Authorized Signatory

Royal Bank of Canada
Brookfield Place
200 Vesey Street
New York, NY 10281

Ex. A-1-152

LENDER:
BARCLAYS BANK PLC, as a Lender

By:    _____/s/ Craig Malloy____________________
    Name:    Craig Malloy
    Title:    Director

Barclays Bank PLC
745 7th Avenue
New York, NY 10019

Ex. A-1-153

EXHIBIT A-1

FORM OF REVOLVING CREDIT NOTE

$              , 2022

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promise to pay to      ______________ (“Payee”), or order, in accordance with the terms of that certain Fourth Amended and Restated Credit Agreement, dated as of July 25, 2022, as from time to time in effect, among INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, the Guarantors party thereto from time to time, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (as may be amended, modified, supplemented and/or extended from time to time, the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the principal sum of     Million and No/100 Dollars ($         ), or such amount as may be advanced by the Payee under the Credit Agreement as a Revolving Credit Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time, or made by wire transfer in accordance with wiring instructions provided by Agent.

This Note is one of one or more Revolving Credit Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and Agent.

Ex. A-1-1

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by the laws of the State of New York, including, without limitation, New York General Obligations Law Section 5-1401.

The undersigned Maker and all guarantors and endorsers, to the extent permitted by applicable law, hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

Ex. A-1-2

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

INDEPENDENCE REALTY OPERATING PARTNERSHIP,
LP, a Delaware limited partnership

By: Independence Realty Trust, Inc., its sole general partner

By:     Name:     Title:
(SEAL)

Ex. A-1-3

EXHIBIT A-2

FORM OF 2021 TERM NOTE

$              , 2022

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to         ________ (“Payee”), or order, in accordance with the terms of that certain Fourth Amended and Restated Credit Agreement, dated as of July 25, 2022, as from time to time in effect, among INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, the Guarantors, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (as may be amended, modified, supplemented and/or extended from time to time, the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the principal sum of     Million and No/100 Dollars ($         ), or such amount as may be advanced by the Payee under the Credit Agreement as a 2021 Term Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time, or made by wire transfer in accordance with wiring instructions provided by Agent.

This Note is one of one or more Term Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the 2021 Term Loan Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and Agent.

Ex. A-2-1

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by the laws of the State of New York, including, without limitation, New York General Obligations Law Section 5-1401.

The undersigned Maker and all guarantors and endorsers, to the extent permitted by applicable law, hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

Ex. A-2-2

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

INDEPENDENCE REALTY OPERATING PARTNERSHIP,
LP, a Delaware limited partnership

By: Independence Realty Trust, Inc., its sole general partner

By:     Name:     Title:
(SEAL)
Ex. A-3-3

EXHIBIT A-3

FORM OF 2022 TERM NOTE

$              , 2022

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to         ________ (“Payee”), or order, in accordance with the terms of that certain Fourth Amended and Restated Credit Agreement dated as of July 25, 2022, as from time to time in effect, among INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, the Guarantors, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (as may be amended, modified, supplemented and/or extended from time to time, the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the principal sum of     Million and No/100 Dollars ($         ), or such amount as may be advanced by the Payee under the Credit Agreement as a 2022 Term Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time, or made by wire transfer in accordance with wiring instructions provided by Agent.

This Note is one of one or more Term Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the 2022 Term Loan Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and Agent.

Ex. A-3-1

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by the laws of the State of New York, including, without limitation, New York General Obligations Law Section 5-1401.

The undersigned Maker and all guarantors and endorsers, to the extent permitted by applicable law, hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

Ex. A-3-2

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

INDEPENDENCE REALTY OPERATING PARTNERSHIP,
LP, a Delaware limited partnership

By: Independence Realty Trust, Inc., its sole general partner

By:     Name:     Title:
(SEAL)
Ex. B-3

EXHIBIT B

FORM OF SWING LOAN NOTE

$              , 2022

VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to         ________ (“Payee”), or order, in accordance with the terms of that certain Fourth Amended and Restated Credit Agreement dated as of July 25, 2022, as from time to time in effect, among INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, the Guarantors, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (as may be amended, modified, supplemented and/or extended from time to time, the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the principal sum of     Million and No/100 Dollars ($     ), or such amount as may be advanced by the Payee under the Credit Agreement as a Swing Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time or made by wire transfer in accordance with wiring instructions provided by Agent.

This Note is one of one or more Swing Loan Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and Agent.

Ex. B-1

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by the laws of the State of New York, including, without limitation, New York General Obligations Law Section 5-1401.

The undersigned Maker and all guarantors and endorsers, to the extent permitted by applicable law, hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

Ex. B-2

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP,
a Delaware limited partnership

By: Independence Realty Trust, Inc., its sole general partner

By:     Name:     Title:
(SEAL)

Ex. B-3

EXHIBIT C

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of     ,
20 , by     , a     (“Joining Party”), and
delivered to KEYBANK NATIONAL ASSOCIATION, as administrative agent (in such capacity, “Agent”), pursuant to §5.6 of the Fourth Amended and Restated Credit Agreement dated as of July 25, 2022, as from time to time in effect (the “Credit Agreement”), among INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP (the “Borrower”), the Guarantors from time to time party thereto, KeyBank National Association, for itself and as administrative agent, and the other Lenders from time to time party thereto. Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.

RECITALS

A.Joining Party is required, pursuant to §5.6 of the Credit Agreement, to become an additional Subsidiary Guarantor under the Credit Agreement.

B.Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrower of the credit facilities under the Credit Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

1.Joinder. By this Joinder Agreement, Joining Party hereby becomes a “Subsidiary Guarantor” and a “Guarantor” under the Credit Agreement and the other Loan Documents with respect to all the Obligations now or hereafter incurred under the Credit Agreement and the other Loan Documents. Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a Subsidiary Guarantor and a Guarantor under the Credit Agreement and the other Loan Documents.

2.Representations and Warranties of Joining Party. Joining Party represents and warrants to that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to Agent on or prior to the date hereof and approved by Agent in writing (which disclosures shall be deemed to amend the schedules and other disclosures delivered as contemplated in the Credit Agreement), the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor and a Guarantor on and as of the Effective Date as though made on that date, except where any such representation and warranty is limited to a specific date prior to the Effective Date. As of the Effective Date, all covenants and agreements in the Loan Documents of the Subsidiary Guarantors are true and correct with respect to Joining Party and no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a Subsidiary Guarantor.

3.Joint and Several. Joining Party hereby agrees that, as of the Effective Date, the Credit Agreement and the other Loan Documents heretofore delivered to Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by Agent, will promptly become a party to the Credit Agreement and the other Loan Documents to confirm such obligation.

4.Further Assurances. Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

5.GOVERNING LAW. THIS JOINDER AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.Counterparts. This Joinder Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

7.The effective date (the “Effective Date”) of this Joinder Agreement is     , 20 _.

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”

    , a

By:     Name:     Title:

[SEAL]

ACKNOWLEDGED:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:

Its:         [Printed Name and Title]

Ex. C-2

EXHIBIT D

FORM OF REQUEST FOR REVOLVING CREDIT LOAN

KeyBank National Association
127 Public Square
Cleveland, OH 44114
Attention: Michael P. Szuba
Telephone: (216) 689-5984

Ladies and Gentlemen:

Pursuant to the provisions of §2.7 of the Fourth Amended and Restated Credit Agreement dated as of July 25, 2022 (as may be amended, modified, supplemented and/or extended from time to time, the “Credit Agreement”), among INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the “Borrower”), the Guarantors from to time party thereto, KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto, the undersigned Borrower hereby requests and certifies as follows:

1.Revolving Credit Loan. The undersigned Borrower hereby requests a Revolving Credit Loan under §2.7 of the Credit Agreement:

Principal Amount: $
Type (Daily Simple SOFR Loan, Term SOFR Loan, Base Rate Loan):
Drawdown Date:
Interest Period for Term SOFR Loans:

by: (i) credit to the general account of Borrower with the Agent at the Agent’s Head Office or (ii) wiring such funds in accordance with Borrower’s written instructions.

2.[If the requested Loan is a Swing Loan and Borrower desires for such Loan to be a Term SOFR Loan following its conversion as provided in §2.5(d), specify the Interest Period following conversion:     _____________]

3.Use of Proceeds. Such Loan shall be used for purposes permitted by the Credit Agreement.

4.No Default. The undersigned Authorized Officer or chief financial officer or chief accounting officer of Borrower certifies that as of the Drawdown Date for the Loan requested hereby there shall exist no Default or Event of Default.

5.Representations True. The undersigned Authorized Officer or chief financial officer or chief accounting officer of Borrower certifies and represents that each of the representations and warranties made by or on behalf of the Loan Parties in the Loan Documents shall be true and correct in all material respects at and as of the Drawdown Date for the Loan requested hereby, both immediately before and after the Loan requested hereby is made (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

6.Other Conditions. Subject to the limitations set forth in §11.1 of the Credit Agreement, the undersigned Authorized Officer, chief financial officer or chief accounting officer of Borrower certifies and represents that, to its knowledge, the conditions set forth in §10 (other than (i) §10.1 as to execution of the Loan Documents by parties other than the Loan Parties and (ii) those conditions that require satisfaction of or review by the Agent) and §5.2 and §5.6 (other than those conditions that require satisfaction or approval of or review by the Agent and/or the Lenders) of the Credit Agreement shall continue to be satisfied as of the date upon which such Loan is to be made. Attached hereto are a Compliance Certificate (Schedule I) and an Availability Certificate (Schedule II) setting forth a calculation of the Facility Available Amount after giving effect to the Revolving Credit Loan requested hereby.

7.Definitions. Terms defined in the Credit Agreement are used herein with the meanings so defined.

8.The undersigned is providing the certifications and other statements set forth herein solely in the undersigned’s representative capacity and not in the undersigned’s personal capacity.

IN WITNESS WHEREOF, the undersigned has duly executed this request this _____ day of _______________, 20___

INDEPENDENCE REALTY OPERATING
PARTNERSHIP, LP, a Delaware limited partnership

By:    Independence Realty Trust, Inc.
Its General Partner

By:     Name:     Title:
(SEAL)

Schedule I
Compliance Certificate
Ex. C-3

Schedule II

Availability Certificate
Ex. E-4

EXHIBIT E

FORM OF LETTER OF CREDIT REQUEST

[DATE]

[Applicable Issuing Lender ]
KeyBank National Association,
as Agent
127 Public Square
Cleveland, OH 44114
Attention: Michael P. Szuba
Telephone: (216) 689-5984

Re:    Letter of Credit Request under Fourth Amended and Restated Credit Agreement dated as of _________ __, 2022

Ladies and Gentlemen:

Pursuant to §2.10 of the Fourth Amended and Restated Credit Agreement dated as of July 25, 2022, among you, certain other Lenders, INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Borrower”), and the Guarantors from to time to time party thereto (as may be amended, modified, supplemented and/or extended from time to time, the “Credit Agreement”), we hereby request that [Name of Issuing Lender] issue a Letter of Credit as follows:

(i)Name and address of beneficiary:

(ii)Face amount: $

(iii)Proposed Issuance Date:

(iv)Proposed Expiration Date:

(v)Other terms and conditions as set forth in the proposed form of Letter of Credit attached hereto.

(vi)Purpose of Letter of Credit:

This Letter of Credit Request is submitted pursuant to, and shall be governed by, and subject to satisfaction of, the terms, conditions and provisions set forth in §2.10 of the Credit Agreement.

The undersigned Authorized Officer or chief financial officer or chief accounting officer of Borrower certifies that the Loan Parties are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of the Letter of Credit requested hereby and no Default or Event of Default has occurred and is continuing. Attached hereto are a Compliance Certificate (Schedule I) and an Availability Certificate (Schedule II) setting forth a calculation of the Facility Available Amount after giving effect to the Letter of Credit requested hereby.

We also understand that if you grant this request this request obligates us to accept the requested Letter of Credit and pay the issuance fee and Letter of Credit fee as required by §2.10(e). All capitalized terms defined in the Credit Agreement and used herein without definition shall have the meanings set forth in §1.1 of the Credit Agreement.

The undersigned Authorized Officer or chief financial officer or chief accounting officer of Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf

Ex. E-1

of Borrower or its respective Subsidiaries (if applicable), contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made, is true as of the date hereof and shall also be true at and as of the proposed issuance date of the Letter of Credit requested hereby, with the same effect as if made at and as of the proposed issuance date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).
Ex. E-2

The undersigned is providing the certifications and other statements set forth herein solely in the undersigned’s representative capacity and not in the undersigned’s personal capacity.

Very truly yours,

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP,
a Delaware limited partnership

By: Independence Realty Trust, Inc.
Its: General Partner

By:     Name:     Title:
(SEAL)

Ex. E-3

Schedule I

Compliance Certificate

Ex. E-4

Schedule II

Availability Certificate
Ex. E-5

EXHIBIT F

FORM OF AVAILABILITY CERTIFICATE

AVAILABILITY CERTIFICATE
	TO:	KeyBank National Association (“Agent”)
RE:
Fourth Amended and Restated Credit Agreement dated as of July 25, 2022 (as amended from time to time, the “Credit Agreement”) among Agent, the Lenders described therein, and INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP (the “Borrower”) , and the Guarantors from time to time party thereto

This Availability Certificate is submitted by Borrower to Agent pursuant to the provisions of the Credit Agreement. Capitalized terms used herein which are not otherwise specifically defined shall have the same meaning herein as in the Credit Agreement.

On a Pro Forma Basis immediately after giving effect to the [making of the Revolving Credit Loan][making of the Swing Loan][issuance of the Letter of Credit] requested by Borrower pursuant to the [Loan Request][Letter of Credit Request] with respect to which this Certificate is being provided, (a) the sum of the Outstanding Revolving Credit Loans, Outstanding Swing Loans and Letter of Credit Liabilities shall not exceed the applicable Revolving Credit Commitments and (b) the Loan Parties shall be in compliance with the Unencumbered Asset Financial Covenants. Calculations of the Facility Available Amount and the Unencumbered Asset Financial Covenants are set forth on Schedule A annexed hereto.

Borrower hereby further certifies, warrants and represents to Agent and the Lenders that:
(i) to the best of Borrower’s knowledge, the financial information provided by Borrower to Agent herein is true and accurate in all material respects; and (ii) to the best of Borrower’s knowledge, no Default or Event of Default has occurred and is continuing under the Credit Agreement or any of the other Loan Documents.

Executed as an instrument under seal as of the     day of     , 20 .

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership By:    Independence Realty Trust, Inc.,
a Maryland Corporation, its general partner

By:
Name: Title:

Schedule A
Unencumbered Asset Summary; Facility Available Amount and Unencumbered Asset Financial Covenant Calculations
I.Unencumbered Assets Summary:

Unencumbered Asset	Location	Number of Units	Occupancy (percentage)	Total Unencumbered Asset Value	Property NOI	CapEx Reserve	Unencumbered Asset Adjusted NOI

Total Number of Unencumbered Assets:		Total Number of Units:	Total Weighted Average:	Total Unencumbered Asset Value: $[ ]	Total Property NOI:	Total CapEx Reserve:	Unencumbered Asset Adjusted NOI:
[ ]		[ ]	[ ]		$[ ]	$[ ]
$[ ]

Total Unencumbered Asset Value:    $

Unencumbered Asset Adjusted NOI:    $

Total weighted average occupancy:         %

II.Facility Available Amount and Unencumbered Asset Financial Covenant Calculations:

(a)Comparison of Outstanding Amounts under the Credit Agreement to Commitments

Outstanding Facility Amounts		Commitments		Availability
Outstanding Revolving Credit Loans (excluding Swing Loans)	$	Aggregate Revolving Credit Commitments	$	Available amount of Revolving Credit Loans:	$
Outstanding Swing Loans	$	Aggregate Swing Loan Commitments	$	Available amount of Swing Loans:	$
Letter of Credit Liabilities	$	Aggregate Letter of Credit Commitments	$	Available face amount of Letters of Credit:	$
Total	$	Total	$	Total	$

(b)[Reserved.]

Ex. F-2

(a)Maximum Unsecured Leverage Ratio (Credit Agreement §9.9)

Covenant:    Not to exceed 60%; provided, however, that for up to two consecutive fiscal quarters following a Material Acquisition, the Unsecured Leverage Ratio may increase to, but shall not exceed, sixty-five percent (65%).

(i)Unsecured Indebtedness: $

(ii)Total Unencumbered Asset Value: $

(iii)Divide (i) by (ii):     %

Complies with Covenant:         [Y/N]

Facility Available Amount:

Maximum amount that may be borrowed that does not violate (a) or (c):
$

Ex. G-3

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

KeyBank National Association,
as Agent
127 Public Square
Cleveland, OH 44114
Attention: Michael P. Szuba
Telephone: (216) 689-5984

Re: Independence Realty Operating Partnership, LP
Compliance Certificate for period of     through

Dear Ladies and Gentlemen:

This Compliance Certificate is made with reference to that certain Fourth Amended and Restated Credit Agreement dated as of July 25, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Independence Realty Operating Partnership, LP (“Borrower”), the Guarantors party thereto from time to time, the financial institutions party thereto, as lenders, and KeyBank, National Association, as Administrative Agent. All capitalized terms used in this Compliance Certificate (including any attachments hereto) and not otherwise defined in this Compliance Certificate shall have the meanings set forth for such terms in the Credit Agreement. All Section references herein shall refer to the Credit Agreement.

This Certificate is delivered [on the Closing Date.]
[in connection with [a Commitment Increase pursuant to §2.11(d)(iv) of the Credit Agreement][the delivery of financial statements pursuant to §7.4(c) of the Credit Agreement][the making of a Revolving Credit Loan][the making of a Swing Loan][the issuance of a Letter of Credit][the addition of an Unencumbered Asset pursuant to §5.2 of the Credit Agreement][the removal of an Unencumbered Asset pursuant to §[5.3][5.4] of the Credit Agreement].

I hereby certify that I am the     of Independence Realty Trust, Inc., the general partner of Independence Realty Operating Partnership, LP, and that I make this Certificate on behalf of each Loan Party. I further represent and certify on behalf of the Loan Parties as follows as of the date of this Compliance Certificate:

I have reviewed the terms of the Loan Documents and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of Borrower and its Subsidiaries, during the accounting period (the “Reporting Period”) covered by the financial reports [delivered simultaneous herewith][most recently delivered] pursuant to Section 7.4, and that such review has not disclosed the existence during or at the end of such Reporting Period (and that I do not have knowledge of the existence as at the date hereof) of any condition or event which constitutes a Default or Event of Default.

Attached hereto as Schedule A-1 is a list of the Unencumbered Assets, and attached hereto as Schedule A-2 is a list of the Unencumbered Assets that were identified as such in the last Compliance Certificate and that do not meet the Unencumbered Asset Conditions as of the last day of the Reporting Period.

Ex. G-1

As of the last day of the Reporting Period [and on a Pro Forma Basis immediately after giving effect to the [Commitment Increase][making of the Revolving Credit Loan][making of the Swing Loan][issuance of the Letter of Credit][the addition of the Unencumbered Asset][the removal of the Unencumbered Asset]]:

1.Maximum Consolidated Leverage Ratio (Credit Agreement §9.1):

Covenant:    Shall not exceed sixty percent (60%); provided, however, that for up to two consecutive fiscal quarters of Parent Guarantor following a Material Acquisition, the Consolidated Leverage Ratio may increase to, but shall not exceed, sixty-five percent (65%).

(a)Total Indebtedness*    $
(b)Gross Asset Value*
(i)Total Consolidated Operating Property Value; plus
(ii)Cost basis of Construction in Process; plus
(iii)Cost basis of Unimproved Land; plus
(iv)Debt Investments (based on current book value); plus
(v)Unrestricted Cash and Cash Equivalents

minus

(vi)the amount by which Gross Asset Value attributable to
(A)Unimproved Land, (B) Construction in Process,
(C) Joint Ventures and (D) Other Real Estate Investments exceeds
in the aggregate 20% of Gross Asset Value    $

Consolidated Leverage Ratio [(a) divided by (b)]         %

Complies with Covenant:         [Y/N]

2.Minimum Consolidated Fixed Charge Coverage Ratio Calculation (Credit Agreement §9.2):

Covenant:    Shall not be less than 1.50 to 1.00.1

(a)(i) Consolidated EBITDA    $
(ii)Capital expenditure reserves
(A)Total number of units
(B)Capital expenditure reserve per unit    $
(C)Total Capital expenditure reserve (A x B)    $

Adjusted EBITDA for immediately preceding calendar
quarter [(i) minus (ii)(C)]*    $

(b)Fixed Charges*
1 Determined based on most recent fiscal quarter annualized.
Ex. G-2

(i)Interest Expense;
(ii)All principal due and payable and paid on Indebtedness
(excluding (x) balloon payments of principal due at stated maturity and (y) payments of principal under Loan); and
(iii)aggregate of all dividends payable on preferred Equity Interests    $

Consolidated Fixed Charge Ratio [(a) divided by (b)]:

Complies with Covenant:         [Y/N]

3.Minimum Consolidated Tangible Net Worth Calculation (Credit Agreement §9.3):

Covenant:    Prior to the Investment Grade Rating Date, the Consolidated Tangible Net Worth shall not be less than the sum of (x) $2,800,000.00, plus (y) seventy-five percent (75%) of aggregate proceeds received by the Parent Guarantor, Borrower or any Subsidiary Guarantor (net of reasonable and customary related fees and expenses and net of intercompany contributions among the Parent Guarantor and its Subsidiaries) in connection with any offering of stock or other Equity Interests of such Person (but excluding any such offering to Parent Guarantor or any of its Subsidiaries), on a cumulative basis, from and after December 31, 2021 (the “TNW Date”).

(a)$2,800,000,000.00

(b)(i)    Aggregate proceeds received by the Parent Guarantor, Borrower or any Subsidiary Guarantor (net of reasonable and customary related fees and expenses) in connection with any offering of stock or other Equity Interests of such Person (but excluding any such offering to Parent Guarantor or any of its Subsidiaries), on a cumulative basis, from and after the TNW Date.                $     _____

(ii)Multiplied by 0.75    $

(iii)Required Tangible Net Worth ((a) plus (b)(ii))    $

(c)(i)    Gross Asset Value as of last day of immediately preceding
calendar quarter    $
(ii)    Total Indebtedness as of last day of immediately preceding
calendar quarter    $

Consolidated Tangible Net Worth as of last day of immediately
preceding calendar quarter* [(i) minus (ii)]:    $

I.Actual Consolidated Tangible Net Worth [(c)] measured for immediately
preceding calendar quarter    $

II.Amount (if any) by which Item (b)(iii) exceeds Item I    $

Complies with Covenant:         [Y/N]

4.Maximum Distributions (Credit Agreement §9.4):

Covenant:    (a) Prior to the Investment Grade Rating Date, Parent Guarantor shall not make any Distributions in excess of the greater of (a) the amount which, after giving effect to the making of any such Distribution, would exceed ninety-five percent (95%) of Funds from Operations of the Consolidated Group for the four (4)

Ex. G-4

fiscal quarter period then most recently ended and (b) the amount of Distributions required for Parent Guarantor to comply with all applicable provisions of the Code necessary or required to allow Parent Guarantor to maintain its status as a real estate investment trust and to avoid imposition of income or excise taxes under the Code.
    (b) Following the date on which Parent Guarantor or Borrower has achieved an Investment Grade Rating, so long as no Default or Event of Default exists or would result therefrom, Parent Guarantor may declare or make cash Distributions to its shareholders. Notwithstanding the foregoing, if a Default or Event of Default exists or would result therefrom, (x) Borrower may declare and make cash Distributions to Parent Guarantor and other holders of partnership interests in Borrower with respect to any fiscal year only to the extent necessary for Parent Guarantor to distribute, and Parent Guarantor may so distribute, an aggregate amount not to exceed the minimum amount necessary for Parent Guarantor to maintain its status as a real estate investment trust and to avoid imposition of income or excise taxes under the Code; provided that upon the occurrence of any Default or Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), or the acceleration of the maturity of any of the Obligations, neither Parent Guarantor nor Borrower shall make any Distributions.

(a)Funds from Operations of the Consolidated Group
for the four (4) fiscal quarter period most recently ended *    $

(b)Distributions made during the four (4) fiscal quarter period
most recently ended *    $

(c)Ratio of (b) to (a)         %

Complies with Covenant:         [Y/N]

5.Maximum Secured Leverage Ratio Calculation (Credit Agreement §9.5):

Covenant:    The Secured Leverage Ratio shall not exceed forty five percent (45%).

(a)Secured Indebtedness*    $
(b)Gross Asset Value*
(iv)Total Consolidated Operating Property Value; plus
(v)Cost basis of Construction in Process; plus
(vi)Cost basis of Unimproved Land; plus
(vii)Debt Investments (based on current book value); plus
(viii)Unrestricted Cash and Cash Equivalents

minus

(ix)the amount by which Gross Asset Value attributable to
(A)Unimproved Land, (B) Construction in Process,

Ex. G-5

(C) Joint Ventures and (D) Other Real Estate Investments
exceeds in the aggregate 20% of Gross Asset Value    $

Secured Leverage Ratio [(a) divided by (b)]         %

Complies with Covenant:         [Y/N]

6.Minimum Unsecured Interest Coverage (Credit Agreement §9.6):

Covenant:    Prior to the Investment Grade Rating Date, the ratio of (i) Unencumbered Asset Adjusted NOI (which amount for each individual Unencumbered Asset, as well as the aggregate amount for all Unencumbered Assets, shall not be less than zero), to (ii) Unsecured Interest Expense shall not be less than 2.00 to 1.00.

(a)Unencumbered Adjusted NOI (which amount for each individual
Unencumbered Asset, as well as the aggregate amount for all
Unencumbered Assets, shall not be less than zero) *    $     ____

(b)Unsecured Interest Expense *                         $     ____

(c)Ratio of [(a) divided by (b)]         %

Complies with Covenant:         [Y/N]

7.[Reserved.]

8.[Reserved.]

9.Maximum Unsecured Leverage Ratio Calculation (Credit Agreement §9.9):

Covenant:    Not to exceed 60%; provided, however, that for up to two consecutive fiscal quarters following a Material Acquisition, the Unsecured Leverage Ratio may increase to, but shall not exceed, sixty-five percent (65%).

(a)Unsecured Indebtedness:    $

(b)Total Unencumbered Asset Value:    $

(c)Divide (i) by (ii):         %

Complies with Covenant:         [Y/N]

Ex. G-6

This Compliance Certificate has been executed and delivered as of the date set forth above. INDEPENDENCE REALTY TRUST, INC., a Maryland Corporation

By:     Name:
Title:

*    See attached detailed calculations

Ex. G-7

DETAILED CALCULATIONS TO COMPLIANCE CERTIFICATE

Ex. G-8

SCHEDULE A-1 TO COMPLIANCE CERTIFICATE

Ex. G-9

SCHEDULE A-2 TO COMPLIANCE CERTIFICATE

Ex. G-10

LIST OF SECURED RECOURSE INDEBTEDNESS TO BE ATTACHED TO COMPLIANCE CERTIFICATE

Ex. G-11

EXHIBIT H
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
THE ASSIGNMENT AND ACCEPTANCE AGREEEMENT (the “Agreement”) dated ___________________ by and between ______________________ (“Assignor”) and _________________________ (“Assignee”)
W I T N E S S E T H:

WHEREAS, Assignor is a party to that certain Fourth Amended and Restated Credit Agreement dated as of July 25, 2022, by and among INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP (“Borrower”), the Guarantors from time to time party thereto, the other Lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, individually and as Agent (the “Credit Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee [Describe assigned Commitment] under the Credit Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.Definitions. Terms defined in the Credit Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Credit Agreement.

2.Assignment.

Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the Assignment Date (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, [(a) a portion of its Revolving Credit Note in the amount of $________ representing a $          Revolving Credit Commitment][and][(b) a portion of its 2021 Term Note in the amount of $____ representing a $_______ 2021 Term Loan Commitment][and][(c) a portion of its 2022 Term Note in the amount of $____ representing a $_______ 2022 Term Loan Commitment], and a corresponding interest in and to all of the other rights and obligations under the Credit Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all outstanding [Revolving Credit Loans][and][2021 Term Loans] [and][2022 Term Loans] with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Credit Agreement having a Commitment Percentage equal to the amount of the respective Assigned Interests.
Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Credit Agreement, which obligations shall include, but shall not be limited to, the obligation to make Loans to Borrower with respect to the Assigned Interests and to indemnify Agent as provided therein (such obligations, together with all other obligations set forth in the Credit Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”). Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

3.Representations and Requests of Assignor.
(a)Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby
Ex. H-

the principal face amount of Assignor’s Note is $     , and (iii) that it has forwarded to Agent the Note held by Assignor. Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of Borrower or any other Loan Party or the continued existence, sufficiency or value of the Collateral or any assets of any Loan Party which may be realized upon for the repayment of the Loans, or the performance or observance by the Loan Parties of any of their respective obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.
(b)Assignor requests that Agent obtain replacement notes for each of Assignor and Assignee as provided in the Credit Agreement.

4.Representations of Assignee. Assignee makes and confirms to Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under §14 and §18 of the Credit Agreement. Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement, (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement, (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Loan Parties and the value of the assets of the Loan Parties, and taking or not taking action under the Loan Documents, (d) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents, (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, Borrower or any Guarantor, (g) represents and warrants that Assignee is subject to control, regulation or examination by a State or federal regulatory agency and (h) agrees that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to Borrower and Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes. Assignee agrees that Borrower may rely on the representation contained herein.

5.Payments to Assignor. In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $____________ representing the aggregate principal amount outstanding of the Loans owing to Assignor under the Credit Agreement and the other Loan Documents with respect to the Assigned Interests.

6.Payments by Assignor. Assignor agrees to pay Agent on the Assignment Date the registration fee required by §18.2 of the Credit Agreement.

7.Effectiveness.

(a)The effective date for this Agreement shall be      (the “Assignment Date”). Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to Agent for acceptance and recording in the Register by Agent. Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with
Ex. H-

respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Credit Agreement.

(b)Upon such acceptance and recording and from and after the Assignment Date, Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(c)All outstanding Term SOFR Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each Term SOFR Loan.

8.Notices. Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

    Notice Address:

    Attn:
    Facsimile:

    Domestic Lending Office:    Same as above
    Eurodollar Lending Office:    Same as above
9.Payment Instructions. All payments to Assignee under the Credit Agreement shall be made as provided in the Credit Agreement in accordance with the separate instructions delivered to Agent.

10.Governing Law. THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT FOR ALL PURPOSES AND TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONFLICT OF LAWS).

11.Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12.Amendments. This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent.

13.Successors. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of the Credit Agreement.

[signatures on following page]
Ex. H-

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:         Title:

ASSIGNOR:

By:         Title:

RECEIPT ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO BY:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:         Title:
Ex. H-

EXHIBIT I

FORM OF LETTER OF CREDIT APPLICATION

KeyBank National Association

To: Standby Letter of Credit Services 4910 Tiedeman, 4th floor Cleveland, Ohio 44144 Mailcode: OH-01-51-0531 Fax Number: (216) 813-3719
Please issue your Irrevocable Letter of Credit and notify the Beneficiary no later than (date) by Swift (Advising Bank Swift Address) Courier (Contact Name) (Telephone Number)
Beneficiary: (show full name & complete street address)	Applicant: (show full name & complete street address)

Expiration Date:	Dollar Amount $ and currency if other than USD
Automatic Extension Clause Days Notice:	(Amount in words):
Ultimate Expiration Date:

Available by Drafts at sight drawn on you and accompanied by the following documents:
1.
Beneficiary’s statement signed by an authorized individual of (Beneficiary) certifying “The Principal, (Applicant), has not performed or fulfilled all the undertakings, covenants and conditions in accordance with the terms of the agreement dated between (Applicant) and (Beneficiary)”.

2.
Beneficiary’s statement signed by an authorized individual or (Beneficiary) certifying “We hereby certify that invoices under sales agreement between (Applicant) and (Beneficiary) have been submitted for payment and said invoices are past due and payable”.

3.
Beneficiary’s statement signed by an authorized individual of (Beneficiary) certifying “We hereby certify that (Applicant) has failed to honor their contractual agreement dated          between (Applicant) and (Beneficiary) and that payment has not been made and is     past due.

4.
Beneficiary’s statement signed by one of its authorized individuals certifying that        (Applicant) was the successful bidder under the Tender No.    dated    for supply of

and that    (Applicant) has withdrawn their bid or failed to enter into contract.

5.	Beneficiary’s statement signed by an authorized individual reading: (Please indicate below the wording that is to appear in the statement to be presented.)

6.	No statement or document by the beneficiary other than a draft is required to be presented under this Letter of Credit.

Special instructions or conditions:
Issue per attached sample

Ex. I-1

(Customer’s Signature) Signer’s name	(Customer’s Bank Sign Here – if other than a Keycorp Affiliate)	Date:

Ex. I-2

EXHIBIT J

FORM OF RELEASE OF SUBSIDIARY GUARANTOR

All terms used but not defined in this Release shall have the meaning assigned thereto under that certain Fourth Amended and Restated Credit Agreement dated as of July 25, 2022, among Independence Realty Operating Partnership, L.P., as Borrower, the Guarantors party thereto from time to time, KeyBank National Association, in its capacity as the Administrative Agent, and the Lenders party thereto (as amended, restated or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined shall have the meanings set forth in the Credit Agreement.

Pursuant to Section 5.5 of the Credit Agreement, Agent, on behalf of the Lenders, hereby releases and discharges [     ] from any and all obligations and liabilities to the Lenders under the Credit Agreement and each other Loan Document.

Dated as of     , 20

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Name: Title:

SCHEDULE 1.1-A
LENDERS AND COMMITMENTS

Name and Address	Revolving Credit Commitment	Swing Loan Commitment1	Revolving Credit Commitment Percentage	Letter of Credit Commitment2	2021 Term Loan Commitment	2021 Term Loan Commitment Percentage	2022 Term Loan Commitment	2022 Term Loan Commitment Percentage
Citibank, N.A. 388 Greenwich St. 10th Floor New York, New York 10013 Attn: Wei Ke Tel: (212) 816-7306 Fax: (646) 291-5499	$42,500,000	$25,000,000	8.5%	$25,000,000	--	--	--	--
KeyBank National Association 127 Public Square Cleveland, Ohio 44114 Attention: Michael P. Szuba Telephone: 216 385 6202 Facsimile: 617- 385-6293	$42,500,000	$25,000,000	8.5%	$25,000,000	$30,000,000	15.00%	$45,000,000	11.25%
The Huntington National Bank 200 Public Square, CM17 Cleveland, OH 44114 Attention: Scott Childs Telephone: 216-515-6529 Facsimile: 888-987-9315	$42,500,000	--	8.5%	--	$25,000,000	12.50%	$34,000,000	8.50%

19

Bank of America, N.A. 555 California Street, 6th Floor San Francisco, CA 94104 Attention: Helen Chan Telephone: 415-913-4698 Facsimile: 415-913-2356	$35,000,000	--	7.0%	--	$20,000,000	10.00%	$25,000,000	6.25%
Capital One, National Association 1307 Walt Whitman Road Melville, NY 11747 Attention: Peter C. Llovic Telephone: 631-776-3721	$35,000,000	--	7.0%	--	$30,000,000	15.00%	$45,000,000	6.25%
Citizens Bank, N.A. 1215 Superior Avenue Cleveland, OH 44114 Telephone: 216-277-0199 Facsimile: 216-277-7106	$35,000,000	--	7.0%	--	--	--	$34,000,000	8.50%
Comerica Bank 411 W. Lafayette MC 3255 Detroit, MI 48226 Attention: Mash Lashbrook Telephone: 313-222-3924	$28,750,000	--	5.75%	--	--	--	$20,000,000	5.00%

20

PNC Bank, National Association 1600 Market Street Philadelphia, PA 19103 Attention: Sharon Schmidt Telephone: 215-585-7715	$35,000,000	--	7.0%	--	$20,000,000	10.00%	$45,000,000	11.25%
Regions Bank 250 Riverchase Parkway E 1st Floor Birmingham, AL 35244 Attention: Terri Crowe Telephone: 205-820-2593	$35,000,000	--	7.0%	--	$30,000,000	15.00%	$34,000,000	8.50%
Truist Bank 303 Peachtree St NE Ste. 2200 Atlanta, Georgia 30308 Attention: Toby Coons Telephone: 404-813-1883	$35,000,000	--	7.0%	--	$20,000,000	10.00%	$34,000,000	8.50%
Associated Bank National Association 525 W. Monroe, 24th floor Chicago, Illinois 60661 Attention: Nathan Huppert Telephone: 312-544-4301 Facsimile: 312-544-4667	$28,750,000	--	5.75%	--	--	--	$25,000,000	6.25%

21

BMO Harris Bank, N.A. 115 S. LaSalle Street, 36W Chicago, Illinois 60603 Attention: Michael Kauffman Telephone: 312-461-6650	$35,000,000	--	7.0%	--	$25,000,000	12.50%	$34,000,000	8.50%
Royal Bank of Canada Brookfield Place 200 Vesey Street New York, New York 10281 Attention: Telephone:	35,000,000	--	7.0	--	--	--	--	--
Barclays Bank PLC 745 7th Avenue New York, New York 10019 Attention: Telephone:	35,000,000	--	7.0	--	--	--	$25,000,000	6.25%

Total	$500,000,000	$50,000,000	100%	$50,000,000	$200,000,000	100%	$400,000,000	100%

22

SCHEDULE 1.1-B
DISQUALIFIED LENDERS

1.Arbor Realty Trust Inc.

2.Ares Commercial Real Estate Corp.

3.Colony American Homes, Inc. and any affiliate thereof with “Colony” as part of its name

4.Istar Inc.

5.Northstar Real Estate Investment Trust, Inc. and any affiliate thereof with “Northstar” as part of its name

6.Preferred Apartment Communities Inc.

7.Resource Capital Corp. and any affiliate thereof with “Resource” as part of its name

8.Starwood Waypoint Residential Trust and any affiliate thereof with “Starwood” as part of its name

9.Bancorp

10.The Hunt Companies and Affiliates

11.Highland Capital and Affiliates

Schedule 1.1 B – Page 1

SCHEDULE 1.1-C
[reserved]

SCHEDULE 1.1-D
EXISTING LETTERS OF CREDIT
[None.]

SCHEDULE 5.1
UNENCUMBERED ASSETS
1.Arbors River Oaks Apartments, 225 Arbor Commons Circle, Shelby County, Memphis, Tennessee 38110

2.Bridge Pointe Apartments, 7584 Old Madison Pike, Madison County, Huntsville, Alabama 35806

3.Fox Trails Apartments, 6300 Roundrock Trail, Collin County, Plano, Texas 75023

4.Merce Apartments, 15678 Knoll Trail Drive, Dallas County, Dallas, Texas 75248

5.Miller Creek at Germantown, 3769 Skipping Stone Trace, Shelby County, Memphis, Tennessee 38125

6.Pointe at Canyon Ridge Apartments, 8350 Roswell Road, Fulton County, Sandy Springs, Georgia 30350

7.St. James at Goose Creek, 1100 Channing Way, Berkeley County, Goose Creek, South Carolina 29445

8.Westmont Commons, 120 Chamberlain Drive, Buncombe County, Asheville, North Carolina 28806

9.The Bayview Club Apartment Homes, 7545 Bayview Club Drive, Indianapolis, Indiana 46250

10.The Augusta Apartments, 4001 NW 122nd Street, Oklahoma City, Oklahoma County, Oklahoma 73120

11.The Invitational Apartments, 3959 NW 122nd Street, Oklahoma City, Oklahoma County, Oklahoma 73120

12.Windrush Apartments, 200 West 15th Street, Edmond, Oklahoma County, Oklahoma 73013

13.Lakes of Northdale Apartments, 16297 Northdale Oaks Drive, Tampa, Florida 33624

14.South Terrace Apartments, 801 E. Woodcroft Parkway, Durham, North Carolina 27713

15.Cherry Grove Commons, 1100 David Street, North Myrtle Beach, South Carolina 29582
16.Schirm Farms, 5340 Saddler Way, Canal Winchester, Ohio 43110

17.Tides at Calabash, 7112 Town Center Road, Sunset, North Carolina 26468

18.The Chelsea, 4120 Quentin Boulevard, Columbus, Ohio43230
19.Avalon Oaks, 1820 Hold Road, Columbus, Ohio 43228
20.Bridgeview Apartments, 5307 Reflections Club Drive, Tampa, Florida 33634
21.Collier Park Apartments, 2201 Collier Crest, Grove City, Ohio 43123

Schedule 5.1 – Page

22.Lucerne Apartments, 1419 Lake Lucerne Way, Brandon, Florida 33511
23.North Park at Eagle’s Landing, 250 Evergreen Terrace, Stockbridge, Georgia 30281
24.Rocky Creek Apartments, 6820 W. Hillsborough Ave., Tampa, Florida 33634
25.Thornhill Apartments, 7203 Plumleaf Road, Raleigh, North Carolina 27613
26.Millenia 700 Apartments, 4150 Eastgate Drive, Orlando, Florida 32839
27.Adley Craig Ranch, 8951 McCutchins Drive, McKinney, Texas 75070
28.Legacy at Jones Farm Apartment Homes, 1 Legacy Farm Drive, Huntsville, Alabama 35802
29.Solis City Park Apartments, 2322 Arbor Loop Drive, Charlotte, North Carolina 28217
30.Waterstone at Brier Creek Apartments, 10022 Meadow Chase Drive, Raleigh, North Carolina 27617
31. Walnut Hill, 8920 Walnut Grove Road, Cordova, Tennessee 38018
32.Lenoxplace at Garner Station, 1100 Lenoxplace Circle, Raleigh, North Carolina 27603
33.Stonebridge Crossing, 9135 Morning Ridge Road, Cordova, Tennessee 38016
34.Cyan Craig Ranch, 7101 S. Custer Road, McKinney, Texas 75070
35.Runaway Bay Apartments, 2030 Runaway Bay Drive, Indianapolis, Indiana 46224
36.Avenues at Craig Ranch, 8700 Stacy Road, McKinney, Texas 75070
37.The Commons at Canal Winchester (fka Kensington Commons),
38.Canyon Resort at Great Hills, 8701 Bluffstone Cove, Austin, TX 78759
39.Garrison Station, 341 Fortress Blvd., Murfreesboro, TN 37128
40.Kensington by the Vineyard, 2400 Hwy 121, Euless, TX 76039
41.The Shores, 14117 North Rockwell Ave., Oklahoma City, OK, 73142
42.Monticello by the Vineyard, 2500 Highway 121, Euless, TX 76039
43.Heritage Grand at Sienna, 6303 Sienna Ranch Rd., Missouri City, TX, 77459
44.Retreat at Quail North, 2701 Watermark Blvd., Oklahoma City, OK, 73134

Schedule 5.1 – Page

45.Forty57, 4057 Mooncoin Way, Lexington, KY, 40515
46.Riverford Crossing, 8000 John Davis Drive, Frankfort, KY, 40601
47.Los Robles, 20838 Blanco Rd., San Antonio, TX, 78260
48.Ballpark Apartments @ Town Madison, 200 Town Madison Blvd., Madison, AL, 35758
49.The Landings of Brentwood, 1505 Landings Dr., Brentwood, TN, 37027
50.Retreat at Hamburg Place, 2365 Sir Barton Way, Lexington, KY, 40509
51.Waterford Place at Riata Ranch, 10880 Barker Cypress Road, Cypress, TX, 77433
52.Carrington at Champion Forest, 13313 Cutten Road, Houston, TX, 77069
53.Carrington Place, 12700 FM 1960 Road West, Houston, TX, 77065
54.Hilliard Grand, 5399 Grand Dr., Dublin, OH, 43016
55.Hilliard Park, 2485 Hilliard Park Blvd., Hilliard, OH, 43026
56.Hilliard Summit, 6373 Meadows Way, Hilliard, OH, 43026

Schedule 5.1 – Page

SCHEDULE 6.3
LIST OF ALL ENCUMBRANCES ON ASSETS

None.

Schedule 6.3 – Page 1

SCHEDULE 6.5
NO MATERIAL CHANGES
None.

Schedule 6.5 – Page 1

SCHEDULE 6.7
PENDING LITIGATION
None.

Schedule 6.7 – Page 1

SCHEDULE 6.20
ENVIRONMENTAL MATTERS

None.

Schedule 6.20 – Page 1

SCHEDULE 6.21(a)
PARENT BORROWER SUBSIDIARIES

Name	Form	Jurisdiction	Direct Owner(s)
Bayview Club Apartments Indiana, LLC	Limited Liability Company	Delaware	Borrower (100%)
BSF-Arbors River Oaks, LLC	Limited Liability Company	Florida	IR OpCo (100%)
TS Vintage, LLC	Limited Liability Company	Delaware	IR OpCo (100%)
Pointe at Canyon Ridge, LLC	Limited Liability Company	Georgia	JLC/BUSF Associates, LLC (100%)
JLC/BUSF Associates, LLC	Limited Liability Company	Delaware	IR OpCo (100%)
Fox Partners, LLC	Limited Liability Company	Texas	IR OpCo (100%)
Merce Partners, LLC	Limited Liability Company	Texas	IR OpCo (100%)
TS Goose Creek, LLC	Limited Liability Company	Delaware	IR OpCo (100%)
TS Westmont, LLC	Limited Liability Company	Delaware	IR OpCo (100%)
TS Miller Creek, LLC	Limited Liability Company	Delaware	IR OpCo (100%)
TS Craig Ranch, LLC	Limited Liability Company	Delaware	IR OpCo (100%)
TS Brier Creek, LLC	Limited Liability Company	Delaware	Borrower (100%)
IRT OKC Portfolio Owner, LLC	Limited Liability Company	Delaware	IRT OKC Portfolio Member, LLC (100%)
Lakes of Northdale Apartments LLC	Limited Liability Company	Delaware	Borrower (100%)
South Terrace Apartments North Carolina, LLC	Limited Liability Company	Delaware	Borrower (100%)
Cherry Grove South Carolina, LLC	Limited Liability Company	Delaware	Borrower (100%)
HPI Kensington Commons LLC	Limited Liability Company	Delaware	Borrower (100%)
HPI Schirm Farms LLC	Limited Liability Company	Delaware	Borrower (100%)
Tides at Calabash North Carolina, LLC	Limited Liability Company	Delaware	Borrower (100%)
Chelsea Square Apartments Holding Company, LLC	Limited Liability Company	Ohio	Borrower (100%)
SPG Avalon Apts LLC	Limited Liability Company	Ohio	Borrower (100%)
Bridgeview Apartments, LLC	Limited Liability Company	Florida	Borrower (100%)
HPI Collier Park LLC	Limited Liability Company	Delaware	Borrower (100%)
Lucerne Apartments Tampa LLC	Limited Liability Company	Florida	Borrower (100%)
Rocky Creek Apartments Owner LLC	Limited Liability Company	Florida	Borrower (100%)
Thornhill Apartment Owner LLC	Limited Liability Company	North Carolina	Borrower (100%)
North Park Property Owner LLC	Limited Liability Company	Georgia	Borrower (100%)
Millenia 700 LLC	Limited Liability Company	Delaware	IR OpCo (100%)

Schedule 6.21(a) – Page 1

DD CR III LLC	Limited Liability Company	Georgia	Adley Craig Ranch Apartments Owner, LLC (100%)
IRT Walnut Hill Apartments Owner, LLC	Limited Liability Company	Delaware	Borrower (100%)
IRT Lenoxplace Apartments Owner, LLC	Limited Liability Company	Delaware	Borrower (100%)
IRT Stonebridge Crossing Apartments Owner, LLC	Limited Liability Company	Delaware	Borrower (100%)
DD CR V, LLC	Limited Liability Company	Georgia	Borrower (100%)
IRT Runaway Bay Apartments, LLC	Limited Liability Company	Delaware	Borrower (100%)
Arbor Loops Apartments Owner, LLC	Limited Liability Company	North Carolina	Borrower (100%)
Legacy Apartments Owner, LLC	Limited Liability Company	Delaware	Borrower (100%)
STAR III Canyon Resort, LLC	Limited Liability Company	Delaware	Borrower (100%)
STAR Garrison Station, LLC	Limited Liability Company	Delaware	Borrower (100%)
STAR Kensington, LLC	Limited Liability Company	Delaware	Borrower (100%)
STAR Monticello, LLC	Limited Liability Company	Delaware	Borrower (100%)
Hilliard Park Partners, LLC	Limited Liability Company	Ohio	Borrower (100%)
Hilliard Meadows Apartments, LLC	Limited Liability Company	Ohio	Borrower (100%)
STAR Shores, LLC	Limited Liability Company	Delaware	Borrower (100%)
SIR Sienna Grand, LLC	Limited Liability Company	Delaware	Borrower (100%)
Hilliard Grand Apartments, LLC	Limited Liability Company	Ohio	Borrower (100%)
SIR Quail North, LLC	Limited Liability Company	Delaware	Borrower (100%)
SIR Forty 57, LLC	Limited Liability Company	Delaware	Borrower (100%)
SIR Riverford, LLC	Limited Liability Company	Delaware	Borrower (100%)
STAR Los Robles, LLC	Limited Liability Company	Delaware	Borrower (100%)
STAR Town Madison, LLC	Limited Liability Company	Delaware	Borrower (100%)
STAR Brentwood, LLC	Limited Liability Company	Delaware	Borrower (100%)
SIR Hamburg, LLC	Limited Liability Company	Delaware	Borrower (100%)
SIR Waterford Riata, LLC	Limited Liability Company	Delaware	Borrower (100%)
SIR Carrington Champion, LLC	Limited Liability Company	Delaware	Borrower (100%)
SIR Carrington Place, LLC	Limited Liability Company	Delaware	Borrower (100%)

Schedule 6.21(a) – Page 1

SCHEDULE 6.23
PROPERTY CONDITION; OPTIONS

None.

Schedule 6.23 – Page 1

SCHEDULE 8.1
SPECIFIED INDEBTEDNESS
None.

Schedule 8.1 – Page 1

SCHEDULE 8.14
MANAGEMENT FEES

None.

Schedule 8.14 – Page 1

SCHEDULE 19

NOTICE ADDRESSES

If to the Agent or KeyBank:

KeyBank National Association
127 Public Square
Cleveland, OH 44114
Attention: Michael P. Szuba

and

Riemer & Braunstein LLP
100 Cambridge Street, 22nd Floor
Boston, MA 02114
Attn: Kevin J. Lyons, Esq.

If to any Loan Party:

Independence Realty Trust, Inc.
Two Liberty Place
1835 Market Street, Suite 2601
Philadelphia, Pennsylvania 19103
Attn: Farrell Ender and Jessica K. Norman

With a copy to:

Cozen O’Connor
3 WTC
175 Greenwich Street, 55th Floor
New York, New York 10007
Attn: William F. Davis, Esq.

to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender.